Exhibit 99.1

[          ], 2007

Dear Temple-Inland Stockholder:

February 25, 2007, the Board of Directors of Temple-Inland Inc. approved a transformation plan to separate Temple-Inland into three focused, stand-alone, public companies and sell our strategic timberland. The plan included:

•	Temple-Inland retaining its manufacturing operations — corrugated packaging and building products,

•	Spinning off our financial services group — Guaranty Financial Group,

•	Spinning off our real estate group — Forestar Real Estate Group, and

•	Selling our strategic timberland.

Each of the three public companies — Temple-Inland, Guaranty, and Forestar — will benefit from greater strategic focus, have appropriate capital structures to ensure financial flexibility, and be well positioned to maximize stockholder value. The majority of proceeds from the sale of strategic timberland will be returned to stockholders through a special dividend currently estimated to be approximately $1.1 billion, or $10.25 per share. The remaining proceeds will be used to pay down debt.

We will effect the spin-off of Guaranty and Forestar by distributing common stock on a pro rata basis through a dividend to stockholders. The dividend will represent 100% of the outstanding common stock of Guaranty and Forestar at the time of the spin-off. We anticipate distributing shares of Guaranty and Forestar on or about [          ], 2007 to stockholders of record as of [          ], 2007.

Stockholder approval for the spin-off is not required, and you are not obligated to take any action to participate in the spin-off. You do not need to pay any consideration or surrender or exchange your shares of Temple-Inland common stock. Following the spin-off, Temple-Inland common stock will continue to trade on the New York Stock Exchange under the symbol “TIN,” Guaranty common stock is expected to trade on the New York Stock Exchange under the symbol “GFG,” and Forestar common stock is expected to trade on the New York Stock Exchange under the symbol “FOR.”

We have requested a ruling from the Internal Revenue Service indicating the spin-off of each of Guaranty and Forestar will be tax free to stockholders for U.S. federal income tax purposes.

The enclosed information statement, provided to all Temple-Inland stockholders, describes the spin-off of Guaranty. A separate information statement describing the spin-off of Forestar will also be provided to all Temple-Inland stockholders.

Sincerely,

Kenneth M. Jastrow, II
Chairman and Chief Executive Officer

[          ], 2007

Dear Guaranty Financial Group Inc. Stockholder:

We welcome you as a stockholder in our new publicly traded company. We want to assure you that we are focused on delivering high quality financial services to our customers and creating significant value for our stockholders.

Guaranty Financial Group Inc. has two primary operating entities, Guaranty Bank and Guaranty Insurance Services, Inc.:

•	Guaranty Bank, a federally-chartered savings bank, provides consumer banking activities through a network of over 150 banking centers throughout Texas and California. Our commercial lending activities are focused in strategic growth markets throughout the United States.

•	Guaranty Insurance Services, Inc. is one of the largest insurance agencies in Texas and provides commercial and personal lines of insurance to businesses and individuals and fixed annuity investment products.

We are well positioned for future growth with our operations focused in Texas and California, the fastest growing markets for banking and insurance products.

Our management team is excited about becoming an independent, publicly traded company. We expect to have our common stock listed on the New York Stock Exchange under the symbol “GFG” in connection with the distribution of our shares by Temple-Inland Inc.

We invite you to learn more about Guaranty Financial Group by reading the enclosed information statement. We look forward to a bright future and thank you in advance for your support as a stockholder.

Sincerely,

Kenneth R. Dubuque	Kenneth M. Jastrow, II
President and Chief Executive Officer	Chairman

SUBJECT TO COMPLETION, DATED OCTOBER 16, 2007

INFORMATION STATEMENT
[          ], 2007

Common Stock
(par value $1.00 per share)

We are sending this information statement to you to describe the spin-off of Guaranty Financial Group Inc. from Temple-Inland Inc. We are currently a wholly-owned subsidiary of Temple-Inland that holds all of the assets and liabilities related to Temple-Inland’s financial services business and are currently reported in Temple-Inland’s Financial Services segment in its financial statements. On February 25, 2007, the board of directors of Temple-Inland preliminarily approved a plan to separate Temple-Inland into three focused, stand-alone, public companies: one for its financial services business (Guaranty Financial Group Inc.), one for its real estate business (Forestar Real Estate Group Inc.) and one for its manufacturing operations in corrugated packaging and building products (Temple-Inland). Temple-Inland intends to accomplish this separation by distributing the shares of common stock in Guaranty and Forestar to Temple-Inland stockholders. Immediately following the separation of Guaranty and Forestar, Temple-Inland’s stockholders will own all of the outstanding shares in each of the three companies. The distributions are intended to be tax-free to stockholders for U.S. federal income tax purposes, except for cash received in lieu of any fractional share interests.

The distribution of Guaranty shares is expected to occur on [          ], 2007, by way of a pro rata dividend to Temple-Inland stockholders. You, as a Temple-Inland stockholder, will be entitled to receive [ ] shares of Guaranty common stock for each [     ] shares of Temple-Inland common stock that you hold at the close of business on [          ], 2007, the record date of the distribution. Upon completion of the distribution, we will be an independent, publicly-traded company.

On the distribution date, the distribution agent will distribute shares of our common stock to each eligible holder of Temple-Inland common stock by crediting book-entry accounts with that holder’s proportionate number of whole shares of our common stock. The shares will be issued in book-entry form only, which means that no physical stock certificates will be issued. No fractional shares of our common stock will be issued. You will receive the net cash value of any fractional share to which you would otherwise have been entitled.

No stockholder action is necessary to receive the shares of common stock to which you are entitled in the distribution, which means that:

•	you do not need to make any payment for the shares, and

•	you do not need to surrender any shares of Temple-Inland common stock to receive your shares of our common stock.

No vote of Temple-Inland stockholders is required in connection with this distribution. We are not asking you for a proxy and you are not requested to send us a proxy.

All of the outstanding shares of our common stock are currently owned by Temple-Inland. Accordingly, there currently is no public trading market for our common stock. We intend to file an application to list our common stock on the New York Stock Exchange under the ticker symbol “GFG.” Assuming that our common stock is approved for listing on the NYSE, we anticipate that a limited market, commonly known as a “when-issued” trading market, for our common stock will develop on or shortly before the record date for the distribution and will continue up to and through the distribution date. We anticipate that “regular-way” trading of our common stock will begin on the first trading day following the distribution date.

In reviewing this information statement, you should carefully consider the matters described under the section entitled “Risk Factors” beginning on page 10 of this information statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This information statement was first mailed to
Temple-Inland stockholders on or about [          ], 2007.

This information statement is being furnished solely to provide information to Temple-Inland stockholders who will receive shares of our common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Temple-Inland. This information statement describes our business, the relationship between Temple-Inland and us, and how the spin-off affects Temple-Inland and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, our business and ownership of our common stock, which are described under the heading “Risk Factors” beginning on page 10 of this information statement.

You should not assume that the information contained in this information statement is accurate as of any date other than the date on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

We own or have rights to use certain trademarks, trade names and logos in conjunction with our business. Certain other trademarks, trade names and logos of third parties may appear in this information statement. The display of such third parties’ trademarks, trade names and logos is for informational purposes only, and is not intended for marketing or promotional purposes or as an endorsement of their business or of any of their products or services.

SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all the details concerning the spin-off, our business, our common stock or other information that may be important to you. You should carefully review this entire information statement, including the risk factors, to better understand the spin-off and our business and financial position.

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of the spin-off and all of the other related transactions referred to in this information statement. Unless the context otherwise requires, references in this information statement to “Guaranty,” “we,” “our” and “us” refer to the financial services business that will be separated from Temple-Inland Inc. in the spin-off under the name Guaranty Financial Group Inc., a Delaware corporation, and its subsidiaries. References to “Forestar” refers to Forestar Real Estate Group Inc. and its subsidiaries, the real estate business of Temple-Inland, also to be separated, and “Temple-Inland” refers to Temple-Inland Inc., a Delaware corporation, and its subsidiaries, unless the context otherwise requires. Unless otherwise indicated, information is presented as of June 30, 2007.

OUR COMPANY

We are a financial services holding company. Through our primary operating subsidiaries, Guaranty Bank and Guaranty Insurance Services, Inc., we operate in four business segments:

•	Commercial banking,

•	Retail banking,

•	Insurance agency, and

•	Treasury, corporate and other.

Guaranty Bank, headquartered in Austin, Texas, is a federally-chartered savings bank that began operations in 1988. Guaranty Bank conducts consumer and business banking activities through a network of over 150 bank branches located in Texas and California and provides commercial banking products and services to diverse geographic markets throughout the U.S. Guaranty Bank has consolidated total assets in excess of $15 billion and is one of the largest financial institutions headquartered in Texas.

Guaranty Insurance Services, Inc., headquartered in Austin, Texas, is one of the largest independent agencies in Texas and is a full-service insurance agency emphasizing property and casualty insurance and fixed annuities. The insurance agency operates through 17 offices located in both Texas and California, and through some of our Guaranty Bank branches.

Our Strengths

We believe the growing economies in Texas and California provide a significant opportunity to grow a successful, locally-oriented banking franchise. Currently we serve about 270,000 retail customers through over 150 bank branches. These customers rely on us for deposit, lending, and investment products. These relationships are the foundation upon which we continue to build a strong consumer client base. Our addition of a consumer lending platform is expected to increase our product cross-marketing.

We believe that Texas and California are two of the best states in the country for banking and insurance services. Population growth in both states is creating a growing demand for financial services. The U.S. Census Bureau projects that Texas and California will account for about 30% of the total U.S. population growth between now and 2030.

Our Strategy

Our primary operating philosophy is to maximize long-term stockholder value by building sustainable client relationships and delivering our products with distinctive service. We have a commitment to:

•	create long-term value for our stockholders,

•	improve the financial success of the people and businesses in the markets we serve,

•	make a significantly positive impact in the communities where we reside and work, and

•	attract, develop and retain superior employees.

Our specific business strategies are to:

•	expand lending to select industries nationwide,

•	grow our retail franchise in Texas and California,

•	increase fee income,

•	provide distinctive customer service,

•	improve operating efficiency, and

•	maintain strong credit and risk standards.

We believe our corporate culture and business strategies allow us to distinguish ourselves from other financial institutions operating within Texas and California and successfully attract and retain relationships with businesses and individual customers.

Other Information

We are a Delaware corporation. Our principal executive offices are located at 1300 MoPac Expressway South, Austin, Texas 78746. Our telephone number is 512-434-1000. Our web site is www.guarantygroup.com. Information contained on our web site does not constitute a part of this information statement or the registration statement on Form 10 of which it is a part.

SUMMARY RISK FACTORS

An investment in our common stock involves risks associated with our business, the spin-off and ownership of our common stock. The following list of risk factors is not exhaustive. Please read carefully the risks relating to these and other matters described under the section entitled “Risk Factors” beginning on page 10 of this information statement.

Risks Relating to Our Business

•	Changes in interest rates affect our business and profitability.

•	A downturn in the real estate market, and the California real estate market in particular, may cause borrowers to default on loans and leave us unable to fully recover our loans.

•	If our allowance for loan losses is not sufficient to cover actual loan losses, our profitability could decrease.

•	A lack of diversity in the composition of our loan portfolio exposes us to a greater risk of loss from isolated events.

•	If we do not succeed in our plan to acquire mortgage loans from correspondent mortgage warehouse borrowers, our earning assets and interest income could decrease.

•	Recent volatility in the credit markets could limit our ability to grow our earning assets and could increase our credit losses.

•	As a savings bank pursuant to the Home Owners’ Loan Act, which we refer to as HOLA, Guaranty Bank is required to maintain a certain percentage of its total assets in HOLA-qualifying loans and investments, which limits our asset mix and could limit our ability to increase the yield on our earning assets.

•	The HOLA restrictions on Guaranty Bank’s commercial lending activities could limit our ability to increase the yield on our earning assets.

•	Our business strategy of shifting our asset mix to reduce the residential mortgage loan portfolio and increase commercial and consumer loans exposes us to greater credit risk.

•	The business segments in which we operate are highly competitive and competitive conditions may negatively affect our ability to maintain or increase our market share and profitability.

•	We operate in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

•	We may not be able to pay dividends if we are not able to receive dividends from Guaranty Bank.

•	Our information systems may experience an interruption or breach in security that could expose us to liability or loss.

Risks Relating to the Spin-off

•	We may be unable to achieve some or all of the benefits that we expect to achieve from our spin-off from Temple-Inland.

•	We have no operating history as an independent, publicly-traded company upon which you can evaluate our performance and accordingly, our prospects must be considered in light of the risks that any newly independent company encounters.

•	Our agreements with Temple-Inland and Forestar may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

•	Our historical and pro forma financial information are not necessarily indicative of our results as a separate company and, therefore, may not be reliable as an indicator of our future financial results.

•	If the spin-off is determined to be taxable for U.S. federal income tax purposes, we, our stockholders, and Temple-Inland could incur significant U.S. federal income tax liabilities.

•	We must abide by certain restrictions to preserve the tax-free treatment of the spin-off and may not be able to engage in desirable acquisitions and other strategic transactions following the spin-off.

•	The ownership by our chairman, our executive officers and some of our other directors of common stock, options or other equity awards of Temple-Inland or Forestar may create, or may create the appearance of, conflicts of interest.

•	We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly-traded company, and we may experience increased costs after the spin-off or as a result of the spin-off.

•	Until the distribution occurs Temple-Inland has the sole discretion to change the terms of the spin-off in ways that may be unfavorable to us.

Risks Relating to Our Common Stock

•	There is no existing market for our common stock and a trading market that will provide adequate liquidity may not develop for our common stock. In addition, once our common stock begins trading, the market price of our shares may fluctuate widely.

•	Substantial sales of our common stock may occur following the spin-off, which could cause our stock price to decline.

•	Your percentage ownership in our common stock may be diluted in the future.

•	The terms of our spin-off from Temple-Inland, anti-takeover provisions of our charter and bylaws, as well as Delaware law and our stockholder rights agreement, may reduce the likelihood of any potential change of control or unsolicited acquisition proposal that you might consider favorable.

THE TRANSFORMATION PLAN

On February 25, 2007, the board of directors of Temple-Inland unanimously authorized management of Temple-Inland to pursue a transformation plan to spin-off its financial services business and real estate business from Temple-Inland. The spin-offs will occur through distributions to Temple-Inland’s stockholders of all of the shares of common stock of Guaranty, which will hold all of the assets and liabilities of the financial services business of Temple-Inland, and Forestar, which will hold all of the assets and liabilities of the real estate business of Temple-Inland. In addition, Temple-Inland is selling its strategic timberland as part of the transformation plan. On August 3, 2007, Temple-Inland entered into a definitive agreement to sell its strategic timberland for approximately $2.38 billion. The transaction is expected to close in fourth quarter 2007, subject to customary closing conditions.

We will enter into a separation and distribution agreement and several other related agreements with Temple-Inland and Forestar to effect the separation and provide a framework for our relationships with Temple-Inland and Forestar after the spin-off. These agreements will govern the relationships among us, Forestar, and Temple-Inland subsequent to the completion of the spin-off and provide for the allocation among us, Forestar, and Temple-Inland of Temple-Inland’s assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our spin-off from Temple-Inland. For more information on the separation and distribution agreement and related agreements, see the section entitled “Certain Relationships and Related Party Transactions — Agreements with Temple-Inland and Forestar” beginning on page 111 of this information statement.

Temple-Inland’s board of directors believes that creating three independent companies, each focused on its core business, is the best way to manage these businesses for the benefit of the stockholders of each of the companies, in both the short and long term. Temple-Inland believes that the separation of the businesses should not only enhance the strength of each business, but should also improve the strategic, operational and financial flexibility of each company. Although there can be no assurance, Temple-Inland believes that, over time, the common stock of Temple-Inland, Forestar and Guaranty should have a greater aggregate market value, assuming the same market conditions, than Temple-Inland common stock has in its current configuration (adjusting for the sale of its strategic timberland).

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary historical financial data as of and for the periods indicated. The following information should be read together with our financial statements and the related notes included in this information statement.

	First Six Months		For the Year
	June	June
	2007	2006	2006	2005	2004
	(In millions)

For the period or year:
Net interest income	$190	$211	$412	$396	$406
(Provision) credit for credit losses	2	—	(1)	(10)	12
Noninterest income	77	86	168	180	267
Noninterest expense	(187)	(206)	(388)	(384)	(534)
Income tax expense	(31)	(35)	(70)	(66)	(56)

Net income	$51	$56	$121	$116	$95

Average earning assets	$14,900	$16,474	$15,986	$15,339	$15,886
Average interest-bearing liabilities	13,797	15,278	14,806	14,271	14,996
Period or year-end:
Loans, net	$9,470	$9,570	$9,617	$9,845	$9,618
Investment securities	5,291	6,145	5,644	6,512	4,982
Assets	15,696	16,911	16,252	17,692	16,120
Deposits	9,532	9,277	9,486	9,201	8,964
Federal Home Loan Bank borrowings	4,582	6,009	5,076	6,892	4,717
Securities sold under repurchase agreements	—	—	—	—	787
Other borrowings	101	141	101	101	105
Preferred stock issued by subsidiaries	—	305	305	305	305
Subordinated notes payable to trust	314	—	142	—	—
Stockholder’s equity	1,034	1,024	1,015	1,017	927

QUESTIONS AND ANSWERS RELATING TO THE SPIN-OFF

The following are some of the questions that you may have about the spin-off and answers to those questions. These questions and answers are not meant to be a substitute for the information contained in the remainder of this information statement, including the section entitled “The Spin-off” beginning on page 19, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this information statement. We urge you to read this information statement carefully and in its entirety.

Q:	What is the spin-off?

A:	The spin-off is the method by which Temple-Inland will separate its existing business segments into three focused, stand-alone, public companies. Following the spin-off, we will be a separate company from Temple-Inland, and Temple-Inland will not retain any ownership interest in us. The number of shares of Temple-Inland common stock you own will not change as a result of the spin-off, although the value of shares of Temple-Inland common stock may initially decline as a result of the spin-off of our company, the spin-off of Forestar, and the sale of Temple-Inland’s strategic timberlands because the value of those businesses will no longer be part of the value of Temple-Inland common stock.

Q:	Why is the separation of Guaranty from Temple-Inland structured as a spin-off distribution?

A:	Temple-Inland believes that a spin-off distribution of shares of Guaranty and Forestar to its stockholders is a tax-efficient way to separate the businesses. The spin-off is intended to be tax-free both to Temple-Inland and to you, as a Temple-Inland stockholder, other than with respect to any cash paid in lieu of fractional shares as discussed below.

Q:	What is being distributed in the spin-off?

A:	Approximately [ ] million shares of our common stock will be distributed in the spin-off, based upon the number of shares of Temple-Inland common stock outstanding on [ ], 2007. Approximately [ ] million shares of Forestar common stock will also be distributed in a separate spin-off. The shares of our common stock to be distributed by Temple-Inland will constitute all of the issued and outstanding shares of our common stock immediately after the spin-off. Each share of our common stock will have attached to it one preferred stock purchase right created under a stockholder rights agreement we expect our board will adopt prior to the spin-off. For more information on the shares being distributed in the spin-off and the stockholder rights agreement, see the sections entitled “Description of Our Capital Stock — Common Stock” beginning on page 118 of this information statement and “Description of Our Capital Stock — Anti-takeover Effects of Our Stockholder Rights Agreement, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law — Stockholder Rights Agreement” beginning on page 122 of this information statement.

Q:	What will I receive in the spin-off?

A:	As a holder of Temple-Inland common stock, you will receive a pro rata dividend of [ ] share of our common stock (and a related preferred stock purchase right) for every [ ] shares of Temple-Inland common stock that you hold on the record date and do not subsequently sell in the “regular way” market prior to the distribution date. For more information on the spin-off distribution, see the section entitled “The Spin-off — Distribution of the Shares” beginning on page 23 of this information statement. You will also receive shares of Forestar in its separate spin-off.

Q:	When will the distribution occur?

A:	We expect that the distribution agent will distribute shares of our common stock, on behalf of Temple-Inland, on or about [ ], 2007, which we refer to as the distribution date.

Q:	Can Temple-Inland decide to cancel the distribution of the shares of Guaranty common stock even if all the conditions to the spin-off have been satisfied?

A:	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See the section entitled “The Spin-off — Conditions to the Spin-off” beginning on page 29 of this information statement. Temple-Inland has the right to terminate the distribution, even if all of the conditions are satisfied, if at any time the board of directors of Temple-Inland determines that the distribution is not in the best interests of Temple-Inland and its stockholders or that market conditions are such that it is not advisable to separate the financial services business from Temple-Inland.

Q:	What do I have to do to participate in the spin-off?

A:	Nothing, but we urge you to read this entire document carefully. If you are a holder of record of Temple-Inland common stock on [ ], 2007, the record date for the spin-off, you will not be required to pay any cash or deliver any other consideration, including any shares of Temple-Inland common stock, in order to receive shares of our common stock in the spin-off. As discussed under the section entitled “The Spin-off — Trading of Temple-Inland Common Stock Between the Record Date and Distribution Date” beginning on page 28 of this information statement, if you sell your shares of Temple-Inland common stock in the “regular way” market after the record date and on or before the distribution date, you also will be selling your right to receive shares of our common stock in connection with the spin-off. You are not being asked to provide a proxy with respect to any of your shares of Temple-Inland common stock in connection with the spin-off.

Q:	How will Temple-Inland distribute shares of Guaranty common stock to me?

A:	Holders of shares of Temple-Inland common stock on the record date that do not subsequently sell their shares in the “regular way” market on or before the distribution date will receive shares of our common stock through the transfer agent’s book-entry registration system. These shares will not be in certificated form. Instead of certificates representing shares of our common stock, if you are a registered holder of Temple-Inland common stock, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name and the method by which you may access your account. If you hold your Temple-Inland common stock in “street name” through a bank or brokerage firm, your bank or brokerage firm will credit your account for the number of shares of our common stock that you are entitled to receive in the distribution. For more information, see the section entitled “The Spin-off — Distribution of the Shares” beginning on page 23 of this information statement.

Q:	If I sell, on or before the distribution date, shares of Temple-Inland common stock that I held on the record date, am I still entitled to receive shares of Guaranty common stock distributable with respect to the shares of Temple-Inland common stock I sold?

A:	Beginning on or shortly before the record date and continuing through the distribution date for the spin-off, Temple-Inland’s common stock will begin to trade in two markets on the NYSE: a “regular way” market and an “ex-distribution” market. If you are a holder of record of shares of Temple-Inland common stock as of the record date for the spin-off and sell those shares in the “regular way” market after the record date for the spin-off and before the distribution date, you also will be selling the right to receive the shares of our common stock in connection with the spin-off. However, if you are a holder of record of shares of Temple-Inland common stock as of the record date for the spin-off and sell those shares in the “ex-distribution” market after the record date for the spin-off and before the distribution date, you will still receive the shares of our common stock in the spin-off. For more information, see the section entitled “The Spin-off — Trading of Temple-Inland Common Stock Between the Record Date and Distribution Date” beginning on page 28 of this information statement.

Q:	How will fractional shares be treated in the spin-off?

A:	We will not issue fractional shares of our common stock in the spin-off. The distribution agent will aggregate all of the fractional shares and sell them in the open market over several trading days at then prevailing prices. You will then receive a cash payment in the amount of your proportionate share of the net sale proceeds, based on the average gross selling price per share of our common stock after making appropriate deductions for any required tax withholdings. For more information on fractional shares, see the section entitled “The Spin-off — Treatment of Fractional Shares” beginning on page 24 of this information statement.

Q:	What if I hold shares of Temple-Inland common stock in the Temple-Inland 401(k) plan?

A:	In connection with the spin-off, Guaranty will assume sponsorship of the 401(k) plan in which Guaranty employees currently participate. Participants who hold Temple-Inland common stock in their 401(k) plan account on the date of the spin-off will receive shares of Forestar and Guaranty common stock in their 401(k) plan account. The Forestar and Guaranty shares will be allocated to these 401(k) plan accounts in accordance with the spin-off distribution ratio. Accordingly, following the spin-off, these 401(k) plan accounts will hold shares of Temple-Inland, Guaranty, and Forestar.

Q:	What are the U.S. federal income tax consequences of the spin-off to Temple-Inland stockholders?

A:	The spin-off is conditioned upon Temple-Inland’s receipt of a private letter ruling from the Internal Revenue Service, or IRS, and an opinion of tax counsel to the effect that the spin-off, together with certain related transactions, will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Assuming the spin-off so qualifies under the Code, you will recognize no gain or loss for U.S. federal income tax purposes, and no amount will be included in your income upon the receipt of shares of our common stock pursuant to the spin-off. You will generally recognize gain or loss with respect to cash received in lieu of a fractional share of our common stock. For more information regarding the requested private letter ruling, the tax opinion, and the potential consequences to you of the spin-off, see the section entitled “The Spin-off — Certain U.S. Federal Income Tax Consequences of the Spin-off” beginning on page 25 of this information statement.

Q:	Does Guaranty intend to pay cash dividends?

A:	After the spin-off, we expect to pay dividends on our common stock. Our board of directors is free to change our dividend policy at any time, including to increase, decrease or eliminate our dividend. For more information about our expected dividend policy, see the section entitled “Dividend Policy” beginning on page 30 of this information statement.

Q:	What will the relationship be among Temple-Inland, Guaranty, and Forestar following the spin-off?

A:	After the spin-off, Guaranty, Forestar, and Temple-Inland will be independent, publicly-traded companies, and Temple-Inland will no longer have any ownership interest in us. We will, however, be parties to agreements that will define our ongoing relationships after the spin-off. For example, under the terms of a transition services agreement that we expect to enter into with Temple-Inland and Forestar prior to the consummation of the spin-off, Guaranty and Temple-Inland will provide to each other, for a fee, for a period up to 24 months after the spin-off, specified support services including human resources and payroll functions, administrative and facilities services, and information technology. We also lease office space to Temple-Inland and Forestar. In addition, Kenneth Jastrow will be our Chairman and the Chairman of Forestar. For more information on our relationships with Temple-Inland and Forestar after the spin-off, see the section entitled “Certain Relationships and Related Party Transactions” beginning on page 111 of this information statement.

Q:	Who is the distribution agent for the spin-off? Who is the transfer agent for Guaranty common stock?

A:	Computershare Trust Company, N.A. is the distribution agent for the spin-off and will be the transfer agent for our common stock.

Q:	Where will Guaranty common stock trade?

A:	Currently, there is no public market for our common stock. We intend to apply for the listing of our common stock on the New York Stock Exchange under the symbol “GFG.”

Q:	When will Guaranty common stock trade?

A:	We anticipate that trading will commence on a when-issued basis shortly before the record date. When-issued trading refers to trading in our stock commencing before the record date for the distribution and made conditionally because the securities of the spun off entity have not yet been distributed. When-issued trades generally settle within three trading days after the distribution date. On the first trading day following the distribution date, any when-issued trading in our common stock will end and regular way trading will begin. Regular way trading refers to trading after our stock has been distributed and typically involves a trade that settles on the third full trading day following the date of distribution. Shares of our common stock generally will be freely tradable after the spin-off. We cannot predict the trading prices for our common stock before or after the distribution date.

For more information on the trading market for our shares, see the section entitled “The Spin-off — Listing and Trading of Our Common Stock” beginning on page 27 of this information statement.

Q:	How will I determine my tax basis in the Guaranty common stock I receive in the spin-off?

A:	Shortly after the spin-off is completed, Temple-Inland will provide you with information that will enable you to compute your tax basis in each of Temple-Inland, Guaranty, and Forestar common stock. Generally, your aggregate basis in the Temple-Inland, Guaranty, and Forestar common stock after the spin-offs will equal the aggregate basis of Temple-Inland common stock held by you immediately before the spin-off, allocated between your Temple-Inland common stock and the Guaranty and Forestar common stock you receive in the spin-offs in proportion to the relative fair market value of each on the date of the spin-offs.

You should consult your tax advisor about the particular consequences of the spin-off to you, including the application of U.S. federal, state, and local tax laws and foreign tax laws.

Q:	Do I have appraisal rights?

A:	No. Holders of Temple-Inland common stock do not have appraisal rights in connection with the spin-off.

Q:	Where can I get more information?

A:	If you have questions relating to the mechanics of the distribution of Guaranty shares, you should contact the distribution agent:

Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
781-575-2879

If your shares are held by a bank, broker, or other nominee, you may call the information agent, D.F. King & Co., Inc., toll free at 1-800-290-6431.

Before the spin-off, if you have questions relating to the spin-off, you should contact:

Temple-Inland Corporation
Investor Relations
1300 MoPac Expressway South
Austin, Texas 78746
Tel: 512-434-5587
Fax: 512-434-3750

After the spin-off, if you have questions relating to Guaranty, you should contact:

Guaranty Financial Group Inc.
Investor Relations
8333 Douglas Avenue
Dallas, Texas 75225
Tel: 214-360-1967
Fax: 214-360-[          ]

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in this information statement. The risk factors generally have been separated into three groups: (1) risks relating to our business, (2) risks relating to the spin-off, and (3) risks relating to ownership of our common stock. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company in each of these categories of risks. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of our common stock could decline.

Risks Relating to Our Business

Changes in interest rates affect our business and profitability.

Changes in interest rates are not predictable or controllable. Changes in interest rates affect our net interest margin and demand for loans and other financial products. The majority of our assets and liabilities are monetary in nature and are affected by changes in interest rates. Like most financial institutions, changes in interest rates affect our net interest income as well as the value of our assets and liabilities. A significant change in the general level of interest rates may adversely affect our net interest margin because our interest-bearing assets and liabilities do not reprice in tandem. In addition, periodic and lifetime caps may limit interest rate changes on our mortgage-backed securities and loans that pay interest at adjustable rates.

Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in interest rates will likely affect our net interest income and our overall results.

A downturn in the real estate market, and the California real estate market in particular, may cause borrowers to default on loans and leave us unable to fully recover our loans.

A downturn in the real estate market could hurt our business because a large portion of our loans are secured by real estate. Real estate values and real estate markets are generally affected by fluctuations in interest rates, the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies, acts of nature, and changes in national, regional and local economic conditions. If real estate prices decline, the value of real estate collateral securing our loans could be reduced. We may be forced to increase our allowances for loan losses and may suffer additional loan losses if we are not able to recover on defaulted loans by foreclosing and selling the real estate collateral. Accordingly, any such downturn in real estate prices could have a material adverse effect on our business, financial condition, and results of operations.

If our allowance for loan losses is not sufficient to cover actual loan losses, our profitability could decrease.

Our loan customers may fail to repay their loans according to the terms, and the collateral securing the payment of these loans may be insufficient to assure repayment. Such loan losses could have a material adverse effect on our operating results. We make various assumptions, estimates, and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we rely on a number of factors, including our own experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, and adjustments may be necessary that would have a material adverse effect on our operating results.

A lack of diversity in the composition of our loan portfolio exposes us to a greater risk of loss from isolated events.

Commercial real estate, homebuilder construction, multifamily, commercial and business, and energy loans, which represent two-thirds of our loan portfolio, generally expose a lender to greater risk of loss than single-family mortgage loans because such loans involve larger loan balances to single borrowers or multiple borrowers in specific industries. The repayment of commercial and business loans often depends on the successful operations and income streams of the borrowers and for commercial real estate loans, repayment is also dependent on the completion and successful lease up of the property. Although the majority of our energy loans are collateralized by oil and gas reserves, significant changes in energy prices or unsuccessful hedge programs by our borrowers could affect collateral values. Many of our commercial real estate or multifamily borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan, credit relationship, or geographic market can expose us to a significantly greater risk of loss compared to an adverse development with respect to one single-family mortgage loan.

Approximately one-half of our single-family residential loans are secured by real estate in California. We would be adversely affected by a reduction in the value of real estate in California that serves as collateral for our loans. We may be forced to increase our allowances for loan losses and may suffer additional loan losses as a result of any such reduction in collateral values. The adverse impact from a reduction in real estate values in California may be greater for us than that suffered by other financial institutions with a more geographically diverse loan portfolio.

If we do not succeed in our plan to acquire mortgage loans from correspondent mortgage warehouse borrowers, our earning assets and interest income could decrease.

We have developed the capability to acquire mortgage loans from correspondent mortgage warehouse borrowers. The correspondent mortgage business is very competitive, and the current interest rate environment is not generally conducive to significant production of adjustable-rate mortgages, which we generally hold. We do not expect our correspondent lending activities to result in significant acquisitions of loans in 2007.

Our single-family loan portfolio will decline in size if market conditions continue to inhibit our ability to acquire loans from our correspondent lending activities. The resulting decrease in total loans would result in lower net interest income.

Recent volatility in the credit markets could limit our ability to grow our earning assets and could increase our credit losses.

Credit markets have recently experienced difficult conditions and volatility, including the concerns in the well-publicized sub-prime mortgage market as well as related financings. Market uncertainty increased dramatically and expanded into other markets, including leveraged finance, and other segments of mortgage finance. These conditions resulted in less liquidity, greater volatility, widening of credit spreads and a lack of price transparency. While it is difficult to predict how long these conditions will exist and which markets, products or other segments of our loan and securities portfolio will ultimately be affected, these factors could adversely affect our ability to grow our earning assets and could increase our credit losses.

As a savings bank pursuant to HOLA, Guaranty Bank is required to maintain a certain percentage of its total assets in HOLA-qualifying loans and investments, which limits our asset mix and could limit our ability to increase the yield on our earning assets.

A savings bank or thrift differs from a commercial bank in that a thrift is required to maintain a certain percentage of its total assets in HOLA-qualifying loans and investments, such as loans for the purchase, refinance, construction, improvement, or repair of residential real estate. To maintain our thrift charter we have to pass the Qualified Thrift Lender test, or QTL test. The QTL test effectively limits the extent to which we can grow our commercial loan portfolio. Accordingly, we may be limited in our ability to change our asset mix and increase the yield on our earning assets.

In addition, as we continue to grow our commercial loan portfolio and our single-family loan portfolio declines as described above, it is possible that in order to maintain our QTL status, we could be forced to buy securities or other qualifying assets at times when the terms might not be attractive. Alternatively, we could find it necessary to pursue different structures, including changing Guaranty Bank’s thrift charter to a national bank charter, which does not have the same limitations as a thrift charter.

The HOLA restrictions on Guaranty Bank’s commercial lending activities could limit our ability to increase the yield on our earning assets.

Savings banks are authorized to invest without limitation in certain assets such as loans secured by residential property and deposit accounts, United States Government securities and other investments specified in the HOLA. The HOLA also authorizes certain investments that are limited. Commercial loans are limited to 20% of a savings bank’s total assets with amounts above 10% of total assets restricted to small business loans. Non-residential real estate loans are generally limited to 400% of a savings bank’s capital. Personal property loans and leases are limited to 10% of assets. Consumer loans and investment grade commercial paper and corporate debt securities are limited to 35% of assets. Other loans and investments are generally limited to one to five percent of assets. These investment limitations effectively limit the extent to which we can grow our commercial loan portfolio, thereby potentially limiting our ability to change our asset mix and increase the yield on our earning assets.

Our business strategy of shifting our asset mix to reduce the residential mortgage loan portfolio and increase commercial and consumer loans exposes us to greater credit risk.

Our asset mix has shifted, resulting in reductions in our residential mortgage loan portfolio and increases in our commercial and consumer portfolios. Commercial and consumer lending typically results in greater yields than traditional residential mortgage lending. However, it also entails more credit risk. Generally speaking, the losses on commercial and consumer portfolios are more volatile and less predictable than residential mortgage lending, and consequently, the credit risk associated with such portfolios is higher.

The business segments in which we operate are highly competitive and competitive conditions may negatively affect our ability to maintain or increase our market share and profitability.

Our operations are in highly competitive markets and a number of entities with which we compete are substantially larger and have greater resources than we do. We compete with commercial banks, savings and loan associations, credit unions, mortgage banks, other lenders, and insurance agencies, many of which are larger and have greater resources. Any improvement in the cost structure or service of our competitors will increase the competition we face. Many competitors offer similar products and use similar distribution channels. The substantial expansion of banks’ and insurance companies’ distribution capacities and product features in recent years has intensified pressure on margins and production levels and has increased the level of competition in many of our business lines.

We operate in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

We are subject to regulation, supervision, and examination by federal banking and state insurance authorities. The regulations enforced by these authorities are intended to protect customers and federal deposit insurance funds, not creditors, stockholders, or other security holders. Regulations affecting banks and financial services companies are continuously changing, and any change in applicable regulations or federal or state legislation could have a negative effect on our operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by federal savings banks and their holding companies (including the power to appoint a conservator or receiver for such banks) or to require changes in various aspects of their operations at any time, including restrictions on the payment of dividends to the parent company. Any exercise of such regulatory discretion could have a negative effect on our financial condition or the results of our operations.

We may not be able to pay dividends if we are not able to receive dividends from Guaranty Bank.

Cash dividends from Guaranty Bank are the principal source of funds for paying cash dividends on our common stock. Unless we receive dividends from Guaranty Bank, we may not be able to pay dividends. Guaranty Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements.

Our information systems may experience an interruption or breach in security that could expose us to liability or loss.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in customer relationship management, general ledger, deposit, loan, insurance, and other systems. While we have policies and procedures designed to prevent or limit the effect of any such failure, interruption or security breach, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Risks Relating to the Spin-off

We may be unable to achieve some or all of the benefits that we expect to achieve from our spin-off from Temple-Inland.

We may not be able to achieve the full strategic and financial benefits that we expect will result from our spin-off from Temple-Inland, or such benefits may be delayed or may not occur at all. For example, there can be no assurance that analysts and investors will regard our corporate structure as clearer and simpler than the current Temple-Inland corporate structure or place a greater value on our company as a stand-alone company than on our business being a part of Temple-Inland. As a result, in the future, the aggregate market price of Temple-Inland’s common stock and Guaranty and Forestar common stock as separate companies, assuming the same market conditions, may be less than the market price per share of Temple-Inland’s common stock (adjusted for the sale of its strategic timberland) had the spin-offs not occurred.

We have no operating history as an independent, publicly-traded company upon which you can evaluate our performance and, accordingly, our prospects must be considered in light of the risks that any newly independent company encounters.

We have no experience operating as an independent, publicly-traded company and performing various public company administrative functions, including human resources, tax administration, legal (including compliance with the Sarbanes-Oxley Act of 2002 and with the periodic reporting obligations of the Securities Exchange Act of 1934), investor relations, internal audit, information technology and telecommunications services, as well as the accounting for many items such as equity compensation, income taxes, and pensions. We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly-traded company, and we may experience increased costs after the spin-off or as a result of the spin-off. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of independent business operations, particularly companies such as ours in highly competitive markets.

Our agreements with Temple-Inland and Forestar may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

The agreements we expect to enter into related to our spin-off from Temple-Inland, including the separation and distribution agreement, employee matters agreement, tax matters agreement and transition services agreement, were prepared in the context of our spin-off from Temple-Inland while we were still part of Temple-Inland and, accordingly, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. These agreements relate to, among other things, the allocation of assets, liabilities, rights, indemnifications and other obligations between Temple-Inland, Forestar and us. For more information about these agreements, see the section entitled “Certain Relationships and Related Party Transactions — Agreements with Temple-Inland and Forestar” beginning on page 111 of this information statement.

Our historical and pro forma financial information are not necessarily indicative of our results as a separate company and, therefore, may not be reliable as an indicator of our future financial results.

Our historical and pro forma financial information have been created using our historical results of operations and historical bases of assets and liabilities as part of Temple-Inland. This historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows would have been if we had been a separate, stand-alone entity during the periods presented.

It is also not necessarily indicative of what our results of operations, financial position and cash flows will be in the future and does not reflect significant changes that will occur in our capital structure, funding and operations as a result of the spin-off. While our historical results of operations include all costs of Temple-Inland’s financial services business, our historical costs and expenses do not include all of the costs that would have been or will be incurred by us as an independent, publicly-traded company. In addition, our historical financial information does not reflect changes, many of which are significant, that will occur in our cost structure, financing and operations as a result of the spin-off. These changes include potentially increased costs associated with reduced economies of scale and purchasing power.

Our effective income tax rate as reflected in our historical financial information also may not be indicative of our future effective income tax rate. Among other things, the rate may be materially affected by:

•	changes in the mix of our earnings from the various jurisdictions in which we operate;

•	the tax characteristics of our earnings; and

•	the timing and results of any reviews of our income tax filing positions in the jurisdictions in which we transact business.

If the spin-off is determined to be taxable for U.S. federal income tax purposes, we, our stockholders and Temple-Inland could incur significant U.S. federal income tax liabilities.

Temple-Inland has requested a private letter ruling from the IRS that the spin-off will qualify for tax-free treatment under applicable sections of the Code. In addition, Temple-Inland intends to obtain an opinion from tax counsel that the spin-off so qualifies. Although Temple-Inland’s board of directors may waive either or both of these conditions, Temple-Inland does not intend to complete the spin-off if it has not obtained an opinion from tax counsel that the spin-off will qualify for tax-free treatment under applicable sections of the Code. The IRS ruling and the opinion will rely on certain representations, assumptions, and undertakings, including those relating to the past and future conduct of our business, and neither the IRS ruling nor the opinion would be valid if such representations, assumptions, and undertakings were incorrect. Moreover, the IRS private letter ruling will not address all the issues that are relevant to determining whether the spin-off will qualify for tax-free treatment. Notwithstanding the IRS private letter ruling and opinion, the IRS could determine that the spin-off should be treated as a taxable transaction if it determines that any of the representations, assumptions, or undertakings that were included in the request for the private letter ruling are false or have been violated or if it disagrees with the conclusions in the opinion that are not covered by the IRS ruling. For more information regarding the tax opinion and the private letter ruling, see the section entitled

“The Spin-off — Certain U.S. Federal Income Tax Consequences of the Spin-off” beginning on page 25 of this information statement.

If the spin-off fails to qualify for tax-free treatment, Temple-Inland would be subject to tax as if it had sold the common stock of our company in a taxable sale for its fair market value, and our initial public stockholders would be subject to tax as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them. Under the tax matters agreement between Temple-Inland and us, we would generally be required to indemnify Temple-Inland against any tax resulting from the distribution to the extent that such tax resulted from (1) an issuance of our equity securities, a redemption of our equity securities, or our involvement in other acquisitions of our equity securities, (2) other actions or failures to act by us, or (3) any of our representations or undertakings being incorrect or violated. For a more detailed discussion, see the section entitled “Certain Relationships and Related Party Transactions — Agreements with Temple-Inland and Forestar — Tax Matters Agreement” beginning on page 115 of this information statement. Our indemnification obligations to Temple-Inland and its subsidiaries, officers, and directors are not limited by any maximum amount. If we are required to indemnify Temple-Inland or such other persons under the circumstances set forth in the tax matters agreement, we may be subject to substantial liabilities.

We must abide by certain restrictions to preserve the tax-free treatment of the spin-off and may not be able to engage in desirable acquisitions and other strategic transactions following the spin-off.

To preserve the tax-free treatment of the spin-off to Temple-Inland, under a tax matters agreement that we will enter into with Temple-Inland and Forestar, for the two-year period following the distribution, we may be prohibited, except in specified circumstances, from:

•	issuing equity securities to satisfy financing needs,

•	acquiring businesses or assets with equity securities, or

•	engaging in mergers or asset transfers that could jeopardize the tax-free status of the distribution.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. For more information, see the sections entitled “The Spin-off — Certain U.S. Federal Income Tax Consequences of the Spin-off” and “Certain Relationships and Related Party Transactions — Agreements with Temple-Inland and Forestar — Tax Matters Agreement’’ beginning on pages 25 and 115, respectively, of this information statement.

The ownership by our chairman, our executive officers and some of our other directors of common stock, options or other equity awards of Temple-Inland or Forestar may create, or may create the appearance of, conflicts of interest.

Because of their current or former positions with Temple-Inland, our chairman, substantially all of our executive officers, including our Chief Executive Officer and our Chief Financial Officer, and some of our non-employee director nominees, own shares of common stock of Temple-Inland, options to purchase shares of common stock of Temple-Inland or other Temple-Inland equity awards. Following Temple-Inland’s distribution of Forestar to its stockholders, these officers and non-employee directors will also own shares of common stock, options to purchase shares of common stock and other equity awards in Forestar. The individual holdings of shares of common stock, options to purchase shares of common stock or other equity awards of Temple-Inland and Forestar may be significant for some of these persons compared to their total assets. In light of our continuing relationships with Temple-Inland and Forestar, these equity interests may create, or appear to create, conflicts of interest when these directors and officers are faced with decisions that could benefit or affect the equity holders of Temple-Inland or Forestar in ways that do not benefit or affect us in the same manner.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly-traded company, and we may experience increased costs after the spin-off or as a result of the spin-off.

Following the completion of our spin-off, Temple-Inland will be obligated contractually to provide to us only those transition services specified in a transition services agreement we expect to enter into with Temple-Inland and Forestar. We may be unable to replace in a timely manner or on comparable terms the services or other benefits that Temple-Inland previously provided to us that are not specified in the transition services agreement. After the expiration of the transition services agreement, we may be unable to replace in a timely manner or on comparable terms the services specified in the agreement. Upon expiration of the transition services agreement, many of the services that are covered in such agreement will have to be provided internally or by unaffiliated third parties. We may incur higher costs to obtain these services than we incurred previously. In addition, if Temple-Inland does not continue to perform the services that are called for under the transition services agreement, we may not be able to operate our business as effectively and our profitability may decline.

Until the distribution occurs Temple-Inland has the sole discretion to change the terms of the spin-off in ways that may be unfavorable to us.

Until the distribution occurs Temple-Inland will have the sole and absolute discretion to determine and change the terms of, and whether to proceed with, the distribution, including the establishment of the record date and distribution date. These changes could be unfavorable to us. In addition, Temple-Inland may decide at any time not to proceed with the spin-off.

Risks Relating to Our Common Stock

There is no existing market for our common stock and a trading market that will provide adequate liquidity may not develop for our common stock. In addition, once our common stock begins trading, the market price of our shares may fluctuate widely.

There is currently no public market for our common stock. We anticipate that on or prior to the record date for the distribution, trading of shares of our common stock will begin on a “when-issued” basis and will continue up and through the distribution date. However, there can be no assurance that an active trading market for our common stock will develop as a result of the distribution or be sustained in the future.

We cannot predict the prices at which our common stock may trade after the distribution. The market price of our common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

•	a shift in our investor base;

•	actual or anticipated fluctuations in our operating results;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock after the distribution;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations; and

•	general economic conditions.

Stock markets in general have experienced volatility that has often been unrelated to the operating or financial performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Substantial sales of our common stock may occur following the spin-off, which could cause our stock price to decline.

The shares of our common stock that Temple-Inland distributes to its stockholders generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any stockholder to sell our common stock following the spin-off, it is possible that some Temple-Inland stockholders, including possibly some of our largest stockholders, may sell our common stock received in the distribution for various reasons, including that our business profile or market capitalization as an independent, publicly-traded company does not fit their investment objectives. Moreover, index funds tied to the Standard & Poor’s 500 Index, the Russell 1000 Index and other indices hold shares of Temple-Inland common stock. To the extent our common stock is not included in these indices after the distribution, certain of these index funds may likely be required to sell the shares of our common stock that they receive in the distribution. Also, some employees of Temple-Inland and Forestar may be unwilling to continue to hold our common stock in their 401(k) plan accounts because they will not be employed by us. In addition, participants in the Temple-Inland 401(k) Plan who retain the shares of Guaranty common stock that they receive in their Temple-Inland 401(k) Plan account will be required to liquidate those shares within three years after the distribution date. The sales of significant amounts of our common stock or the perception in the market that this will occur may result in the lowering of the market price of our common stock.

Your percentage ownership in our common stock may be diluted in the future.

Your percentage ownership in our common stock may be diluted in the future because of equity awards that have already been granted and that we expect will be granted to our directors and officers in the future. In addition, equity awards held by Temple-Inland employees at the time of the spin-off will be adjusted to include options to purchase our common stock. Prior to the record date for the distribution, we expect Temple-Inland will approve a Guaranty Stock Incentive Plan, which will provide for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights, phantom equity awards and other equity-based awards to our directors, officers and other employees. In the future, we may issue additional equity securities, subject to limitations imposed by the tax matters agreement, in order to fund working capital needs, capital expenditures and product development, or to make acquisitions and other investments, which may dilute your ownership interest.

The terms of our spin-off from Temple-Inland, anti-takeover provisions of our charter and bylaws, as well as Delaware law and our stockholder rights agreement, may reduce the likelihood of any potential change of control or unsolicited acquisition proposal that you might consider favorable.

The terms of our spin off from Temple-Inland could delay or prevent a change of control that you may favor. An acquisition or issuance of our common stock could trigger the application of Section 355(e) of the Code. For a discussion of Section 355(e) of the Code, please see the section entitled “The Spin Off — Certain U.S. Federal Income Tax Consequences of the Spin-off” beginning on page 25 of this information statement. Under the tax matters agreement we expect to enter into with Temple-Inland and Forestar, we would be required to indemnify Temple-Inland and Forestar for the resulting tax in connection with such an acquisition or issuance and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable. For a more detailed description of the tax matters agreement, see the section entitled “Certain Relationships and Related Party Transactions — Agreements with Temple-Inland and Forestar — Tax Matters Agreement” beginning on page 115 of this information statement.

In addition, our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. Our board of directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, conversion or other rights, voting powers, and other terms of the classified or reclassified shares. Our board of directors could establish a series of preferred stock that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stock or otherwise be considered favorably by our stockholders. Our certificate of incorporation and bylaws also provide for a classified board structure.

Our bylaws provide that nominations of persons for election to our board of directors and the proposal of business to be considered at a stockholders meeting may be made only in the notice of the meeting, by our board of directors or by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures of our bylaws. Also, under Delaware law, business combinations, including issuances of equity securities, between us and any person who beneficially owns 15% or more of our common stock or an affiliate of such person, are prohibited for a three-year period unless exempted by the statute. After this three-year period, a combination of this type must be approved by a super-majority stockholder vote, unless specific conditions are met or the business combination is exempted by our board of directors.

In addition, we expect our board of directors will adopt a stockholder rights agreement that will provide that in the event of an acquisition of or tender offer for 20% of our outstanding common stock, our stockholders will be granted rights to purchase our common stock at a significant discount. The stockholder rights agreement could have the effect of significantly diluting the percentage interest of a potential acquirer and make it more difficult to acquire a controlling interest in our common stock without the approval of our board of directors to redeem the rights or amend the stockholder rights agreement to permit the acquisition.

For a more detailed description of these effects, see the section entitled “Description of Our Capital Stock — Anti-takeover Effects of Our Stockholder Rights Agreement, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law” beginning on page 119 of this information statement.

Additional Risks

Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition or results of operations, the spin-off, or the trading price of our common stock.

The risks and uncertainties we face are not limited to those set forth in the risk factors described above. Although we believe that the risks identified above are our material risks in each of these categories, our assessment is based on the information currently known to us. Additional risks and uncertainties that are not presently known to us or that we do not currently believe to be material, if they occur, also may materially adversely affect our business, financial condition or results of operations, the spin-off, or the trading price of our common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials we have filed or may file with the Securities and Exchange Commission contain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “likely,” “intend,” “may,” “plan,” “expect,” and similar expressions, including references to assumptions. These statements reflect our current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to:

•	general economic, market, or business conditions;

•	demand for new housing;

•	competitive actions by other companies;

•	changes in laws or regulations and actions or restrictions of regulatory agencies;

•	deposit attrition, customer loss, or revenue loss in the ordinary course of business;

•	costs or difficulties related to becoming a stand-alone public company;

•	the inability to realize elements of our strategic plans;

•	changes in the interest rate environment that expand or reduce margins or adversely affect critical estimates and projected returns on investments;

•	economic conditions affecting real estate values and oil and gas prices and changes in market and/or general economic conditions, either nationally or regionally, that are less favorable than expected;

•	natural disasters in primary market areas that may result in prolonged business disruption or materially impair the value of collateral securing loans;

•	assumptions and estimates underlying critical accounting policies, particularly allowance for credit losses, may prove to be materially incorrect or may not be borne out by subsequent events;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	strategies to manage interest rate risk may yield results other than those anticipated;

•	a significant change in the rate of inflation or deflation;

•	changes in the securities markets;

•	the ability to complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of our business following a merger, acquisition or divestiture; and

•	the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to our business and any related actions for indemnification made pursuant to the separation and distribution agreement.

Other factors, including the risk factors described in the section of this information statement entitled “Risk Factors” beginning on page 10, may also cause actual results to differ materially from those projected by our forward-looking statements. New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

THE SPIN-OFF

The following is a brief summary of the terms of the spin-off.

Distributing company	Temple-Inland Inc. After the distribution, Temple-Inland will not own any shares of common stock of Guaranty.

Spun-off company	Guaranty Financial Group Inc., a Delaware corporation and a wholly-owned subsidiary of Temple-Inland. After the spin-off, Guaranty will be an independent, publicly-traded company.

Reasons for the spin-off	The Temple-Inland board of directors believes that creating independent, focused companies is the best way to unlock the full value of Temple-Inland’s businesses in both the short and long term. There will be an independent, publicly-traded company for each of Temple-Inland’s financial services business, real estate business, and manufacturing operations in corrugated packaging and building products. The Temple-Inland board of directors considered this and other potential opportunities and benefits in approving the spin-offs. See the section below entitled “— Reasons for the

Spin-offs” beginning on page 22 for a more detailed description of the factors the board considered.

Securities to be distributed	All of the shares of common stock of Guaranty owned by Temple-Inland, which will be 100% of our shares of common stock outstanding immediately prior to the distribution. Based on the approximately [ ] shares of Temple-Inland common stock outstanding on [ ], 2007, and applying the distribution ratio of [ ] share of Guaranty common stock for each [ ] shares of Temple-Inland common stock, approximately [ ] shares of our common stock will be distributed to Temple-Inland stockholders. The number of shares of common stock that Temple-Inland will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of common stock.

Record date	The record date for the distribution is the close of business on [ ], 2007.

Distribution date	The distribution date is [ ], 2007.

Distribution ratio	On the distribution date, you will receive [ ] share of Guaranty common stock (and a related preferred stock purchase right) for each [ ] shares of Temple-Inland common stock held on the record date. Cash will be distributed in lieu of any fractional shares to which you would otherwise be entitled.

Trading market and symbol	We intend to file an application to list our common stock on the New York Stock Exchange under the ticker symbol “GFG.” We anticipate that, on or prior to the record date for the distribution, trading in shares of our common stock will begin on a “when-issued” basis and will continue up to and including the distribution date. See the section below entitled “— Trading of Temple-Inland Common Stock Between the Record Date and Distribution Date,” beginning on page 28.

Conditions to the spin-off	The spin-off is subject to the satisfaction or waiver by Temple-Inland of the following conditions:

• the Securities and Exchange Commission shall have declared effective our registration statement on Form 10 and no stop order shall be in effect;

• all permits, registrations and consents required under the securities or blue sky laws in connection with the distribution shall have been received;

• Temple-Inland shall have received a private letter ruling from the IRS and an opinion of tax counsel confirming the tax-free status of the distribution for U.S. federal income tax purposes;

• Temple-Inland shall have received an opinion from its financial advisors that it has adequate surplus under Delaware law to declare the spin-off dividend and that, following the spin-off, each of Temple-Inland and Guaranty will be solvent and adequately capitalized;

• the listing of our common stock on the New York Stock Exchange shall have been approved, subject to official notice of issuance;

• all material governmental approvals and other consents necessary to consummate the distribution shall have been received; and

• no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the related transactions shall be in effect.

The fulfillment of these conditions will not create any obligation on Temple-Inland’s part to effect the distribution. Temple-Inland has the right not to complete the distribution if, at any time, Temple-Inland’s board of directors determines, in its sole discretion, that the distribution is not in the best interests of Temple-Inland or its stockholders or that market conditions are such that it is not advisable to separate the financial services business from Temple-Inland.

Background to the Spin-offs

On February 25, 2007, the board of directors of Temple-Inland preliminarily approved a transformation plan to separate Temple-Inland into three focused, stand-alone, public companies: one for its financial services business (Guaranty Financial Group Inc.), one for its real estate business (Forestar Real Estate Group Inc.), and one for its manufacturing operations in corrugated packaging and building products (Temple-Inland). The spin-offs will occur through the distributions to Temple-Inland’s stockholders on a pro rata basis of all of the shares of common stock of Guaranty, which will hold all of the assets and liabilities of the financial services business of Temple-Inland, and all of the shares of common stock of Forestar, which will hold all of the assets and liabilities of the real estate operations of Temple-Inland.

In addition to the spin-offs, the transformation plan includes Temple-Inland selling its strategic timberland. On August 3, 2007, Temple-Inland entered into a definitive agreement to sell its strategic timberland for approximately $2.38 billion. The transaction is expected to close in fourth quarter 2007, subject to customary closing conditions. The total consideration is expected to consist almost entirely of installment notes. Roughly 30 days after the sale is closed, Temple-Inland expects to pledge the installment notes as collateral for a non-recourse loan. The net cash proceeds from these transactions, after current taxes and transaction costs, are anticipated to be approximately $1.8 billion. Following the pledge of installment notes, Temple-Inland expects to use the majority of these proceeds to pay a special dividend, which is currently projected to be approximately $1.1 billion, or $10.25 per share, to its common stockholders. The remaining approximately $700 million of the cash proceeds will be used to reduce debt. The transaction includes a 20-year fiber supply agreement for pulpwood and a 12-year fiber supply agreement for sawtimber, the terms of which are both subject to extension. Fiber will be purchased at market prices.

Since February 25, 2007, the Temple-Inland board of directors has met numerous times with and without members of Temple-Inland’s senior management team present to discuss the transformation plan. In these meetings, the board considered, among other things, the benefits to the businesses and to Temple-Inland stockholders that are expected to result from the spin-offs (see “— Reasons for the Spin-offs” below), the capital allocation strategies and dividend policies for the spun-off companies, the allocation of Temple-Inland’s existing assets, liabilities and businesses among the spun-off companies, the terms of certain commercial relationships among the spun-off companies that will exist following the spin-offs, the corporate governance arrangements that will be in place at each company following the spin-offs, and the appropriate members of senior management at each company following the spin-offs.

In furtherance of this transformation plan, on [          ], 2007, the Temple-Inland board of directors approved the distributions of all of the shares of our common stock and Forestar’s common stock held by Temple-Inland to holders of Temple-Inland common stock. On [          ], 2007, the distribution date, each Temple-Inland stockholder will receive [          ] share of our common stock (and a related preferred stock purchase right) for every [          ] shares of Temple-Inland common stock, and [          ] share of Forestar common stock (and a related preferred stock purchase right) for every [          ] shares of Temple-Inland common stock held at the close of business on the record date, as described below. Following the spin-offs, Temple-Inland will cease to own any of the common stock in these companies, and Guaranty and Forestar will be independent, publicly-traded companies.

No vote of Temple-Inland’s stockholders is required or being sought in connection with the spin-offs, and Temple-Inland stockholders have no appraisal rights in connection with the spin-offs. You will not be required to make any payment, surrender or exchange your shares of Temple-Inland common stock or take any other action to receive your shares of our common stock and Forestar’s common stock.

Reasons for the Spin-offs

The Temple-Inland board of directors regularly reviews the various businesses that Temple-Inland conducts to ensure that Temple-Inland’s resources are being properly utilized in a manner that is in the best interests of Temple-Inland and its stockholders. Over the last several years, Temple-Inland has achieved increased revenues and earnings. During that time, however, Temple-Inland concluded that operating as a conglomerate made it difficult for analysts and the market generally to understand its real value. The Temple-Inland board of directors evaluated a number of strategic alternatives to increase value and concluded that the spin-offs (and the sale of Temple-Inland’s strategic timberlands) would be the most feasible and the most financially attractive approach to continue maximizing value for its stockholders. The Temple-Inland board of directors believes that creating independent, focused companies is the best way to unlock the full value of Temple-Inland’s businesses in both the short and long term.

Temple-Inland believes that the separation of its businesses provides its stockholders and each separated company, including us, with certain potential opportunities and benefits. Neither we nor Temple-Inland can assure you that, following the spin-off, any of these potential benefits will be realized to the extent anticipated, or at all. The following are some of the potential opportunities and benefits that the Temple-Inland board of directors considered in approving the spin-offs:

•	Allowing each of the companies to focus on their respective core businesses. The spin-offs will allow us, Forestar and Temple-Inland to become more tightly focused companies — with us focusing on the financial services business, Forestar focusing on its real estate development and natural resources operations, and Temple-Inland focusing on its corrugated packaging and building products business, each as an independent, publicly-traded company. Temple-Inland’s lines of business have financial and operational characteristics that are distinct from those of our and Forestar’s businesses. The spin-offs will allow Temple-Inland to adopt more focused strategies around its core businesses and will enable us and Forestar to better focus on the growth and development of our businesses. In addition, after the spin-offs, the businesses within each company will no longer need to compete internally for capital with businesses operating in other industries.

•	Facilitating tailored capital structures and selective acquisitions. Each independent, publicly-traded company will have a capital structure designed to meet its needs. The capital structure of each company is expected to facilitate selective acquisitions, possibly using common stock as currency, strategic alliances and partnerships, and internal expansion that are important for the companies to remain competitive in their respective industries. The Temple-Inland board of directors believes that the anticipated aggregate market value increase in the common stock, if achieved, should permit each independent, publicly-traded company to effect acquisitions with its common stock in a manner that preserves capital with less dilution of the existing stockholders’ interests than would occur by issuing pre-spin-off Temple-Inland common stock.

•	Achieving a higher aggregate market value for stockholders. Although there can be no assurance, Temple-Inland believes that, over time, following the spin-offs, the common stock of the independent, publicly-traded companies should have a higher aggregate market value, on a fully distributed basis and adjusting for the sale of the timberlands and assuming the same market conditions, than if Temple-Inland were not to complete the spin-offs.

•	Enabling investors to invest directly in the separate businesses. Because our company, Forestar and Temple-Inland’s other business segments operate primarily in different industries, an equity investment in each company may appeal to investors with different goals, interests and concerns. The spin-offs will establish separate equity securities for each of the companies and provide investors with three investment options in companies focused on only one industry or group of industries, which may be more attractive to investors than the single investment option in one combined company.

•	Creating more effective management incentives. Each of the companies will be able to create more effective management incentive and retention programs, including options and restricted stock units, for each of the publicly-traded companies. Following the spin-off, stock-based compensation and other incentive awards awarded to employees of each of the companies will be tied more directly to the market performance of the company for which the employees work, improving the ability for each company to attract, retain and motivate qualified personnel.

The Temple-Inland board of directors considered a number of potentially negative factors in evaluating the spin-offs, including

•	the decreased capital available for investment,

•	the loss of synergies, particularly in administrative and support functions, from operating as one company,

•	potential disruptions to the businesses as a result of the spin-offs as management and our employees devote time and resources to completing the spin-offs,

•	the potential effect of the spin-offs on the anticipated credit ratings of the separated companies as illustrated by Moody’s recent downgrade of Temple-Inland’s credit rating,

•	risks associated with Temple-Inland’s debt due in part to the fact that a smaller asset base and revenue stream will be available to service the debt,

•	risks of being unable to achieve the benefits expected from the spin-offs, including should the aggregate market values of the separate company stocks not exceed the market value of Temple-Inland’s stock prior to the spin-off,

•	the risk that the reaction of Temple-Inland’s stockholders to the spin-offs may not be favorable,

•	the risk that the plan of execution might not be completed, and

•	the substantial one-time and ongoing costs of the spin-offs.

The Temple-Inland board of directors concluded that the potential benefits of the spin-offs outweighed these factors.

In view of the wide variety of factors considered in connection with the evaluation of the spin-offs and the complexity of these matters, the Temple-Inland board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

Distribution of the Shares

On [          ], 2007, the distribution date, Temple-Inland will effect the spin-off by distributing to holders of record of its common stock (or their designees) as of [          ], 2007, the record date, a dividend of [          ] share of our common stock (and a related preferred stock purchase right) for every

[          ] shares of Temple-Inland common stock held by them on the record date and not subsequently sold in the “regular way” market.

Prior to the spin-off, Temple-Inland will deliver all of the issued and outstanding shares of our common stock to Computershare Trust Company, N.A., the distribution agent. On the distribution date, the shares of our common stock that you are entitled to receive in the distribution will be issued electronically to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical stock certificates are issued to stockholders, as is the case in this distribution. Commencing on or shortly after the distribution date, if you are the registered holder of Temple-Inland common stock, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name and the method by which you may access your account and, if desired, trade your shares of our common stock. If you hold your Temple-Inland common stock in “street name” through a bank or brokerage firm, your bank or brokerage firm will credit your account for the number of shares of our common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of the distribution or of having shares of our common stock registered in book-entry form, we encourage you to contact Computershare Trust Company, N.A. at the address or telephone number set forth on page 9 of this information statement. If you have any questions concerning the mechanics of having your shares held in “street name,” we encourage you to contact your bank or brokerage firm.

Please note that if you are a stockholder of Temple-Inland on the record date and you sell shares of Temple-Inland common stock after the record date but on or before the distribution date, you also will be selling your right to receive shares of our common stock in the distribution. In this circumstance, the buyer of those shares, and not you, the seller, will become entitled to receive the shares of our common stock issuable in the distribution in respect of the shares of Temple-Inland common stock that you sold. See the section below entitled “— Trading of Temple-Inland Common Stock Between the Record Date and the Distribution Date” for more information.

A delivery of a share of our common stock in connection with the distribution also will constitute the delivery of a preferred stock purchase right associated with the share. The existence of the preferred stock purchase rights may deter a potential acquiror from making a hostile takeover proposal or a tender offer. For a more detailed discussion of these rights, see “Description of Our Capital Stock — Anti-takeover Effects of Our Stockholder Rights Agreement, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and Delaware Law — Stockholder Rights Agreement.”

You are not being asked to take any action in connection with the spin-off. You also are not being asked for a proxy or to surrender any of your shares of Temple-Inland common stock for shares of our common stock. The number of outstanding shares of Temple-Inland common stock will not change as a result of the spin-off, although the value of shares of Temple-Inland common stock will be affected.

Treatment of Fractional Shares

Fractional shares of our common stock will not be issued as part of the distribution nor credited to book-entry accounts. For example, if you own fewer than [          ] shares of Temple-Inland common stock on the record date, which would entitle you to receive less than one whole share of our common stock, you will receive cash in lieu of any such fractional shares. The distribution agent will aggregate all of the fractional shares and sell them in the open market at then prevailing market prices on behalf of you and similarly situated stockholders over a period of several trading days. You will receive cash in the amount of your proportionate share of the net sale proceeds from the sale of the aggregated fractional shares, based upon the average gross selling price per share of our common stock after making appropriate deductions for any required withholdings for U.S. federal income tax purposes. See the section below entitled “— Certain U.S. Federal Income Tax Consequences of the Spin-off” for a discussion of the U.S. federal income tax treatment of the proceeds received from the sale of fractional shares. We will bear the cost of brokerage fees incurred in connection with these sales. If you are the registered holder of Temple-Inland common stock, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. If you hold your Temple-Inland common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

We anticipate that these sales will occur as soon after the date of the spin-off as practicable as determined by the distribution agent. Neither we, Temple-Inland nor the distribution agent will guarantee any minimum sale price for the fractional shares. The distribution agent will have the sole discretion to select the broker-dealer(s) through which to sell the shares and to determine when, how and at what price to sell the shares. Further, neither the distribution agent nor the selected broker-dealer(s) will be our affiliate or an affiliate of Temple-Inland.

401(k) Plan Shares

In connection with the spin-off, Guaranty will assume sponsorship of the 401(k) plan in which Guaranty employees currently participate. Participants who hold Temple-Inland common stock in their 401(k) plan account on the date of the spin-off will receive shares of Forestar and Guaranty common stock in their 401(k) plan account. The Forestar and Guaranty shares will be allocated to these 401(k) plan accounts in accordance with the spin-off distribution ratio. Accordingly, following the spin-off, these 401(k) plan accounts will hold shares of Temple-Inland, Guaranty, and Forestar.

Dividend Reinvestment Plan

If you hold shares of Temple-Inland common stock in Temple-Inland’s dividend reinvestment plan, you will be entitled to receive in the distribution shares of our common stock in a direct registration position with Computershare Investor Services, LLC, our transfer agent. Instructions will be provided to you on how to transfer your shares to a different account. No fractional shares of our common stock will be distributed. We intend to set up a dividend reinvestment plan immediately after the spin-off and information will be provided to stockholders on how to enroll in our plan.

Certain U.S. Federal Income Tax Consequences of the Spin-off

The following is a summary of certain material U.S. federal income tax consequences relating to the spin-off. This summary is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of the Code and the Treasury regulations by the courts and the IRS, in effect as of the date of this information statement, and all of which are subject to change, possibly with retroactive effect. This summary does not discuss all the tax considerations that may be relevant to you in light of your particular circumstances, nor does it address the consequences to Temple-Inland stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	non-U.S. persons;

•	insurance companies;

•	dealers or brokers in securities or currencies;

•	tax-exempt organizations;

•	financial institutions;

•	mutual funds;

•	pass-through entities and investors in such entities;

•	holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction;

•	holders who are subject to alternative minimum tax; or

•	holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

In addition, this summary does not address the U.S. federal income tax consequences to those Temple-Inland stockholders who do not hold their Temple-Inland common stock as a capital asset. Finally, this summary does not address any state, local or foreign tax consequences. You are urged to consult your own tax advisor concerning the U.S. federal, state and local, and non-U.S. tax consequences of the spin-off.

The spin-off is conditioned upon Temple-Inland’s receipt of a private letter ruling from the IRS and an opinion of tax counsel, in each case, to the effect that the spin-off, together with certain related transactions, will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Assuming the spin-off so qualifies, then for U.S. federal income tax purposes:

•	no gain or loss will be recognized by (and no amount will be included in the income of) Temple-Inland common stockholders upon their receipt of shares of our common stock in the spin-off;

•	any cash received in lieu of fractional share interests in our common stock will give rise to gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the fractional share interests (determined as described below), and such gain or loss will be capital gain or loss if the Temple-Inland common stock on which the distribution is made is held as a capital asset on the date of the spin-off;

•	the aggregate basis of the Temple-Inland common stock, Forestar common stock, and our common stock in the hands of each Temple-Inland common stockholder after the spin-off (including any fractional interests to which the stockholder would be entitled) will equal the aggregate basis of Temple-Inland common stock held by the stockholder immediately before the spin-off, allocated between the Temple-Inland common stock, Forestar common stock, and our common stock in proportion to the relative fair market value of each on the date of the spin-off; and

•	the holding period of the Guaranty common stock received by each Temple-Inland common stockholder will include the holding period at the time of the spin-off for the Temple-Inland common stock on which the distribution is made, provided that the Temple-Inland common stock is held as a capital asset on the date of the spin-off.

Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a spin-off satisfies certain requirements necessary to obtain tax-free treatment under Section 355 of the Code. Rather, the ruling will be based upon representations by Temple-Inland that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling. Therefore, in addition to obtaining the ruling from the IRS, Temple-Inland has made it a condition to the spin-off that Temple-Inland obtain an opinion of tax counsel that the spin-off, together with certain related transactions, will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The opinion will rely on the ruling as to matters covered by the ruling. In addition, the opinion will be based on, among other things, certain assumptions and representations as to factual matters made by Temple-Inland and us, which if incorrect or inaccurate in any material respect, would jeopardize the conclusions reached by counsel in its opinion. The opinion will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion.

Notwithstanding receipt by Temple-Inland of the ruling and opinion of counsel, the IRS could assert that the spin-off does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, our initial public stockholders and Temple-Inland could be subject to significant U.S. federal income tax liabilities. In general, Temple-Inland would be subject to tax as if it had sold the common stock of our company in a taxable sale for its fair market value and our initial public stockholders would be subject to tax as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them. In addition, even if the spin-off were to otherwise qualify under Section 355 of the Code, it may be taxable to Temple-Inland (but not to Temple-Inland’s stockholders) under Section 355(e) of the Code, if the spin-off were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest in Temple-Inland or us. For this purpose, any acquisitions of Temple-Inland stock or of our common stock within the period beginning two years before the spin-off and ending two years after the spin-off are presumed to be part of such a plan, although we or Temple-Inland may be able to rebut that presumption.

In connection with the spin-off, we and Temple-Inland will enter into a tax matters agreement pursuant to which we will agree to be responsible for certain liabilities and obligations following the spin-off. In general, under the terms of the tax matters agreement, in the event the spin-off, together with certain related transactions, were to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) and if such failure was not the result of actions taken after the distribution by Temple-Inland or us, we would be responsible for [     ]% of any such taxes. If such failure was the result of actions taken after the distribution by Temple-Inland, Forestar, or us, the party responsible for such failure would be responsible for all taxes imposed on Temple-Inland to the extent that such taxes result from such actions. For a more detailed discussion, see the section entitled “Certain Relationships and Related Party Transactions — Agreements with Temple-Inland and Forestar — Tax Matters Agreement” beginning on page 115 of this information statement. Our indemnification obligations to Temple-Inland and its subsidiaries, officers and directors are not limited in amount or subject to any cap. If we are required to indemnify Temple-Inland and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, we may be subject to substantial liabilities.

Current Treasury regulations require that if you are a holder of Temple-Inland common stock who receives our common stock in the spin-off and, immediately prior to the spin-off, own:

•	at least five percent of the total outstanding stock of Temple-Inland, or

•	securities of Temple-Inland with an aggregate tax basis of $1,000,000 or more then you must attach a statement relating to the spin-off to your federal income tax return for the year in which the spin-off occurs.

Information and backup withholding will apply with respect to cash proceeds received in lieu of a fractional share of our common stock only if such proceeds equal or exceed $20.

The foregoing is a summary of certain U.S. federal income tax consequences of the spin-off under current law and is for general information only. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of stockholders. You should consult your tax advisor as to the particular tax consequences of the spin-off, including the application of U.S. federal, state, local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

Certain State Income Tax Consequences of the Spin-Off

As noted above, we do not address any tax consequences of the spin-off other than certain U.S. federal income tax consequences. You should consult your tax advisor concerning all possible tax consequences of the spin-off, including any applicable state income tax consequences. We are aware of three states, California, New Hampshire, and Wisconsin, that have not adopted changes to conform, in all material respects, their state income tax laws related to spin-offs with the corresponding U.S. federal income tax laws. There may be other such states of which we are not aware. Although we believe we satisfy the current requirements for a tax-free spin-off in these states and intend to report the spin-off as tax-free for state tax purposes, stockholders who are subject to tax in these states may be treated as receiving a taxable dividend if any of these states conclude that we have not satisfied the current requirements for a tax-free spin-off in such states. In addition, Temple-Inland is subject to tax in California and, as a result, may be subject to additional California taxes if California state tax authorities determine that the spin-off does not satisfy the current requirements for a tax-free spin-off in California. We are not currently subject to tax in New Hampshire or Wisconsin.

You should consult your tax advisor as to the particular tax consequences of the spin-off to you, including the application of U.S. federal, state, local and foreign tax laws, including the state tax consequences resulting from the fact that some states have not adopted changes to conform their state income tax laws related to spin-offs with the U.S. federal income tax laws currently in effect.

Results of the Spin-off

After the spin-off, we will be an independent, publicly-traded company owning and operating what had previously been Temple-Inland’s financial services business. Immediately following the spin-off, we expect to have outstanding approximately [     ] million shares of our common stock and approximately [          ] holders of record of shares of our common stock, based upon the number of shares of Temple-Inland common stock outstanding and the number of record holders of Temple-Inland common stock on [          ], 2007. The actual number of shares to be distributed will be determined on the record date.

The spin-off will not affect the number of outstanding Temple-Inland shares or any rights of Temple-Inland stockholders, although it will affect the market value of the outstanding Temple-Inland common stock.

Listing and Trading of Our Common Stock

Currently, there is no public market for our common stock, and no shares of our common stock are subject to outstanding options or warrants to purchase, or securities convertible into, our common stock. A condition to the spin-off is the approval for listing of our common stock on the New York Stock Exchange. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “GFG.” After the spin-off, Temple-Inland common stock will continue to be listed on the New York Stock Exchange under the symbol “TIN.”

There currently is no trading market for our common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop shortly before the record date for the distribution, and we expect “regular way” trading of our common stock will begin on the first trading day after the completion of the spin-off. See the section below entitled “— Trading of Temple-Inland Common Stock Between the Record Date and Distribution Date” for an explanation of “when-issued” and “regular way” trading. Neither we nor Temple-Inland can assure you as to the trading price of our common stock after the spin-off or as to whether the combined trading prices of our common stock, Forestar’s common stock, and Temple-Inland’s common stock (on a fully distributed basis and adjusting for the sale of Temple-Inland’s timberlands and assuming the same market conditions) after the spin-off will be less than, equal to or greater than the trading prices of Temple-Inland’s common stock prior to the spin-off. The trading price of our common stock is likely to fluctuate significantly, particularly until an orderly market develops. See the sections entitled “Risk Factors — Risks Relating to the Spin-off” and “Risk Factors — Risks Relating to Our Common Stock” beginning on pages 13 and 16, respectively, of this information statement.

The shares of our common stock distributed to Temple-Inland’s stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the spin-off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for purposes of the federal securities laws. This may include some or all of our executive officers and directors. In addition, individuals who are affiliates of Temple-Inland on the distribution date may be deemed to be affiliates of ours. Individuals who are our affiliates will be permitted to sell their shares of common stock received in the spin-off only pursuant to an effective registration statement under the Securities Act of 1933, an appropriate exemption from registration such as the exemption afforded by Section 4(1) of the Securities Act, or pursuant to Rule 144. In general, under Rule 144, an affiliate who receives shares of our common stock in the distribution is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock; and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us. As of the distribution date, based on their holdings, as of [          ], 2007, of Temple-Inland common stock and equity awards in Temple-Inland stock that will be adjusted into equity awards for our common stock, we estimate that our officers and directors will collectively hold [          ] shares of our common stock that will be subject to Rule 144.

Trading of Temple-Inland Common Stock Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing through the distribution date for the spin-off, Temple-Inland’s common stock will begin to trade in two markets on the NYSE: a “regular way” market and an “ex-distribution” market. During this time, shares of Temple-Inland common stock that are sold on the regular way market will include an entitlement to receive shares of our common stock and Forestar common stock distributable in the spin-offs. Conversely, shares sold in the “ex-distribution” market will not include an entitlement to receive shares of our common stock or Forestar common stock distributable in the spin-offs, as the entitlement will remain with the original holder. Therefore, if you own shares of Temple-Inland common stock on the record date and thereafter sell those shares in the “regular way” market on or prior to the distribution date, you also will be selling the shares of our common stock that would have been distributed to you in the spin-off with respect to the shares of Temple-Inland common stock you sell. If you own shares of Temple-Inland common stock on the record date and thereafter sell those shares in the “ex-distribution” market on or prior to the distribution date, you will still receive the shares of our common stock in the spin-off. On the first trading day following the distribution date, shares of Temple-Inland common stock will begin trading without any entitlement to receive shares of our common stock.

Furthermore, we anticipate that, beginning on or shortly before the record date and continuing through the distribution date, there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of our common stock that will be distributed to Temple-Inland stockholders on the distribution date. If you own shares of Temple-Inland common stock at the close of business on the record date, you will be entitled to shares of our common stock distributed pursuant to the distribution. You may trade this entitlement to shares of our common stock, separately from the shares of Temple-Inland common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to shares of our common stock will end and “regular way” trading will begin.

Conditions to the Spin-off

We expect that the distribution will be effective on [          ], 2007, the distribution date, provided that, among other conditions described in this information statement, the following conditions shall have been satisfied or waived by Temple-Inland:

•	the Securities and Exchange Commission shall have declared effective our registration statement on Form 10 and no stop order shall be in effect;

•	all permits, registrations and consents required under the securities or blue sky laws in connection with the distribution shall have been received;

•	Temple-Inland shall have received a private letter ruling from the IRS and an opinion of tax counsel confirming the tax-free status of the distribution for U.S. federal income tax purposes;

•	Temple-Inland shall have received an opinion from its financial advisors that it has adequate surplus under Delaware law to declare the spin-off dividend and that, following the spin-off, each of Temple-Inland and Guaranty will be solvent and adequately capitalized;

•	the listing of our common stock on the New York Stock Exchange shall have been approved, subject to official notice of issuance;

•	all material governmental approvals and other consents necessary to consummate the distribution shall have been received; and

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the related transactions shall be in effect.

The fulfillment of these conditions will not create any obligation on Temple-Inland’s part to effect the distribution. Temple-Inland has the right not to complete the distribution if, at any time, Temple-Inland’s board of directors determines, in its sole discretion, that the distribution is not in the best interests of Temple-Inland or its stockholders or that market conditions are such that it is not advisable to separate the financial services business from Temple-Inland.

Material Changes to the Terms of the Spin-off

Temple-Inland will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution. We do not intend to notify Temple-Inland stockholders of any modifications to the terms of the spin-off that, in the judgment of its board of directors, are not material. For example, Temple-Inland’s board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the spin-off. To the extent that the board of directors determines that any modifications by Temple-Inland materially change the material terms of the distribution, we or Temple-Inland will notify Temple-Inland stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K, or circulating a supplement to the information statement.

Reasons for Furnishing this Information Statement

This information statement is being furnished solely to provide information about us and about the spin-off to Temple-Inland stockholders who will receive shares of our common stock in the spin-off. It is not and should not be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Temple-Inland. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither we nor Temple-Inland undertake any obligation to update the information except in the normal course of our respective public disclosure obligations and practices.

DIVIDEND POLICY

We expect to return value to stockholders in the form of dividends, but only if and to the extent declared by our board of directors and permitted by applicable law. Cash dividends from Guaranty Bank are the principal source of funds for paying cash dividends on our common stock. Unless we receive dividends from Guaranty Bank, we may not be able to pay dividends. Guaranty Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. The declaration and payment of dividends will be at the sole discretion of our board of directors and will be evaluated from time to time in light of our financial condition, earnings, capital requirements of our business, covenants associated with certain debt obligations, legal requirements (including compliance with the IRS private letter ruling), regulatory constraints that may limit the ability of Guaranty Bank to pay dividends to us, industry practice and other factors that our board of directors deems relevant. Guaranty Bank would not pay dividends to the extent payment of the dividend would result in it not being “well-capitalized” under capital adequacy standards of the Office of Thrift Supervision, or OTS. If we do declare a dividend, there can be no assurance that we will continue to pay dividends.

DESCRIPTION OF OUR BUSINESS

Overview

We are a holding company organized in 1986 as a Delaware corporation. Our primary operating entities are Guaranty Bank and Guaranty Insurance Services, Inc. We currently operate in four business segments:

•	Commercial banking

•	Retail banking

•	Insurance agency, and

•	Treasury, corporate and other.

Guaranty Bank, headquartered in Austin, Texas, is a federally-chartered savings bank that began operations in 1988. Guaranty Bank conducts consumer and business banking activities through a network of over 150 bank branches located in Texas and California and provides commercial banking products and services to diverse geographic markets throughout the U.S. Guaranty Bank has consolidated total assets in excess of $15 billion and is one of the largest financial institutions headquartered in Texas. Guaranty Insurance Services, Inc., headquartered in Austin, Texas, is one of the largest independent agencies nationally and is a full service insurance agency emphasizing property and casualty insurance as well as fixed annuities. The insurance agency operates through 17 offices located in both Texas and California.

Our origins date back to 1938, when the original charter was given to Guaranty Building and Loan in Galveston, Texas. In late 1988, Temple-Inland formed Guaranty Bank by acquiring three institutions, including what was then Guaranty Federal Savings and Loan Association. At that time, Temple-Inland’s existing insurance operations, which had begun in the late 1950s, were combined with the banking operations to create a financial services group as a part of Temple-Inland. These banking and insurance agency operations continued to grow rapidly during the last two decades, with over 30 acquisitions, and in the late 1990s, began to expand and acquire operations in California. Leveraging years of banking and insurance experience, our management team brings extensive knowledge and expertise to position us to continue to grow and maximize long-term value for stockholders.

The following chart presents the ownership structure of our primary operating entities. It does not contain all of our subsidiaries, some of which are immaterial entities. Our only significant subsidiaries are Guaranty Holdings Inc. I and Guaranty Bank. All subsidiaries shown are 100% owned by their immediate parent.

Our Strategy

Our primary operating philosophy is to maximize long-term stockholder value by building sustainable client relationships and delivering our products with distinctive service. We have a commitment to:

•	create long-term value for our stockholders,

•	improve the financial success of the people and businesses in the markets we serve,

•	make a significantly positive impact in the communities where we reside and work, and

•	attract, develop and retain superior employees.

Our core values, listed below, describe our corporate culture and how we operate our business:

•	We conduct our business with the highest degree of integrity, honesty and efficiency,

•	We show mutual respect to our clients, our neighbors and our fellow employees,

•	We are passionate about our business, we play to win, and we have fun,

•	We are entrepreneurial in our actions, and

•	We manage our clients’ assets with care.

Our specific business strategies are to:

•	Expand lending to select industries nationwide. Our commercial lending group has emphasized targeting certain industries and product types in which we have expertise and that can be offered nationwide. Examples include our commercial real estate construction group and our single-family homebuilder construction group, which began in Texas and have expanded to be involved in projects across the United States. We will continue to serve these types of niche industries with experienced personnel who can add value to our customer relationships.

•	Grow our retail franchise in Texas and California. We will continue to invest in relocating existing bank branches and in opening new branches in the high growth areas of our existing markets. We will also build upon our consumer and small business lending capabilities. We believe these activities along with strategic mergers and acquisitions will enable us to maximize our presence in each of the markets we will serve.

•	Increase fee income. We will continue to emphasize our deposit services, annuities and mutual funds, insurance products, and other services that can be provided to our clients to deepen the relationship.

•	Provide distinctive customer service. We must retain and attract individuals who understand the financial challenges of our clients and are experienced and trained to provide customized solutions.

•	Improve operating efficiency. We must continually review our policies and procedures to assure we are operating as efficiently as possible.

•	Maintain strong credit and risk standards. We will maintain the strong and effective approach to risk management that has been a foundation of our operating culture.

We believe our corporate culture and business strategies allow us to distinguish ourselves from other financial institutions operating in Texas and California and successfully attract and retain relationships with businesses and individual customers.

Business Segments

We operate in four business segments.

Commercial banking

Commercial banking operates out of a primary production office in Dallas, with satellite production offices in Houston, Austin, San Antonio, Los Angeles, Sacramento, and San Diego. We offer banking services to business and commercial customers including financing for commercial real estate and homebuilder construction, mortgage warehouse financing, senior housing, middle market businesses and companies engaged in the energy industry. We provide lines of credit, working capital loans, acquisition, expansion and development facilities, borrowing base loans, real estate construction loans, regional and national homebuilder loans, term loans, equipment financing, letters of credit and other loan products. The commercial loans we provide are diversified by product, industry and geography. We lend to nationally known corporations, regional companies, oil and gas producers, top tier real estate developers, mortgage lenders, manufacturing and industrial companies, and other businesses. We have processes in place to analyze and evaluate on a regular basis our exposure to industries, products, market changes and economic trends. The chart below indicates the primary and other markets where our commercial banking group focuses its efforts.

In all states, we monitor pertinent factors such as industry, sector, geographic or market conditions for concentrations of credit risk. In particular, for these states shown that exceed five percent, we benefit from diversification by loan purpose, product type, location, and sector.

We focus on specific industries and specialties in which we have expertise and lend on a national basis. The chart below shows the composition of our lending portfolio at year-end 2006.

Our residential housing portfolio exceeds $6 billion and includes adjustable rate single-family mortgages and loans to finance single-family, multifamily and senior housing construction and loans to finance mortgage warehouse activities. Our commercial real estate portfolio is approximately $1 billion and includes financing for the construction of office, retail and industrial properties. All of these real estate related portfolios are collateralized by houses and properties located primarily in Texas and California.

The commercial and business and energy lending portfolios exceed $2 billion. Commercial and business loans are typically secured by various business and commercial assets principally in Texas and California, but also throughout the United States. Energy loans are typically secured by reserve-based oil and gas collateral, primarily located in Texas, Oklahoma, California and Louisiana.

Our commercial customers are also able to use our corporate investment services, commercial deposit accounts and cash management services, including remote deposit capabilities.

We have established formal loan policies and loan approval committees to ensure consistent underwriting and a basis for sound credit decisions. Our lending activities are subject to a variety of lending limits imposed by federal law. Differing limits apply based on the type of loan or the nature of the borrower, including our overall relationship with the borrower. In general, the maximum amount we may loan to any one borrower is 15% of Guaranty Bank’s capital.

The principal economic risk associated with lending is the creditworthiness of the borrower. General economic factors affecting a borrower’s ability to repay include interest, inflation and unemployment rates, as well as other factors affecting a borrower’s assets, clients, suppliers and employees. Many of our commercial loans are made to medium-sized businesses that are sometimes less able to withstand competitive, economic and financial pressures than larger borrowers. In periods of economic weakness, these businesses may be more adversely affected than larger enterprises, and may cause increased levels of non-accrual or other problem loans, loan charge-offs and higher provision for loan losses. To mitigate this risk we have standards, policies, and procedures that help identify problem areas and allow corrective action to be taken on a timely basis.

Our primary commercial banking competitors are the very large national banking organizations such as Wells Fargo, Bank of America, JPMorgan Chase, and Wachovia.

Retail banking

We offer a broad range of retail banking services to consumers and small businesses including, deposits, loans and non-deposit investment products. We also offer an array of convenience-centered services, including telephone and Internet banking, debit cards, and direct deposit. We are associated with a nationwide network of automated teller machines of other financial institutions that enables our customers to use ATM facilities throughout the United States and around the globe.

We offer a variety of deposit accounts to our consumers and businesses, including savings, checking, interest-bearing checking, money-market and certificates of deposit. The primary sources of deposits are residents and businesses located in our Texas and California markets. We have over 100 branches in Texas concentrated in the Austin, Dallas/Fort Worth, Houston, and San Antonio metropolitan areas. We have over 50 branches in California concentrated in the Inland Empire of Southern California, which encompasses San Diego, Palm Springs and Riverside, and in the Central Valley of the northern area of California, anchored by Sacramento, Stockton, and Bakersfield. These markets have very attractive consumer and business demographics including seven of the top 25 growth markets in the country. The chart below provides a breakdown of deposits by state at year-end 2006 and the maps below indicate the areas of Texas and California where we have retail operations.

State	Total Deposits
(In billions)

Texas	$6.3
California	2.6

$8.9

To attract deposits, we employ a marketing plan in our service areas that features a broad product line and competitive rates and services. We also obtain deposits through advertising as well as personal solicitation by our employees, officers and directors. Over 45% of our deposit balances are either checking or money market accounts. Additionally, a large portion of our certificates of deposit accounts represent significant long-term customer relationships. We do not raise deposits through brokers.

We loan to individuals for personal, family, and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit.

We provide, through a non-affiliated registered broker-dealer and through licensed agents, non-deposit investment products such as mutual funds and annuity products for which we receive a commission.

Our primary retail banking competitors include the large national banking organizations that operate in Texas and California as well as the smaller local community banks, savings and loans and credit unions.

Insurance agency

Through our 17 branch offices in Texas and California, we offer property and casualty insurance and life insurance. In providing these products, we act as an agent for the third-party insurance companies and their underwriters. We do not underwrite these risks, nor do we provide the insurance coverage. We work with over 200 insurance companies. Our compensation is in the form of a commission paid by the insurance companies. Our agency also sells fixed annuity products through our retail bank branches. The markets served by the insurance agency generally follow the geographic footprint of our retail banking operations. The maps below show our existing insurance agency offices.

Treasury, corporate and other

This segment includes activities we perform to manage our liquidity needs and provide attractive risk adjusted returns. We borrow from the Federal Home Loan Bank of Dallas and other third parties and invest in low risk variable rate mortgage-backed securities. This segment also includes expenses we do not allocate to segments.

Customers and Relationships

We believe current bank consolidations and growing economies in Texas and California provide a significant opportunity to build a successful, locally-oriented banking franchise. Currently we serve approximately 270,000 retail customers. These customers rely on us for deposit, lending, and investment products. These relationships are the foundation upon which we continue to build a strong consumer client base. Our recent addition of a consumer lending platform is expected to increase our product cross-marketing.

We provide commercial banking services to approximately 500 medium to large corporate customers. These business customers, including real estate developers, homebuilders and oil and gas producers, have been developed through our relationship officers who have developed knowledge and expertise in these market segments.

We have approximately 30,000 insurance agency customers, and we actively cross-market our insurance customers and bank customers.

Markets and Trends

We believe that Texas and California are two of the best states for banking and insurance services. Population growth in both states is creating a growing demand for financial services. The U.S. Census Bureau projects that Texas and California will account for about 30% of the total U.S. population growth between now and 2030. We currently have over 100 bank branches and eight insurance offices in Texas and over 50 bank branches and nine insurance offices in California.

Our Texas locations are concentrated in the Austin, Dallas/Fort Worth, Houston and San Antonio metropolitan areas. We also have an integrated network of bank branches within the central and eastern regions of the state.

Our California locations are concentrated in the Inland Empire area of southern California, which encompasses San Diego, Palm Springs and Riverside, and in the Central Valley of the northern area of California, anchored by Sacramento, Stockton and Bakersfield. Both of these areas of the state are experiencing growth and have diversified economies.

We are committed to expanding our operations in the markets we currently serve to provide convenient access for our customers and to attract new customers in these growing regions. However, our increased distribution strategy will not be limited to opening new offices, but will include acquiring branches as well as acquiring banks and insurance agencies in the markets we serve, provided such acquisitions meet our financial and strategic requirements.

Our commercial lending is geographically dispersed throughout the United States, with a concentration in Texas, California, Florida, Arizona, and Georgia. We perform significant research and analysis to understand the current and future prospects for each market. Additionally, we monitor business conditions to provide additional data regarding the economic condition of the area.

Competition

Based on deposit market share, we are one of the ten largest financial institutions in Texas and have a significant presence in the Central Valley and Inland Empire regions of California. We face significant competition in all of the products we offer and geographic markets we serve. Our competitors include commercial banks, savings and loan associations, mutual savings banks, credit unions, consumer finance companies, credit card companies, captive and independent insurance agencies, as well as other investment firms and advisors. Many of our competitors are larger, well established and have greater financial resources.

Supervision and Regulation

We are subject to the extensive regulatory framework applicable to savings and loan holding companies as well as federal savings associations and insurance agencies. This regulatory framework is primarily intended for the protection of depositors, the federal deposit insurance fund and the banking system as a whole rather than for the protection of stockholders and creditors.

As a savings and loan holding company, we are subject to regulation by the Office of Thrift Supervision, or OTS. Guaranty Bank is subject to regulation and examination by the OTS (its primary federal regulator) as well as the Federal Deposit Insurance Corporation, or FDIC. Guaranty Insurance Services, Inc. is also subject to various federal and state laws and regulations.

We are a legal entity separate and distinct from our banking and nonbanking subsidiaries. Our principal sources of funds are cash dividends paid by our subsidiaries, investment income, and borrowings. Guaranty Bank has a policy to remain “well-capitalized.” Federal laws limit the amount of dividends or other capital distributions that a banking institution can pay. In addition, Guaranty Bank must file an application or notice with the OTS at least 30 days before it can pay dividends to us.

We are not currently subject to any explicit regulatory capital requirements, but Guaranty Bank is subject to OTS capital requirements. Federal law and OTS regulations have established four ratios for measuring an institution’s capital adequacy: a “leverage” ratio — the ratio of an institution’s Tier 1 capital to adjusted tangible assets; a “Tier 1 risk based capital” ratio — an institution’s adjusted Tier 1 capital as a percentage of total risk-weighted assets; a “total risk-based capital” ratio — the percentage of total risk based capital to total risk-weighted assets; and a “tangible equity” ratio — the ratio of tangible capital to total tangible assets.

Federal law and OTS regulations have also established five capital categories: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An institution is treated as well-capitalized when its risk-based capital ratio is at least 10.00%, its Tier 1 risk-based capital ratio is at least 6.00%, its leverage ratio is at least 5.00%, and it is not subject to any federal supervisory order or directive to meet a specific capital level. As of June 30, 2007, Guaranty Bank met all capital requirements to which it was subject and satisfied the requirements to be treated as a well-capitalized institution.

We actively follow the progress of the U.S. banking agencies in their efforts to develop a new set of regulatory risk-based capital requirements. The new requirements are commonly referred to as Basel II or the New Basel Capital Accord. We are evaluating these proposed standards to understand how they may affect our capital requirements. We are also reviewing the appropriateness of our internal measurements of credit risk, market risk, and operational risk. We are assessing the potential effects the New Basel Capital Accord may have on our business practices as well as broader competitive effects within the industry.

We are a grandfathered “unitary savings and loan holding company,” as defined by federal law, and may not acquire control of another savings association unless the OTS approves. We may not be acquired by an industrial holding company that is not also a grandfathered unitary savings and loan holding company. We may not be acquired by a bank holding company, financial holding company, or by any individual without the approval of our governing regulatory agency. In any case, the public must have an opportunity to comment on any proposed acquisition, and that agency must complete an application review. Without prior approval from the OTS, we may not acquire more than five percent of the voting stock of any savings institution.

The Gramm-Leach Bliley Act generally restricts any non-financial entity from acquiring us, unless such non-financial entity was, or had submitted an application to become, a savings and loan holding company as of May 4, 1999. Because we were a savings and loan holding company prior to May 4, 1999, we may engage in non-financial activities and acquire non-financial subsidiaries.

The FDIC insures the deposits of Guaranty Bank to the applicable maximum in each account, and such insurance is backed by the full faith and credit of the United States government. Prior to March 31, 2006, the FDIC administered two separate deposit insurance funds, the Bank Insurance Fund, or the BIF and the Savings Association Insurance Fund, or the SAIF. In accordance with federal deposit insurance reform legislation enacted in February 2006, the FDIC merged the BIF and the SAIF into a newly created Deposit Insurance Fund, or the DIF, effective March 31, 2006. Effective January 1, 2007, the FDIC modified its system for setting deposit insurance assessments. In addition to the capital and supervisory factors of the former system, assessment rates under the new system will be determined by an institution’s examination rating and either its long-term debt ratings or certain financial ratios.

The federal deposit insurance reform legislation also increases the amount of deposit insurance coverage for retirement accounts, allows for deposit insurance coverage on individual accounts to be indexed for inflation starting in 2010, and provides the FDIC more flexibility in setting and imposing deposit insurance assessments.

Numerous regulations promulgated by the Federal Reserve Board affect the business operations of Guaranty Bank. These include regulations relating to equal credit opportunity, electronic fund transfers, collection of checks, truth in lending, truth in savings, home ownership and equity protection, and availability of funds. Under Federal Reserve Board regulations, Guaranty Bank is required to maintain a reserve against its transaction accounts (primarily interest-bearing and non-interest bearing checking accounts). Because reserves must generally be maintained in cash or in non-interest-bearing accounts, the effect of the reserve requirements is to increase cost of funds.

The Gramm-Leach Bliley Act includes provisions that give consumers protections regarding the transfer and use of their nonpublic personal information by financial institutions. In addition, states are permitted under the Gramm-Leach-Bliley Act to have their own privacy laws, which may offer greater protection to consumers than the Gramm-Leach-Bliley Act. Numerous states in which we do business have enacted such laws.

The Bank Secrecy Act and the USA PATRIOT Act include numerous provisions designed to fight international money laundering and to block terrorist access to the U.S. financial system. We have established policies and procedures to ensure compliance with the provisions of the Bank Secrecy Act and the USA PATRIOT Act.

The Community Reinvestment Act, or CRA, requires that Guaranty Bank help meet the credit needs of the communities it serves, including low-to-moderate-income neighborhoods, while maintaining safe and sound banking practices. The primary federal regulatory agency assigns one of four possible ratings to an institution’s CRA performance and is required to make public an institution’s rating and written evaluation. The four possible ratings of meeting community credit needs are outstanding, satisfactory, needs to improve, and substantial non-compliance. In the most recent examination, we received an “outstanding” CRA rating from the OTS.

The non-affiliated registered broker-dealer that sells investment products through our branches maintains its own compliance monitoring program. In addition, we have developed our own compliance-monitoring program to ensure our employees deliver products in a manner consistent with the various laws governing these activities.

Although our lending activities expose us to some risk of liability for environmental hazards, we do not currently have any significant liabilities for environmental matters.

Employees

We have about 2,300 employees of which about 2,100 are full time. None of our employees are covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Properties

We own a 435,000 square foot office building in Austin, Texas and we lease 150,000-square feet in an office building in Dallas, Texas. We lease about 180,000 square feet of the Austin office building to Temple-Inland and 20,000 square feet to Forestar pursuant to a lease that expires in 2013.

We own the land and premises for 108 of our banking center branches; lease the land and own the premises for three of our banking center branches and lease the remaining 59 banking center branches.

We believe that our properties are adequate for our present needs.

Legal Proceedings

On July 5, 2007, a class was certified in an action pending in Orange County, California, Superior Court alleging a subsidiary violated that state’s laws related to the time in which a mortgage company is required to file a release of lien following payment of a mortgage on residential real estate. The penalty for a violation is $300 for violations prior to January 1, 2001 or $500 for violations after that date. We are currently reviewing the loan files for loans we serviced to determine the extent to which such violations occurred. We exited the mortgage loan servicing business in late 2004. We have established reserves that we believe are adequate for this matter, and we do not anticipate that the outcome in this case should have a material adverse effect on our financial position or long-term results of operations or cash flows.

We are involved in various other legal proceedings that arise from time to time in the ordinary course of doing business. We believe we have established adequate reserves for any probable losses and that the outcome of any of the proceedings should not have a material adverse effect on our financial position or long-term results of operations or cash flow. It is possible, however, that charges related to these matters could be significant to results of operations or cash flow in any single accounting period.

CAPITALIZATION

The following table shows our capitalization as of June 30, 2007 on both an historical basis and pro forma basis giving effect to our anticipated post-spin-off capital structure. This table should be read in conjunction with our historical financial statements included in this information statement and sections entitled “Selected Historical Financial Information,” “Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Our Capital Stock.”

The pro forma capitalization is not necessarily indicative of our capitalization had the spin-off and our anticipated post-spin-off capital structure been completed on the date assumed. The pro forma capitalization below may not reflect the capitalization or financial condition that would have resulted had we been operating as an independent, publicly-traded company at that date and is not necessarily indicative of our future capitalization or financial condition.

	Historical	Pro Forma
	(In millions)

Borrowings
Federal Home Loan Bank borrowings	$4,582	$4,582
Subordinated notes payable to trust	314	314
Other borrowings	101	1

Total borrowings	4,997	4,897
Stockholders’ equity
Preferred stock, par value $[ ] per share, authorized [ ] shares, none issued	—	—
Common stock, par value $1 per share, authorized [ ] shares, issued [ ]shares	—
Additional paid-in capital	825
Retained earnings	209
Accumulated other comprehensive income	—

Total stockholders’ equity	1,034	1,134

Total capitalization	$6,031	$6,031

SELECTED HISTORICAL FINANCIAL INFORMATION

	First Six Months		For the Year
	2007	2006	2006(a)	2005	2004	2003(a)	2002
	(Dollars in millions)

For the period or year:
Interest income	$490	$494	$997	$800	$718	$728	$774
Interest expense	(300)	(283)	(585)	(404)	(312)	(346)	(394)

Net interest income	190	211	412	396	406	382	380
(Provision) credit for credit losses	2	—	(1)	(10)	12	(43)	(40)
Noninterest income(b)	77	86	168	180	267	370	316
Noninterest expense(b)	(187)	(206)	(388)	(384)	(534)	(539)	(509)
Income tax expense	(31)	(35)	(70)	(66)	(56)	(61)	(53)

Net income	$51	$56	$121	$116	$95	$109	$94

Dividends to Temple-Inland	$35	$60	$135	$25	$100	$166	$125
Return on average assets	0.65%	0.65%	0.72%	0.71%	0.56%	0.61%	0.57%
Return on average stockholder’s equity	9.94%	10.62%	11.67%	11.97%	10.00%	11.37%	9.75%
Period or year-end:
Loans, net	$9,470	$9,570	$9,617	$9,845	$9,618	$9,025	$9,667
Assets	15,696	16,911	16,252	17,692	16,120	17,300	17,724
Deposits	9,532	9,277	9,486	9,201	8,964	8,698	9,187
Preferred stock issued by subsidiaries	—	305	305	305	305	305	305
Subordinated notes payable to trust	314	—	142	—	—	—	—
Other long-term debt (original maturities greater than one year at the time of borrowing)	971	1,799	1,405	2,025	2,767	3,275	3,248
Stockholder’s equity	1,034	1,024	1,015	1,017	927	938	996
Non-performing assets(c)	36	37	31	37	91	131	132
Capital:
Tier 1 leverage ratio	8.07%	7.29%	7.62%	6.94%	6.89%	6.31%	6.54%
Total risk-based capital ratio	10.61%	10.56%	10.52%	10.54%	10.83%	11.13%	10.68%
Credit reserves(d):
Allowance for loan losses to non-performing loans	248%	199%	253%	213%	170%	172%	105%
Allowance for loan losses to total loans	0.75%	0.73%	0.68%	0.75%	0.88%	1.22%	1.34%

(a)	In 2006, Temple-Inland adopted the modified prospective application of SFAS No. 123 (revised December 2004), Share-Based Payment. In 2003, Temple-Inland voluntarily adopted the prospective transition method of SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 12. As a result, Temple-Inland began allocating share-based compensation expense to us.

(b)	In 2006, we sold our asset-based lending operations and completed the repositioning of our mortgage origination activities. In late 2005, we eliminated our wholesale origination network. In 2004, we repositioned our mortgage origination activities and we sold our third-party mortgage servicing rights.

Charges related to these actions included in noninterest expense consist of:

	For the Year
	2006	2005	2004
	(In millions)

Severance	$5	$2	$9
Loss on closure of origination facilities	—	—	11
Loss on sale of mortgage servicing rights	—	—	11
Goodwill impairment	6	—	—
Other	—	3	3

	$11	$5	$34

The decrease in noninterest income and expense in 2005 is principally due to the 2004 repositioning of our mortgage origination activities and to the sale of our third-party mortgage servicing rights.

(c)	Includes nonaccrual loans, renegotiated loans and assets acquired in satisfaction of loans. Excludes loans past due 90 days or more and still accruing.

(d)	Excludes residential mortgage loans held for sale.

PRO FORMA FINANCIAL INFORMATION

The pro forma financial information portrays how our spin-off from Temple-Inland might have affected our historical financial information if it had occurred at June 2007 for balance sheet purposes and at the beginning of 2006 for income statement purposes. As you read this, understand that the pro forma financial information is presented for informational purposes only and is not intended to show what our financial position or results of operations would have been had we been operating as an independent, publicly-traded company during these periods or what our financial position or results of operations might be in the future. The pro forma financial information should be read with our historical financial statements included in this information statement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

How we prepared the Pro Forma Financial Information

We prepared the pro forma financial information based upon our historical financial statements adjusted to reflect our estimate of the effect of events that are directly attributable to the spin-off, expected to have a continuing impact on our operations and are factually supportable. The pro forma adjustments were derived from currently available information and were based on assumptions that we believe are reasonable and that reflect our current intentions.

Events that are reflected in the Pro Forma Financial Information

•	$100 million capital contribution from Temple-Inland that will be used to redeem $100 million of other borrowings in late 2008 and early 2009.

•	Factually supportable incremental increases in expenses principally related to officer and director compensation and stock-based compensation.

•	The authorization of preferred stock and distribution of our common stock to the stockholders of Temple-Inland.

Events that are not reflected in the Pro Forma Financial Information

•	Estimated non-recurring costs that we expect to incur as a result of the spin-off of about $10 million, including costs for signage, branding, employee recruitment, reconfiguring information systems and building improvements.

•	Incremental expenses for stand-alone company functions and arrangements that we are developing, such as benefit administration, governance, information technology infrastructure, investor relations, tax services, and incentive and stock-based compensation arrangements. These services and arrangements are currently being provided by Temple-Inland and the allocation of the cost of these services is included in our historical results of operations, $38 million in 2006 and $19 million in first six months 2007. We expect Temple-Inland to continue to provide some of these services until we establish our own stand-alone functions. Our current estimate of the incremental annual cost of these services on a stand-alone basis over and above the cost allocated to us by Temple-Inland is between $3 million to $5 million.

GUARANTY FINANCIAL GROUP INC.

UNAUDITED PRO FORMA BALANCE SHEET
June 30, 2007

		Pro Forma
	Historical	Adjustment		Pro Forma
	(In millions)

ASSETS
Cash and cash equivalents	$286	$—		$286
Restricted cash	—	100	(a)	100
Loans held for sale	20	—		20
Loans, net	9,470	—		9,470
Securities available-for-sale	888	—		888
Securities held-to-maturity	4,192	—		4,192
Investment in Federal Home Loan Bank stock	211	—		211
Property and equipment, net	222	—		222
Accounts, notes, and accrued interest receivable	103	—		103
Goodwill	141	—		141
Other intangible assets	23	—		23
Deferred income taxes	34	—		34
Other assets	106	—		106

TOTAL ASSETS	$15,696	$100		$15,796

LIABILITIES AND EQUITY
Deposits	$9,532	$—		$9,532
Federal Home Loan Bank borrowings	4,582	—		4,582
Other liabilities	133	—		133
Other borrowings	101	—		101
Subordinated notes payable to trust	314	—		314

TOTAL LIABILITIES	14,662	—		14,662
STOCKHOLDERS’ EQUITY
Preferred stock, par value $[ ] per share	—	—	(c)	—
Common stock, par value $1 per share	—	—	(c)
Additional paid-in capital	825	100	(a)(c)
Retained earnings	209	—
Accumulated other comprehensive income	—	—

TOTAL STOCKHOLDERS’ EQUITY	1,034	100		1,134

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,696	$100		$15,796

Please read the notes to the unaudited pro forma financial statements.

GUARANTY FINANCIAL GROUP INC.

UNAUDITED PRO FORMA STATEMENT OF INCOME
Year Ended December 2006

		Pro Forma
	Historical	Adjustment		Pro Forma
	(In millions)

INTEREST INCOME
Loans and loans held for sale	$695	$—			$695
Securities available-for-sale	32	—			32
Securities held-to-maturity	249	—			249
Other earning assets	21	—			21

Total interest income	997	—			997

INTEREST EXPENSE
Deposits	(283)	—			(283)
Borrowed funds	(302)	—			(302)

Total interest expense	(585)	—			(585)

NET INTEREST INCOME	412	—			412
(Provision) credit for credit losses	(1)	—			(1)

NET INTEREST INCOME AFTER (PROVISION) CREDIT FOR CREDIT LOSSES	411	—			411
NONINTEREST INCOME	168	—			168
NONINTEREST EXPENSE
Compensation and benefits	(184)	(1	)(b)		(185)
Other	(204)	—			(204)

Total noninterest expense	(388)	(1)			(389)

INCOME BEFORE TAXES	191	(1)			190
Income tax expense	(70)	—			(70)

NET INCOME	$121	$(1)			$120

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING(e)
Basic
Diluted
NET INCOME PER SHARE(e)
Basic				$

Diluted				$

Please read the notes to the unaudited pro forma financial statements.

GUARANTY FINANCIAL GROUP INC.

UNAUDITED PRO FORMA STATEMENT OF INCOME
First Six Months 2007

		Pro Forma
	Historical	Adjustment		Pro Forma
	(In millions)

INTEREST INCOME
Loans and loans held for sale	$346	$—			$346
Securities available-for-sale	18	—			18
Securities held-to-maturity	117	—			117
Other earning assets	9	—			9

Total interest income	490	—			490

INTEREST EXPENSE
Deposits	(169)	—			(169)
Borrowed funds	(131)	—			(131)

Total interest expense	(300)	—			(300)

NET INTEREST INCOME	190	—			190
(Provision) credit for credit losses	2	—			2

NET INTEREST INCOME AFTER (PROVISION) CREDIT FOR CREDIT LOSSES	192	—			192
NONINTEREST INCOME	77	—			77
NONINTEREST EXPENSE
Compensation and benefits	(91)	—	(b)		(91)
Other	(96)	—			(96)

Total noninterest expense	(187)	—			(187)

INCOME BEFORE TAXES	82	—			82
Income tax expense	(31)	—			(31)

NET INCOME	$51	$—			$51

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING(e)
Basic
Diluted
NET INCOME PER SHARE(e)
Basic				$

Diluted				$

Please read the notes to the unaudited pro forma financial statements.

GUARANTY FINANCIAL GROUP INC.

Notes to Unaudited Pro Forma Financial Statements

(a) Temple-Inland will make an equity contribution to us of $100 million cash that we will irrevocably transfer to the trustee for the $100 million of subordinated debentures included in other borrowings. The trustee will use these funds to redeem the debentures on their respective redemption dates ($90 million in December 2008 and $10 million in January 2009).

To reflect this in the pro forma balance sheet, we increased additional paid-in capital $100 million and increased restricted cash $100 million.

(b) We revised our director’s compensation program, increased the base salary and granted an equity award to our CEO.

To reflect this in the pro forma income statements, we increased noninterest expenses $1 million in 2006 and less than $1 million in first six months 2007 to reflect the incremental increase in cost associated with these events. The incremental increase represents the difference between our estimates of their costs compared with the costs reflected in our historical financial statements, both direct or allocated from Temple-Inland.

(c) We will authorize the issuance of preferred stock. In addition, we assumed a distribution ratio of [          ] share of our stock for every [          ] share of Temple-Inland stock outstanding.

To reflect this in the pro forma balance sheet, we increased common stock $[     ] million, and we decreased additional paid-in capital $[     ] million.

(d) We tax effected the adjustments to the pro forma income statement.

To reflect this in the pro forma income statement, we increased income tax expense less than $1 million in 2006 and less than $1 million in first six months 2007 using the historical effective tax rate of 37% in 2006 and the assumed annual effect tax rate of 38% in 2007.

GUARANTY FINANCIAL GROUP INC.

Notes to Unaudited Pro Forma Financial Statements — (Continued)

(e) We computed pro forma basic and diluted earnings per share by dividing pro forma net income by weighted average shares outstanding assuming a distribution ratio of [    ] share of our stock for every [          ] share of Temple-Inland common stock outstanding as follows:

	First Six
	Months
	2007	2006
	(In millions)

Earnings for basic and diluted earnings per share:
Pro forma net income	$54	$126

Weighted average shares outstanding:
Weighted average shares outstanding — basic
Dilutive effect of stock options

Weighted average shares outstanding — diluted

The dilutive effect of stock options represents the dilutive effect of Temple-Inland stock options outstanding as of June 30, 2007 adjusted to reflect the distribution ratio. There were no common stock equivalents excluded from the calculation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior to the spin-off and related transactions. As a result, the discussion and analysis of historical periods does not reflect the impact that the spin-off and related transactions will have on us, including debt service requirements, and differences between administrative costs allocated to us by Temple-Inland and actual administrative costs that we will incur as a separate public company.

Our historical results may not be indicative of our future performance and do not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, stand-alone entity during the periods presented, particularly since changes will occur in our operations and capitalization as a result of the spin-off and related transactions. Please read “Pro Forma Financial Information.”

In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the future performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” Our actual results may differ materially from those contained in any forward-looking statements.

Summary

Overview

We gather deposits in two primary markets, Texas and California, both of which we believe offer substantial opportunity for cost-effective growth. We invest funds raised from deposits and from borrowings in loans and mortgage-backed securities. We focus our lending activities on targeted geographic and industry markets, and we lend both within and outside of our deposit-gathering markets. Our loans have collateral and rate characteristics that we have experience managing, such as single-family mortgage, commercial real estate construction and energy lending. We attempt to minimize the potential effect of interest rate cycles by investing principally in adjustable rate assets and maintaining an asset and liability profile that is relatively unaffected by movements in interest rates.

Current Market Conditions

Current conditions in the credit markets are difficult and volatile resulting in less liquidity, widening of credit spreads, and a lack of price transparency. In addition, current conditions in the residential housing markets are difficult due to an over supply of housing, declining sales volume for new and existing homes, flat to declining sales prices, and significant tightening of credit markets. These conditions have negatively affected our residential housing activities including single family, mortgage warehouse, and homebuilding lending. As a result, our residential housing loans continue to decline, and we are beginning to experience credit deterioration resulting in higher provisions for credit losses. These conditions have not affected our liquidity, which remains strong.

Analysis of Years Ended 2006, 2005 and 2004

Performance Ratios

	For the Year
	2006	2005	2004

Return on assets (net income divided by average total assets)	0.72%	0.71%	0.56%
Return on equity (net income divided by average stockholder’s equity)	11.67%	11.97%	10.00%
Dividend payout ratio (dividends declared divided by net income)	112%	22%	105%
Equity to assets ratio (average stockholder’s equity divided by average assets)	6.16%	5.95%	5.63%
Net interest margin (net interest income divided by average earning assets)	2.58%	2.58%	2.55%

Significant aspects of our results of operations follow:

2006

•	Net income was $121 million, an increase of 4% over 2005, as a result of minimal credit losses and a 4% increase in net interest income driven by an increase in average mortgage-backed security holdings.

•	Noninterest income increased 5% in 2006 (excluding wholesale mortgage origination activities, from which we completed our exit in early 2006), because of increases in our retail deposit fees and insurance agency revenues.

•	Noninterest expense remained stable.

•	We recognized asset impairments and severance charges of $11 million as a result of selling our asset-based lending portfolio and completing our exit from our wholesale mortgage origination activities.

2005

•	While the overall credit quality of our loan portfolio remained strong, we incurred losses on asset-based loans and leases resulting in provisions for loan loss of $10 million.

•	We recognized $5 million in severance and other charges as we began our exit from the wholesale mortgage origination business.

2004

•	We recognized $34 million in asset impairments and severance from repositioning our mortgage origination activities and selling our third-party mortgage servicing rights.

•	We benefited from improved asset quality, which resulted in a recovery of previously recorded provisions for credit losses.

Results of Operations

Net Interest Income

Net interest income is the interest we earn on loans, securities, and other interest-earning assets, minus the interest we pay for deposits and borrowings and dividends we pay on preferred stock issued by subsidiaries. Net interest income is sensitive to changes in the mix and amounts of interest-earning assets and interest-bearing liabilities. In addition, changes in the interest rates and yields associated with these assets and liabilities may significantly impact net interest income. See “Risk Management” for a discussion of how we manage the portfolios of interest-earning assets and interest-bearing liabilities and associated risks.

Net interest margin is principally influenced by the relative rates of our interest-earning assets and interest-bearing liabilities and the amount of noninterest-bearing deposits, other liabilities, and equity used to fund our assets. Our net interest margin was 2.58% in 2006 and 2005 and 2.55% in 2004, despite increases in short-term market rates of over 4% since 2003 and a shift from a positively-sloped to a negatively-sloped yield curve. These results reflect our efforts to minimize interest rate risk. We experienced some spread compression on incremental commercial loans and from the higher amount of newly-acquired mortgage-backed securities, which typically carry a lower spread than loans. We also experienced some increases in interest expense as customers moved deposits from money-market and savings accounts to higher rate certificates of deposit. However, this was offset by an increase in the relative benefit of our net noninterest-bearing funds as market rates increased.

Our average noninterest-bearing demand deposits increased 8% to $757 million in 2006. The interest income benefit of our net noninterest-bearing funds was $16 million higher in 2006 than in 2005.

As we are currently positioned, if interest rates remain relatively stable, it is likely our net interest margin will remain near its current level. However, if interest rates change significantly our net interest margin may decline. Please read “Quantitative and Qualitative Disclosure About Market Risk” for further quantitative information about potential changes in our net interest margin.

To maintain our thrift charter, we are required to maintain 65% of our assets in HOLA-qualifying loans and investments, including without limitation loans with residential real estate collateral, mortgage-backed securities or consumer loans. Over 75% of our earning assets at year-end 2006 consisted of loans and securities with residential real estate as the underlying collateral, which we refer to as residential housing assets. Although we do not currently anticipate dropping below the 65% requirement, if our residential housing assets continue to decrease or our commercial loan portfolio grows substantially, we would have to take appropriate action, including converting Guaranty Bank to a national bank charter or adopting alternative structures, which would not have the same limitations, or purchasing mortgage-backed securities to meet the requirement.

Information about our composition of earning assets at year-end 2006 and 2005 follows:

We include single-family mortgage loans, single-family construction loans to homebuilders, mortgage warehouse loans, and multifamily and senior housing loans in residential housing loans.

Average balances, interest income and expense, and rates by major balance sheet categories were:

	For the Year
	2006			2005			2004
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in millions)

ASSETS
Cash equivalents	$128	$6	4.83%	$133	$1	0.66%	$138	$3	1.68%
Loans held for sale	61	4	6.95%	350	16	4.49%	618	33	5.33%
Loans(a)(b)	9,782	691	7.06%	9,924	574	5.79%	9,503	460	4.84%
Securities	5,727	281	4.91%	4,649	199	4.28%	5,362	217	4.05%
Investment in Federal Home Loan Bank stock	288	15	5.02%	283	10	3.58%	265	5	1.85%

Total earning assets	15,986	$997	6.24%	15,339	$800	5.22%	15,886	$718	4.52%
Other assets	848			941			982

Total assets	$16,834			$16,280			$16,868

LIABILITIES AND EQUITY
Interest-bearing deposits:
Interest-bearing demand	$3,376	$74	2.19%	$3,697	$51	1.38%	$4,466	$51	1.13%
Savings deposits	207	1	0.73%	235	2	0.70%	247	2	0.72%
Certificates of deposit	4,921	208	4.22%	4,407	136	3.10%	3,579	89	2.51%

Total interest-bearing deposits	8,504	283	3.33%	8,339	189	2.27%	8,292	142	1.71%

Short-term Federal Home Loan Bank borrowings	4,212	209	4.96%	3,084	103	3.36%	2,161	31	1.41%
Long-term Federal Home Loan Bank borrowings	1,649	61	3.69%	2,291	84	3.66%	2,967	107	3.62%
Securities sold under repurchase agreements	—	—	—	144	4	2.63%	1,155	15	1.31%
Other borrowings	107	9	8.14%	106	7	6.68%	114	5	4.71%
Subordinated notes payable to trust	26	2	7.37%	—	—	—	—	—	—
Preferred stock issued by subsidiaries	308	21	6.96%	307	17	5.44%	307	12	3.87%

Total borrowings	6,302	302	4.79%	5,932	215	3.63%	6,704	170	2.54%

Total interest-bearing liabilities	14,806	$585	3.95%	14,271	$404	2.83%	14,996	$312	2.08%

Interest rate spread			2.29%			2.39%			2.44%
Noninterest-bearing demand deposits	757			699			507
Other liabilities	234			341			415
Stockholder’s equity	1,037			969			950

Total liabilities and stockholder’s equity	$16,834			$16,280			$16,868

Impact of noninterest-bearing funds			0.29%			0.19%			0.11%

Net interest income/margin		$412	2.58%		$396	2.58%		$406	2.55%

(a)	Includes nonaccruing loans.

(b)	Interest includes recognized loan fees of $28 million in 2006, $27 million in 2005, and $27 million in 2004.

The majority of our earning assets at year-end 2006 are variable-rate. Increases in the rates earned on our assets in 2006 and 2005 are principally a result of increases in short-term market interest rates. These market rate increases also increased the rates we paid on our deposit liabilities and borrowings.

Changes in net interest income attributable to changes in volume and rates were:

	2006 Compared with 2005 Increase			2005 Compared with 2004 Increase
	(Decrease) Due To			(Decrease) Due To
	Volume	Rate	Total	Volume	Rate	Total
	(In millions)

Interest income:
Cash equivalents	$—	$5	$5	$(1)	$(1)	$(2)
Loans held for sale	(17)	5	(12)	(12)	(5)	(17)
Loans	(8)	125	117	21	93	114
Securities	50	32	82	(29)	11	(18)
Investment in Federal Home Loan Bank stock	—	5	5	—	5	5

Total interest income	25	172	197	(21)	103	82

Interest expense:
Deposits:
Interest-bearing demand	(5)	28	23	(10)	10	—
Savings deposits	(1)	—	(1)	—	—	—
Certificates of deposit	18	54	72	23	24	47

Total interest on deposits	12	82	94	13	34	47
Short-term Federal Home Loan Bank borrowings	46	60	106	17	55	72
Long-term Federal Home Loan Bank borrowings	(24)	1	(23)	(24)	1	(23)
Securities sold under repurchase agreements	(8)	4	(4)	(19)	8	(11)
Other borrowings	—	2	2	—	2	2
Subordinated notes payable to trust	2	—	2	—	—	—
Preferred stock issued by subsidiaries	—	4	4	—	5	5

Total interest expense	28	153	181	(13)	105	92

Net interest income	$(3)	$19	$16	$(8)	$(2)	$(10)

Provision For Credit Losses

The provision for credit losses was $1 million in 2006 compared with $10 million in 2005. Net charge-offs were $10 million in 2006 and $21 million in 2005. Charge-offs in both 2006 and 2005 were principally related to loans from our asset-based lending operations, which we sold in 2006. Net charge-offs were 0.10% of average loans in 2006 and 0.21% in 2005.

Please read “Risk Management — Credit Risk Management” for a discussion about how we manage credit risk and about our allowances for credit losses.

Noninterest Income

Noninterest income consists of:

				Increase (Decrease)
				2006	2005
	For the Year			Compared	Compared
	2006	2005	2004	to 2005	to 2004
	(In millions)

Insurance commissions and fees	$69	$65	$50	$4	$15
Service charges on deposits	50	44	42	6	2
Commercial loan facility fees	26	25	23	1	2
Operating lease income	7	6	10	1	(4)
Mutual fund and variable annuity sales commissions	6	4	5	2	(1)
Other	8	14	6	(6)	8

	166	158	136	8	22
Mortgage loan servicing fees	—	—	31	—	(31)
Amortization and impairment of servicing rights	—	—	(40)	—	40
Loan origination and sale of loans	2	22	140	(20)	(118)

	$168	$180	$267	$(12)	$(87)

Percent increase (decrease) for the year				(7)%	(33)%

The increase in insurance commissions and fees was the result of the acquisition of three agencies in 2005 and 2004, one in Texas and two in California, and internal growth.

Service charges on deposits consist principally of fees on transaction accounts. Deposit fees increased as a result of increases in transaction accounts as well as changes we made to the pricing of our overdraft charges.

The decrease in loan origination and sale of loans was due to the elimination of our wholesale mortgage origination network and the repositioning of our mortgage origination activities and sale of our third-party mortgage servicing. As a result of these repositionings, we do not anticipate significant single-family mortgage loan originations or sales until our correspondent operations are fully developed.

Information about our mortgage loan origination activities follows:

	For the Year
	2006	2005	2004
	(In millions)

Loans originated and retained	$182	$855	$1,617
Loans originated for sale to third parties	215	1,815	5,227

Noninterest Expense

Noninterest expense consists of:

				Increase (Decrease)
				2006	2005
	For the Year			Compared	Compared
	2006	2005	2004	to 2005	to 2004
	(In millions)

Compensation and benefits	$184	$182	$266	$2	$(84)
Occupancy	28	27	31	1	(4)
Information systems and technology	14	16	19	(2)	(3)
Shared services allocation from Temple-Inland	31	25	25	6	—
Furniture, fixtures, and equipment	16	20	22	(4)	(2)
Advertising and promotional	15	20	22	(5)	(2)
Professional services	12	16	21	(4)	(5)
Travel and other employee costs	11	12	11	(1)	1
Postage, printing, and supplies	8	9	13	(1)	(4)
Depreciation of assets leased to others	6	6	8	—	(2)
Charges related to asset impairments and severance	11	5	34	6	(29)
Loan servicing and origination, other than compensation	—	—	13	—	(13)
Other	52	46	49	6	(3)

	$388	$384	$534	$4	$(150)

Percent increase (decrease) for the year				1%	(28)%

A significant portion of our compensation expense in 2004 was related to our mortgage loan origination activity and was variable with origination volume. The decrease in 2005 was principally a result of the repositioning of our mortgage activities.

In 2005, we began a program to expand our banking center network by constructing new retail bank branches in key markets. We opened five new branches in 2006 and six new branches in 2005. We have plans for up to eight additional branches in 2007. We expect that these new branches will provide us with additional deposit funding, including noninterest-bearing deposits, and will increase our noninterest income, but will also increase our noninterest expense as a result of additional compensation and depreciation expense by approximately $0.5 million per year for each new branch.

Charges related to asset impairments and severance in 2006 related principally to the sale of our asset-based lending operations. Charges in 2004 and 2005 related to the repositioning of our mortgage activities and the sale of our third-party mortgage servicing rights.

Income Tax Expense

Our effective tax rate, which is income tax expense as a percent of income before taxes, was 37% in 2006, 36% in 2005, and 37% in 2004. We anticipate our effective tax rate in 2007 will be about 38%.

Segment Performance Summary

We currently manage our business in four segments:

•	Commercial banking

•	Retail banking

•	Insurance agency

•	Treasury, corporate and other

We formerly operated a mortgage banking segment, which we exited in 2006.

Segment operating income (loss) consists of:

	For the Year
	2006	2005	2004
	(In millions)

Commercial banking	$257	$244	$260
Retail banking	(5)	(17)	(58)
Insurance agency	10	10	9
Mortgage banking	(17)	(28)	(42)
Treasury, corporate and other	(54)	(27)	(18)

	$191	$182	$151

Commercial Banking

Commercial banking offers loan and other credit products to residential construction, commercial real estate construction, mortgage warehouse, energy, corporate, and middle market customers. This segment also manages our single-family mortgage loan portfolio and provides commercial deposit and cash management products and services. Changes in commercial banking’s segment operating income are principally related to changes in the amount of credit losses we recognized in each year. In 2006 we received $5 million in recoveries related to asset-based lending relationships. In 2005 we recognized $9 million in loan loss provision for a lease to a customer that went bankrupt. In 2004 we received payment in full on loans for which we had previously recognized $7 million in allowances for credit losses, and we recognized reductions of our allowance for credit losses of $5 million related to improvements in borrower credit quality and economic conditions.

Commercial banking’s portfolio has remained relatively stable, although there have been changes in the mix. In 2006, commercial real estate construction loans grew by $469 million, energy loans grew by $361 million, and we sold our asset-based lending portfolio. The single-family mortgage loan portfolio decreased as a result of repayments on loans exceeding new loan production. Commercial banking’s non-interest expenses have decreased since 2004 as a result of focused cost control efforts.

Retail Banking

Retail banking includes our branch network and local business lending. Through our branches, we offer a broad range of financial products and services to consumers and small businesses, including traditional deposit services, lending products and non-deposit investment products, including mutual funds and fixed and variable-annuity products. Improvement in segment operating results is principally related to increased net interest income earned by the segment on its deposits as a result of increases in market interest rates. Segment net interest income increased partially because rates paid on interest-bearing deposits have not increased as much as wholesale funding rates that we use to determine earnings credits for segment liabilities, and partially because of the increase in the relative benefit of net noninterest bearing funds as market rates increased. The increase in segment net interest income has been partially offset by increases in non-interest expenses related to the 11 new branches opened since 2004. Deposits gathered by the segment increased 2% in 2006 and 3% in 2005.

Insurance Agency

Insurance agency includes regional offices in Texas and California that offer a comprehensive array of insurance products to consumer and commercial customers including property and casualty insurance, life and health insurance, and construction bonds, for which we receive commissions. We also sell fixed annuity products and manage sales of mutual funds and variable annuity products offered by a non-affiliated broker-dealer through our retail banking branch network. Increases in commissions and fees have been offset by compensation increases related primarily to commissions paid to our sales employees and amortization of acquired customer relationship intangibles.

Treasury, corporate and other

Treasury, corporate and other includes our mortgage-backed security portfolio, borrowings from third parties, results of managing our asset/liability position and expenses not allocated to other segments. Changes in segment operating income relate principally to the residual impact of funds transfer pricing during a period of rising interest rates.

Financial Condition

Loans

The composition of our loans at year-end 2006 follows:

Residential housing assets declined in 2006 due to payments on single-family mortgage loans and securities exceeding new single-family mortgage loan production and securities purchases. New loan production was limited in 2006 because we eliminated our wholesale mortgage production network in the first quarter. The decline in residential housing assets, and a $290 million decrease from the sale of our asset-based loan portfolio, was partially offset by $469 million increase in commercial real estate loans, and a $361 million increase in energy loans.

We have developed the systems to begin acquiring mortgage loans from certain of our correspondent mortgage warehouse borrowers. In early second quarter 2007 we began acquiring limited volumes of loans through this channel. However, the correspondent mortgage business is very competitive and the current interest rate environment is not generally conducive to significant origination or purchase of adjustable-rate mortgages, which we generally hold.

We do not expect our correspondent mortgage business to generate a significant volume of mortgage loans in 2007. As a result, our single-family mortgage loans will continue to decrease throughout 2007. Additionally, current market pricing for mortgage-backed securities remains challenging. Through June 2007, we have purchased $567 million in mortgage-backed securities at returns we consider acceptable. However, unless we continue to find similar opportunities, our mortgage-backed securities will continue to decrease. Our commercial loans outstanding increased in first quarter 2007, and we anticipate they will continue to increase throughout 2007, partially offsetting decreases in single-family mortgage loans and mortgage-backed securities. However, it is likely that our earning assets will decline in 2007 and that residential housing assets as a percentage of earning assets will continue to decline.

A portion of our residential housing loans consists of adjustable-rate mortgages that have various monthly payment options, which we refer to as Option ARMs. These loans generally include the ability to select from fully amortizing payments, interest-only payments, and payments less than the interest accrual rate, which can result in negative amortization increasing the principal amount of the loan. Negative amortization is subject to various limitations, typically including a 110% maximum principal balance as a percent of original principal balance, which limits the maximum loan-to-value ratio, or LTV, that can be reached. We underwrite borrowers on Option ARMs at fully amortizing payment amounts, and the maximum principal balance limitation restricts negative amortization to 88% LTV. At year-end 2006, residential housing loans included $677 million of Option ARMs. We recognized interest income on loans from borrowers that elected negative amortization payment options of $11 million in 2006, $4 million in 2005, and an insignificant amount in 2004.

In second half 2006, the federal banking regulators published guidance on Option ARMs and commercial real estate lending. The guidance outlines various underwriting and risk management activities appropriate for participating in these lending activities. We anticipate some changes to our Option ARM product offerings and risk management processes as a result of the guidance, but do not believe these changes will be significant.

The loan portfolio consists of:

	At Year-End
	2006	2005	2004	2003	2002
	(In millions)

Single-family mortgage	$2,323	$3,112	$3,560	$3,255	$2,470
Single-family mortgage warehouse	795	757	580	387	522
Single-family construction	1,782	1,665	1,303	888	1,003
Multifamily and senior housing	1,270	1,469	1,454	1,769	1,858

Total residential housing	6,170	7,003	6,897	6,299	5,853
Commercial real estate	1,227	758	709	1,015	1,891
Commercial and business	1,012	843	746	585	740
Energy lending	1,117	756	717	562	420
Asset-based lending and leasing	—	395	428	499	696
Consumer and other	156	164	206	176	199

Total loans	9,682	9,919	9,703	9,136	9,799
Less allowance for loan loss	(65)	(74)	(85)	(111)	(132)

Loans, net	$9,617	$9,845	$9,618	$9,025	$9,667

The single-family construction portfolio consists predominantly of loans to finance homebuilding activities, including construction and acquisition of developed lots and undeveloped land. We finance homebuilding activities in many cities across the United States.

Commercial real estate portfolio growth in 2006 was a result of strong borrower demand in many of our target markets. Unfunded commercial real estate commitments grew to $989 million at year-end 2006, compared with $665 million at year-end 2005. We anticipate continued growth in the commercial real estate portfolio in 2007 as borrowers draw against these commitments to fund construction activities.

The energy lending portfolio has experienced significant growth primarily as a result of new customer relationships as well as increased loan commitments to existing customers over the last few years. The energy lending portfolio customers are primarily headquartered in Texas, Oklahoma, California, and Louisiana. The energy loans are generally secured by either oil and gas properties, crude oil, natural gas pipeline assets, or working capital assets. Energy loans are generally provided after an extensive credit underwriting and engineering evaluation process. For oil and gas reserve-based loans, we employ three petroleum engineering professionals with significant industry experience. Our engineering staff evaluates the collateral value of each borrower’s assets using appropriate underwriting standards and commodity price assumptions to determine the projected cash flow and discounted present value of the underlying oil and gas collateral.

In 2006, we sold our asset-based lending operations.

Construction, commercial and business and energy loans by maturity date at year-end 2006 were:

					Commercial		Commercial and
	Single-Family Construction		Multifamily and Senior Housing		Real Estate		Business and Energy
	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed
	Rate	Rate	Rate	Rate	Rate	Rate	Rate	Rate	Total
	(In millions)

Due within one year	$1,277	$121	$812	$—	$1,002	$6	$1,612	$20	$4,850
After one but within five years	251	133	293	31	178	39	401	6	1,332
After five years	—	—	131	3	2	—	90	—	226

	$1,528	$254	$1,236	$34	$1,182	$45	$2,103	$26

	$1,782		$1,270		$1,227		$2,129		$6,408

The actual maturities of loans may vary significantly from contractual maturities as a result of early payoffs, loan extensions, and other factors. The uncertainties of future events, particularly with respect to interest rates, make it difficult to predict the actual maturities.

Investment Securities

The following charts summarize the fair value distribution of our mortgage-backed securities portfolio at year-end 2006.

The interest rate on many of our mortgage-backed securities does not change by the same amount as broad-market indexes because of lagging characteristics of their referenced prices. Securities that we refer to as 12MTA have rates determined based upon a 12-month moving average of 1-year constant-maturity United States Treasury yields, plus various margins. Securities that we refer to as COFI have rates determined based upon the monthly cost of funds of institutions in the 11th District of the Federal Home Loan Bank System, plus various margins. The interest rates of our intermediate adjustable rate mortgage securities are generally fixed for five years from issuance, then change to a floating rate based on the London Interbank Offered Rate, or LIBOR, plus various margins. In 2006 and 2005, the yields on our mortgage-backed securities increased as a result of the general increase in market rates because the majority of our securities reprice monthly.

At year-end 2006, our mortgage-backed securities classified as held-to-maturity had a yield of 5.14%, our mortgage-backed securities classified as available-for-sale had a yield of 5.76%, and our U.S. Government debt securities classified as available-for-sale had a yield of 5.06%.

The underlying loans for the majority of our intermediate adjustable-rate mortgage securities will have interest rate resets in 2007 and 2008. We anticipate that many of the underlying loans will be repaid at, or shortly following, rate reset and therefore expect significant reductions in outstanding balances on those securities in the next 18 months.

Mortgage loans underlying mortgage-backed securities we hold have adjustable interest rates and generally have initial contractual maturities ranging from 15 to 40 years with principal and interest installments due monthly. The actual repayment of mortgage-backed securities may differ from the contractual maturities of the underlying loans because issuers or mortgagors may have the right to call or prepay their securities or loans. The securitized assets underlying these securities are single-family residential loans.

We have historically classified the majority of our investment securities as held-to-maturity and therefore report those securities at amortized cost in our balance sheet. To increase our financial flexibility, we anticipate classifying securities purchased after the first quarter 2007 as available-for-sale and will therefore report them at fair value in our balance sheet, with unrealized gains and losses reported in accumulated other comprehensive income in stockholder’s equity.

The mortgage-backed securities we purchased in 2006 and 2005 and a portion of the securities we purchased in previous years have Option ARMs as the underlying assets. The outstanding principal balance of these securities at year-end 2006 was $3.4 billion. Of these securities, $581 million were issued by U.S. Government Sponsored Enterprises (FNMA, FHLMC) and the remaining $2.8 billion are senior tranches issued by private issuer institutions.

At December 31, 2006, all of the private issuer securities we own carried AAA ratings from nationally recognized securities rating organizations and none have been subsequently downgraded. From time to time, we invest in securities in amounts relatively large compared to our equity. The following private issuer securities have remaining principal balances at year-end 2006 greater than 10% of our equity:

Principal
Amount
(In millions)

Alternative Loan Trust 2005-38, Class A-2	$116
Alternative Loan Trust 2005-41, Class 2-A-1	$117
Alternative Loan Trust 2005-51, Class 3-A-1	$160
Alternative Loan Trust 2005-58, Class A-3	$159
Alternative Loan Trust 2005-62, Class 1-A-2	$149
Alternative Loan Trust 2005-76, Class 1-A-2	$154
Alternative Loan Trust 2005-81, Class A-4	$178
Alternative Loan Trust 2006-OA2, Class A-7	$181
Greenpoint Mortgage Funding Trust 2005-AR5, Class I-A-2	$103
Harborview Mortgage Loan Series 2005-8 Trust, Class 2A3	$119
RALI Series 2005-QO1 Trust, Class A-4	$130
RALI Series 2005-QO5 Trust, Class A-3	$139
Structured Asset Mortgage Investments II Trust 2005-AR8, Class A-5	$176
WaMu Mortgage Pass-Through Certificates Series 2006-AR9 Trust, Class 2A-1B	$117

Deposits

Deposits consist of:

We grew our deposits 3% in 2006. We have grown noninterest-bearing demand deposits by $326 million or 63% since 2004. However, in 2006, customer demand shifted from non interest-bearing and lower cost deposits to higher cost interest-bearing demand deposits and certificates of deposit, and as a result our certificate of deposits increased 5% in 2006. We are expanding our presence in target market areas by building additional branches, with 11 new branches completed since 2004 and up to eight more anticipated by year-end 2007.

Deposits by region were:

	Year-End
	2006	2005
	(In millions)

Retail deposits:
California	$2,592	$2,648
Texas	6,287	6,046
Commercial deposits	607	507

	$9,486	$9,201

Our weighted-average cost for deposits, including noninterest-bearing deposits, was 3.06% at year-end 2006, up from 2.09% at year-end 2005.

Scheduled maturities of certificates of deposit at year-end 2006 were:

	$100,000	Less Than
	or More	$100,000	Total
	(In millions)

2007	$1,444	$2,980	$4,424
2008	51	172	223
Thereafter	104	256	360

	$1,599	$3,408	$5,007

Approximately 32% of our certificates of deposits at year-end 2006 exceeded $100,000. Substantially all of these certificates of deposit were originated in our standard deposit gathering activities and were not obtained through brokered deposit or other wholesale funding channels. Certificates of deposit in excess of $100,000 have remained relatively stable for a number of years.

Borrowings

Our primary borrowings are from the Federal Home Loan Bank of Dallas, or FHLB. Our FHLB borrowings consist of short-term, generally 7 to 30 days, borrowings used to meet daily liquidity needs. We also utilize longer-term FHLB borrowings at times to match the interest rate characteristics of some of our assets, such as those that reprice after three to five years. As our single-family mortgage loan portfolio and mortgage-backed securities declined in 2006, we used the proceeds to reduce our FHLB borrowings.

Borrowings also include subordinated notes payable to trust, which we issued in 2006 and early 2007 to fund the 2007 redemption of preferred stock issued by subsidiaries. The subordinated notes payable to trust are variable-rate, have a term of 30 years and are callable after 5 years. The OTS approved the inclusion of proceeds from the subordinated notes payable to trust in Guaranty Bank’s regulatory capital. As a result, if we should ever decide to call the subordinated notes payable to trust, we would first need to obtain alternative regulatory capital.

Risk Management

We face a number of risks specific to the financial services industry. Principal among these are credit risk and interest rate risk. Our goal in managing these risks is to maximize earnings while maintaining risk at an acceptable level as established in policies approved by our board of directors.

Credit Risk Management

Credit risk is the possibility of loss from the failure of a borrower or contractual counterparty to fully perform under the terms of a contract. The majority of our credit risk is from our lending activities. We have established formal loan policies and loan approval committees to ensure consistent underwriting and a basis for sound credit decisions. We utilize a comprehensive risk rating system to determine the risk of new and existing loans and utilize those grades in determining loan pricing. We have a credit risk function separate from our lending function. The credit risk function provides independent evaluation of the credit risk of our lending activities, ensures that we follow our policies designed to minimize credit risk, and verifies the risk rating assigned to each credit is accurate and justified. The credit risk function utilizes statistics and modeling techniques to provide detailed assessments of our lending portfolios.

In addition to lending activities, investing in mortgage-backed securities involves credit risk, as do certain deposit activities. Our treasury and deposit departments have credit risk management processes in place to manage credit risk in these activities.

Loan Approval and Underwriting

Loan approval authorities are delegated by our board of directors to loan committees and in certain limited circumstances to individual loan officers. We underwrite loans and approve them in accordance with specific lending policies and standards. The committees consider the underwriting information presented by the lender, the lending policies established for the type of loan, and information provided by the credit administration function regarding the risk of the loan.

For real estate collateralized loans, our policies include collateral guidelines that vary with the creditworthiness of the borrower, but generally require loan-to-value ratios not to exceed 80% for commercial real estate, 80% for residential construction, 65% for developed land, 50% for undeveloped land, and 90% for first-lien single-family loans, based on independent appraisals. We may choose to make loans with loan-to-value ratios in excess of these guidelines, but when we do, the collateral risk is typically offset by other underwriting considerations, such as a creditworthy guarantor, a pre-sale arrangement, or a third-party takeout commitment from another lender or investor.

We generally limit our energy loans to 65% of the estimated value of the oil and gas reserve collateral. Our commercial and business loans may be unsecured, or we may obtain collateral in the form of liens or pledges of machinery and equipment, inventory or accounts receivable. Regardless of collateralization, we underwrite energy and commercial and business loans based upon the expected ability of the borrower to repay the loan from operating cash flows.

Concentration

Our collateralized real estate loans are spread geographically throughout the United States. We believe the property-type and geographic diversity of our real estate loans reduces our risk. Information about the property-type and geographic diversity of our real estate loans, by percentage of each category of loans, at year-end 2006 follows:

	At Year-End 2006
					Commercial
	Single-Family	Single-Family	Senior	Multifamily	Real Estate
	Mortgage	Construction	Housing	Construction	Construction	Total

California	54%	32%	26%	34%	31%	40%
Texas	10%	8%	9%	24%	20%	13%
Florida	6%	9%	6%	5%	6%	7%
Arizona	1%	7%	14%	9%	6%	5%
Georgia	3%	3%	—	9%	12%	5%
Other	26%	41%	45%	19%	25%	30%

	100%	100%	100%	100%	100%	100%

Our collateralized real estate construction loans are further diversified across a number of different property types. Information about the product types of our real estate construction loans at year-end 2006 follows:

	% of Property Type
	Single-Family
	Construction	Total Loan
	Portfolio	Portfolio

Single-family houses	50%	9%
Land and acquisition and development	25%	5%
Condo/Townhouse	5%	1%
Other(a)	20%	3%

	100%	18%

	% of Property Type
	Commercial
	Real Estate	Total Loan
	Construction	Portfolio

Office	38%	5%
Retail	21%	3%
Industrial	21%	3%
Land	15%	2%
Other	5%	—

	100%	13%

(a)	Principally unsecured loans to national homebuilders

Our energy borrowers are predominantly based in Texas, Oklahoma and Louisiana, with underlying collateral in those states. The value of the collateral pledged by our energy borrowers is affected significantly by the market price of those commodities, as well as the value of any hedging contracts our borrowers have in place.

Asset Quality and Allowances for Credit Losses

In analyzing the adequacy of the allowance for loan losses, we utilize a risk rating system to evaluate the credit risk of our loans. We assign risk ratings to individual loans as part of the credit approval process and adjust them periodically to reflect changes in certain loan-related conditions. We reduce the net carrying amount of loans for which we believe we will be unable to collect all principal and interest to their fair value or the fair value of the collateral. We also record reserves for our estimate of incurred losses that have not been identified at the loan level. We base our estimate of these losses on historical charge-off rates adjusted for current market and environmental factors that we believe are not reflected in historical data. We evaluate these estimated percentages annually and more frequently when portfolio characteristics change significantly.

Considerations that influence our judgments regarding the adequacy of the allowance for loan losses and the amounts charged to expense include:

•	economic market conditions affecting borrower liquidity and collateral values for impaired loans;

•	risk characteristics for groups of loans that are not considered individually impaired but we believe have probable losses;

•	risk characteristics for homogeneous pools of loans;

•	volumes and trends of delinquencies, nonaccruals, repossessions, and bankruptcies;

•	trends in criticized and classified loans; and

•	other risk factors that we believe are not apparent in historical information.

Changes in our allowance for loan losses and summary of nonaccrual and other loans were:

	For the Year
	2006	2005	2004	2003	2002
	(Dollars in millions)

Balance at beginning of year	$74	$85	$111	$132	$139
Charge-offs:
Single-family mortgage	(2)	(2)	—	(1)	—
Multifamily and senior housing	—	(1)	(3)	—	(11)

Total residential housing	(2)	(3)	(3)	(1)	(11)
Commercial real estate	—	—	(6)	(11)	—
Commercial and business	(2)	(11)	(2)	(2)	(31)
Asset-based lending and leasing	(14)	(9)	(1)	(57)	(10)
Consumer and other	—	—	(3)	(2)	(2)

Total charge-offs	(18)	(23)	(15)	(73)	(54)

Recoveries:
Single-family mortgage	1	—	—	—	—
Single-family mortgage warehouse	—	—	1	4	1
Multifamily and senior housing	2	2	—	—	3

Total residential housing	3	2	1	4	4
Commercial real estate	—	1	1	—	—
Commercial and business	—	1	—	—	—
Asset-based lending and leasing	5	1	5	5	2
Consumer and other	—	—	1	—	1

Total recoveries	8	5	8	9	7

Net charge-offs	(10)	(18)	(7)	(64)	(47)
Provision (credit) for loan losses	1	7	(12)	43	40
Transfer to reserve for unfunded credit commitments	—	—	(7)	—	—

Balance at year-end	$65	$74	$85	$111	$132

Nonaccrual loans	$26	$35	$50	$65	$126
Accruing loans past-due 90 days or more	5	8	1	3	7
Net charge-offs as a percentage of average loans outstanding	0.10%	0.21%	0.07%	0.66%	0.48%

We recognized $3 million in 2006 in interest income as a result of payoffs received on loans on which we had previously applied interest payments received to the carrying amount of the loan, $4 million in 2005 and $6 million in 2004.

Virtually all of our commercial real estate loans are collateralized and performing in accordance with contractual terms. All construction loans are designed to allow for time to complete construction and to allow for a period of time necessary to ensure satisfactory lease occupancy.

While the sale of our asset-based lending portfolio reduced our overall credit risk, we have experienced growth in our other earning assets, principally commercial real estate and energy loans, and it is likely that this growth will continue. In addition, there is some uncertainty about continued strength in the housing industry. Our non-performing loans at year-end 2006 do not include a $45 million collateralized loan to a homebuilder that had characteristics at the time indicating potential credit problems that could result in the loan being classified as non-performing in the future. At June 30, 2007, the loan had an outstanding balance of $37 million and remained a concern but continued to be performing.

The quality of our earning assets continues to reflect the strong stage of the credit cycle, although there is some uncertainty as to how long this stage will last. Changes in credit quality are difficult to predict, however, it is likely we will recognize higher levels of provisions for credit losses in future periods.

Various asset quality measures we monitor are:

	At Year-End
	2006	2005	2004
	(Dollars in millions)

Non-performing loans	$26	$35	$50
Restructured operating lease assets	—	—	37
Foreclosed real estate	5	2	4

Non-performing assets	$31	$37	$91

Non-performing loans as a percentage of total loans	0.27%	0.35%	0.51%
Non-performing assets ratio	0.32%	0.37%	0.93%
Allowance for loan losses as a percentage of non-performing loans	253%	213%	170%
Allowance for loan losses as a percentage of total loans	0.68%	0.75%	0.88%

In 2003, we restructured two direct financing leases on cargo aircraft in which we are the lessor. Because of changes to the lease terms, we classified the restructured leases as operating leases at the time of the restructures and charged off a portion of the carrying value of the leases. Because we restructured the leases due to the lessee’s financial difficulties, we classified the leases as nonperforming until the lessee’s financial performance improved. The lessee has made all lease payments in accordance with the restructured terms. The lessee emerged from bankruptcy in 2004 and demonstrated sufficient financial performance in 2005 for us to remove the nonperforming designation. At year-end 2006, the net carrying value of the aircraft was $26 million, and we anticipate the net carrying value will be $11 million at the end of the lease terms in 2009.

The year-end allowance for loan losses by loan category was:

	2006		2005		2004		2003		2002
		Category		Category		Category		Category		Category
		as a		as a		as a		as a		as a
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans
	(Dollars in millions)

Single-family mortgage	$7	24%	$9	31%	$8	37%	$7	36%	$7	26%
Single-family mortgage warehouse	2	8%	1	8%	1	6%	1	4%	1	5%
Single-family construction	12	18%	9	17%	10	13%	6	10%	7	10%
Multifamily and senior housing	4	13%	11	15%	15	15%	28	19%	38	19%

	2006		2005		2004		2003		2002
		Category		Category		Category		Category		Category
		as a		as a		as a		as a		as a
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans
	(Dollars in millions)

Total residential housing	25	63%	30	71%	34	71%	42	69%	53	60%
Commercial real estate	5	13%	5	8%	8	7%	18	11%	18	19%
Commercial and business	8	10%	7	8%	7	8%	8	7%	10	8%
Energy lending	4	12%	3	7%	3	7%	2	6%	2	4%
Asset-based lending and leasing	—	—	8	4%	9	5%	9	5%	23	7%
Consumer and other	—	2%	—	2%	1	2%	1	2%	2	2%
Not allocated	23	—	21	—	23	—	31	—	24	—

	$65	100%	$74	100%	$85	100%	$111	100%	$132	100%

Asset/Liability Management

Asset/liability management involves the evaluation, monitoring and management of risks related to interest rates, liquidity and funding. The Asset and Liability Committee, or ALCO, comprised principally of our senior treasury and executive officers, monitors our exposure to these risks and our policies and practices to minimize them. We have an Interest Rate Risk Policy that defines the acceptable levels of sensitivity of earnings and net market values to changes in interest rates and ALCO monitors compliance with those guidelines.

We are subject to interest rate risk to the extent interest-earning assets and interest-bearing liabilities repay or reprice at different times or in differing amounts or both. The maturity dates (and repricing dates for variable-rate instruments) of our assets and liabilities do not coincide. Additionally, as discussed above, when many of our assets reprice their rates do not change by the same amount as broad-market indexes, such as United States Treasury rates or LIBOR, because of contractual lagging features. Also, our floating rate borrowings are typically based on LIBOR rates and many of our assets are based on 11th District Cost of Funds, United States Treasury, our own Prime rate quote, or other indexes.

The majority of our floating rate single-family mortgage loans and loans underlying our mortgage-backed securities are subject to caps on the amount the interest rate may increase over the lifetime of the loan. These caps result in interest rate risk because our funding sources rarely contain similar caps. At year-end 2006, our weighted average loan and mortgage-backed security portfolio rate was 5.1% below the weighted average lifetime cap rate for those assets subject to caps.

We manage our exposure to interest rate changes by considering the impact of both increases and decreases in interest rates. In general, we have positioned our balance sheet such that increases or decreases in rates have a similar effect. We do not attempt to position the balance sheet in a manner based upon anticipated rate movements in a particular direction. ALCO regularly reviews our exposure to interest rate changes and, when necessary, determines changes to our portfolio structure, our asset and deposit pricing, or both to adjust the sensitivity. We have occasionally used derivative financial instruments to manage our interest rate risk, and then only with respect to specific mortgage-backed security investments. However, our board of directors has approved entering into derivative contracts for risk management purposes, and we may choose to do so in the future.

We monitor our exposure to interest rate changes in a number of ways, including simulating the effects of potential changes in interest rates on our net portfolio value, our net interest income and our liquidity and cash flows. These simulations include hypothetical immediate rate changes, more slowly developing rate changes, different changes in long and short-term rates, and changes in rates across products and markets. In performing these simulations, we make many assumptions, including the prepayment behavior of our borrowers under different rate environments and the competitive market for deposit pricing. Where possible, we use assumptions that are based on historical statistical data, but in many cases there is insufficient data to determine those assumptions precisely. While we believe our assumptions to be reasonable, there can be no assurance that the assumptions used in our simulations will accurately reflect future events. As a result, our estimates of the impact of future rate changes may prove to be incorrect.

Please read “Quantitative and Qualitative Disclosure About Market Risk” for further quantitative information about our sensitivity to interest rate changes.

Operational Risk Management

Operational risk is the possibility of loss from human error, systems failures, fraud, or inadequate internal controls and procedures. In providing banking services, we process cash, checks, wires and other electronic funds transfer transactions, we obtain confidential customer information, and we recommend financial products to customers. These activities expose us to risks that we may incorrectly process those transactions (which may result in the obligation to reimburse for customer financial losses), fail to comply with laws and regulations, or suffer reputation damage. We maintain and monitor controls over those processing activities. We maintain contingency plans and systems for operations support in the event of natural or other disasters.

Liquidity and Contractual Obligations

Sources and Uses of Cash

	For the Year
	2006	2005	2004
	(In millions)

We received cash from:
Operations	$172	$177	$144
Changes in loans held for sale and other	245	98	35

From operations	417	275	179
Net repayments on loans and securities	736	—	495
Sale of asset-based operations	302	—	—
Redemption of Federal Home Loan Bank stock	52	—	—
Increase in deposits and borrowings	—	1,626	—
Collection of mortgage servicing rights sale receivables	—	46	14

Total sources	1,507	1,947	688

We used cash to:
Pay dividends to Temple-Inland	(135)	(25)	(100)
Fund decreases in deposits and borrowings	(1,389)	—	(704)
Fund loans and securities, net	—	(1,756)	—
Reinvest in the business through capital expenditures, acquisitions, and other	(42)	(85)	127

Total uses	(1,566)	(1,866)	(677)

Change in cash and cash equivalents	$(59)	$81	$11

Our principal operating cash requirements are for interest, compensation, and taxes. Changes in loans held for sale are subject to the timing of the origination and subsequent sale of the loans and the level of refinancing activity. As a result of the correspondent lending activities that we anticipate in 2007, it is likely that we will use cash to acquire loans held for sale, which we expect to fund with Federal Home Loan Bank borrowings.

The changes in deposits and our borrowings and the amounts invested in loans and securities generally move in tandem because we use deposits and borrowings to fund our investments. The amount of borrowing will decrease as opportunity to invest decreases and will increase as opportunity to invest increases. We anticipate commercial loan growth throughout 2007. However, we expect this growth will be more than offset by repayments of single-family mortgage loans and mortgage-backed securities.

Dividends we paid to Temple-Inland in 2006 were substantially more than in 2005 due to lower requirements for regulatory capital resulting from the sale of our asset-based lending operations and the reduction in assets.

We are expanding our banking center network by constructing new retail bank branches in key markets. In 2006, we spent $34 million to build new branches and refurnish existing branches, and we spent $6 million to replace or upgrade a number of our information and data processing systems, including our teller system, internet banking system, and customer information management and service system. We anticipate continuing to increase the number of our branches, but do not have any significant commitments to do so.

Our liquidity needs are associated with cash flow requirements of our deposit and loan customers, our other commitments (including borrowing costs and maturities) and our operating activities. We have a variety of liquidity sources including:

•	Operating cash flows;

•	New deposits;

•	Ability to borrow from FHLB; and

•	A portfolio of liquid assets including marketable mortgage-backed securities.

At year-end 2006, we had available liquidity of $3.7 billion, including additional borrowing capacity with the FHLB.

Contractual Obligations

At year-end 2006 our contractual obligations consist of:

	Payments Due or Expiring by Year
	Total	2007	2008-9	2010-11	Indeterminable	Thereafter
	(In millions)

Transaction and savings deposit accounts(a)	$4,479	$—	$—	$—	$4,479	$—
Certificates of deposit(a)	5,007	4,424	488	94	—	1
Federal Home Loan Bank borrowings, repurchase agreements, and other borrowings(a)	5,177	4,727	349	—	—	101
Subordinated notes payable to trust(a)	142	—	—	—	—	142
Preferred stock issued by subsidiaries(a)	305	305	—	—	—	—
Contractual interest payments	528	141	86	51	—	250
Operating leases	49	9	16	13	—	11
Processing contracts	8	4	4	—	—	—

	$15,695	$9,610	$943	$158	$4,479	$505

(a)	Denotes items included in our balance sheet.

Our transaction and savings deposit accounts are shown as indeterminable maturity. These accounts do not have a contractual maturity, but rather, are due on demand. Most of the certificates of deposit that mature in 2007 had initial maturities of one year or less and a high percentage of the depositors have historically renewed at maturity, although they have no contractual obligation to do so.

Loans and securities aggregating $7.9 billion were pledged as collateral on FHLB borrowings at year-end 2006. Based upon this collateral, we had the ability to borrow an additional $2.8 billion from the FHLB at year-end 2006.

Contractual interest has been calculated using rates at year-end 2006. Many of these obligations have variable interest rates and actual payments will differ from the amounts shown on this table. Payments on time deposits are based on contractual maturity dates. These funds may be withdrawn prior to maturity. We may charge the customer a penalty for early withdrawal.

Operating lease commitments generally represent real property we rent for branch offices, corporate offices and operations facilities. Payments presented represent the minimum lease payments and exclude related costs such as utilities and property taxes. Processing contracts are principally data processing and communications contracts and represent the minimum obligations under the contracts. Additional payments that are based on the volume of transactions processed are excluded.

Off-Balance Sheet Arrangements

In the normal course of business, we enter into off-balance sheet arrangements, such as commitments to extend credit for loans, leases, and letters of credit. Commitments to lend are agreements to lend to a customer provided there is no violation of any condition in the contract. These commitments generally have fixed expiration dates or termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We generally require collateral upon funding of these commitments, and once funded, they generally increase our borrowing capacity (referred as “pledgeable” below). These commitments normally include provisions allowing us to exit the commitment under certain circumstances. At year-end 2006, our off-balance sheet unfunded arrangements, excluding contractual interest and operating leases included in the table of contractual obligations, consisted of:

	Expiring by Year
	Total	2007	2008-9	2010-11	Thereafter
	(In millions)

Single-family mortgage loans	$91	$91	$—	$—	$—
Unused lines of credit	2,109	224	841	954	90
Unfunded portion of credit commitments- pledgeable	2,502	926	1,399	168	9
Unfunded portion of credit commitments- non-pledgeable	1,919	1,187	653	74	5
Commitments to originate commercial loans- pledgeable	454	12	433	9	—
Commitments to originate commercial loans- non-pledgeable	201	51	62	87	1
Letters of credit	386	96	112	178	—

	$7,662	$2,587	$3,500	$1,470	$105

Capital Management

At year-end 2006, Guaranty Bank met or exceeded all applicable regulatory capital requirements. Guaranty Bank’s total risk-based capital ratio at December 31, 2006 was 10.52%, and its Tier I leverage ratio was 7.62%. We expect to be able to maintain Guaranty Bank’s capital at a level that exceeds the minimum required for designation as “well-capitalized” under the capital adequacy regulations of the OTS. The federal banking agencies have published for comment potential changes to capital adequacy guidelines and risk-weightings. The ultimate changes that may be applicable to us are not yet known, but we do not anticipate them to result in a change in Guaranty Bank’s capital categorization.

At year-end 2006, we had outstanding preferred stock issued by subsidiaries with a carrying amount and liquidation value of $305 million, which qualified as regulatory capital. We obtained OTS approval to include amounts we raised through the subordinated notes payable to trust in regulatory capital similar to the preferred stock issued by subsidiaries upon redemption of the preferred stock issued by subsidiaries. In 2007, we redeemed all of the preferred stock issued by subsidiaries with the proceeds from issuance of subordinated notes payable to trust.

We have historically returned excess capital to Temple-Inland. Although we believe we are appropriately capitalized for our current business activities, our ability to raise regulatory capital may not be as flexible in the future as it was in the past. As a result, we may retain more equity during periods of slower loan growth. This could decrease our return on equity. Our ability to pay dividends, which is limited by regulatory capital requirements, has historically depended to a great extent on our after-tax earnings and our asset growth. In the future, we may have the ability to raise additional capital to support our asset growth but there is no assurance that we will be able to do so.

Critical Accounting Policies and Estimates

In preparing our financial statements, we follow generally accepted accounting principles, which in many cases require us to make assumptions, estimates, and judgments that affect the amounts reported. Our significant accounting policies are included in “Note 1 to the Consolidated Financial Statements.” Many of these principles are relatively straightforward. There are, however, a few accounting policies that are critical because they are important in determining our financial condition and results and involve significant assumptions and estimates. They include allowances for credit losses and assessment of goodwill and other intangibles for impairment. We make complex and subjective judgments in applying these policies, many of which include a high degree of uncertainty. As the uncertainty increases, the level of precision decreases, meaning actual results can, and probably will be, different from those currently estimated. We base our assumptions, estimates, and judgments on a combination of historical experiences and other factors that we believe are reasonable. The following is a discussion of these critical accounting policies and significant estimates related to these policies.

Allowances for Credit Losses

The allowance for credit losses consists of allowances for loan losses and for commitment-related losses.

In analyzing the adequacy of the allowance for loan losses, we consider the following factors: loan grades, the result of internal credit reviews, concentrations by loan type, and historical loss experience adjusted for changes in trends and conditions. Other considerations we use in our analysis include volumes and trends of delinquencies, levels of nonaccrual loans, repossessions and bankruptcies, trends in internally or regulator criticized and classified loans, and anticipated losses on loans secured by real estate. In addition, we consider new credit products and policies, current economic conditions, concentrations of credit risk, and the experience and abilities of lending personnel.

In analyzing the adequacy of our allowance for commitment-related credits losses, we consider the amount of our commitments to fund loans and the amount of our direct credit substitutes, such as our indemnification of previously sold loans. We assess the risk of loss on these commitments based on the type of loan and any collateral, the term of the commitment, and economic conditions.

Assessment of Goodwill and Other Intangibles for Impairment

Assessment of goodwill and other intangible assets for impairment requires us to make subjective judgments about how the acquired businesses and assets will perform in the future using valuation methods including discounted cash flow analysis. Cash flow estimates may extend beyond ten years and, by their nature, are difficult to determine over an extended timeframe. Events and factors that may significantly affect the estimates include, among others, competitive forces, customer behaviors and attrition, changes in revenue growth trends, cost structures, technology, changes in discount rates and specific industry and market conditions and our intentions. In determining the reasonableness of cash flow estimates, we consider historical performance of the underlying assets or similar assets.

We also often consider other information to validate the reasonableness of our valuations, including public market comparables and multiples from recent mergers and acquisitions of similar businesses. We may adjust these multiples to consider competitive differences including size, operating leverage and other factors.

Recent Accounting Standards

Please see “Note 1 to the Consolidated Financial Statements” for information about accounting standards we will adopt in 2007 and 2008.

Effects Of Inflation

Inflation has had minimal effect on our operating results the past three years because substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our results than general levels of inflation.

Litigation Matters

We are involved in various legal proceedings that arise from time to time in the ordinary course of doing business and believe we have established adequate reserves for any probable losses. We do not believe the outcome of any of these proceedings should have a significant adverse effect on our financial position, long-term results of operations, or cash flow. It is possible, however, that charges related to these matters could be significant to results of operations or cash flow in any one accounting period.

Quantitative and Qualitative Disclosures About Market Risk

The following table illustrates the estimated effect on our pre-tax income of hypothetical immediate, parallel, and sustained shifts in interest rates for the next 12 months at year-end 2006, with comparative year-end 2005 information. This estimate considers the effect of changing prepayment speeds, repricing characteristics, and expected average balances over the next 12 months.

Change in Interest Rates	Increase (Decrease) in Income Before Taxes
	At Year-End
	2006	2005
	(In millions)

+1%	$(17)	$(12)
−1%	(18)	(20)

The change in our interest rate sensitivity from year-end 2005 is principally a result of migration in deposit balances toward accounts with more responsive interest rates (shorter term certificates of deposit and money market deposit accounts with interest rates resetting monthly based upon an index).

Reporting the effect of immediate and parallel rate changes is common industry practice; however, such changes are unlikely to occur. More typically, rates increase gradually, change in different amounts across the term structure and change differently across products.

While the analysis strives to model accurately the hypothetical relationships being tested, there are numerous assumptions and estimates associated with these simulations which may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Assumptions about interest rate changes, balance sheet growth, depositor behavior, or prepayment rates are by nature highly subjective, involve uncertainty and, therefore, are only estimates.

Foreign Currency Risk

We have no exposure to foreign currency fluctuations.

Commodity Price Risk

We have no exposure to commodity price fluctuations.

Analysis of First Six Months 2007 and 2006

Performance Ratios

	First
	Six Months
	2007	2006
	(Annualized)

Return on assets (net income divided by average total assets)	0.65%	0.65%
Return on equity (net income divided by average stockholder’s equity)	9.94%	10.62%
Dividend payout ratio (dividends declared divided by net income)	69%	107%
Equity to assets ratio (average stockholder’s equity divided by average assets)	6.52%	6.08%
Net interest margin (net interest income divided by average earning assets)	2.55%	2.57%

Significant aspects of our results of operation follows:

•	Net income was $51 million, a decrease of 9% from 2006 due primarily to a decrease in earning assets offset in part by a reduction in noninterest expense.

•	Net interest income decreased 10% in 2007 principally due to a decrease in average earning assets.

•	Noninterest expense decreased 5% in 2007 (excluding asset impairments and severance in 2006) principally due to reduced compensation as a result of exiting asset-based lending activities.

Result of Operations

Net Interest Income

Information about our net interest margin follows:

	First Six Months
	2007		2006
	Average Balance	Yield/Rate	Average Balance	Yield/Rate
	(Dollars in millions)

Earning assets	$14,900	6.57%	$16,474	6.00%
Interest-bearing liabilities	13,797	(4.34)%	15,278	(3.70)%
Impact of noninterest bearing funds		0.32%		0.27%

Net interest margin		2.55%		2.57%

Net interest income declined $21 million or 10% because of a decrease in earning assets resulting from a decrease in single-family mortgage loans and mortgage-backed securities and in net interest margin.

Information about our loan portfolio follows:

	June 30,			Year-End
	2007	2006		2006
	(In millions)

Single-family mortgage	$1,915	$2,748		$2,323
Single-family mortgage warehouse	583	699		795
Single-family construction	1,817	2,039		1,782
Multifamily and senior housing	1,270	1,367		1,270

Total residential housing	5,585	6,853		6,170
Commercial real estate	1,519	901		1,227
Commercial and business	1,086	881		1,012
Energy lending	1,218	758		1,117
Asset-based lending and leasing	—	93	(a)	—
Consumer and other	134	155		156

Total loans	9,542	9,641		9,682
Less allowance for loan losses	(72)	(71)		(65)

Loans, net	$9,470	$9,570		$9,617

(a)	Excludes $295 million of commercial loans held for sale.

Residential housing assets continued to decline, because payments on single-family mortgage loans and securities exceeded new single-family mortgage loan production and securities purchases. New loan production was limited because we eliminated our wholesale mortgage production network in first quarter 2006.

At June 30, 2007, loans included $540 million of Option ARMs compared with $677 million at year-end 2006. We recognized $3 million in first six months 2007 in interest income on loans from borrowers that elected negative amortization payment options and $6 million in first six months 2006. We also have $3.4 billion of securities that had Option ARMs as the underlying assets at June 30, 2007. Of these securities, $648 million were issued by U.S. Government Sponsored Enterprises and the remaining $2.7 billion are senior tranches issued by private issuer institutions.

At June 30, 2007, all of the private issuer securities we own carried AAA ratings by two different nationally recognized securities rating organizations and none have been subsequently downgraded.

The current environment in the housing industry and mortgage finance markets has resulted in the devaluation of certain securities backed by mortgage assets. At July 31, 2007, our securities portfolio had an amortized cost of $4.943 billion and a fair value of $4.933 billion. We have no plans to sell our held-to-maturity securities.

The following table summarizes the composition of our deposits:

	June 30,		Year-End
	2007	2006	2006
	(In millions)

Noninterest-bearing deposit accounts	$724	$777	$845
Interest-bearing deposit accounts	3,901	3,500	3,634
Certificates of deposit	4,907	5,000	5,007

	$9,532	$9,277	$9,486

Asset Quality and Allowance for Credit Losses

Various asset quality measures we monitor are:

	June 30,		Year-End
	2007	2006	2006
	(In millions)

Non-performing loans	$29	$35	$26
Foreclosed real estate	7	2	5

Non-performing assets	$36	$37	$31

Non-performing loans as a percentage of total loans	0.30%	0.37%	0.27%
Non-performing assets ratio	0.38%	0.39%	0.32%
Allowance for loan losses as a percentage of non-performing loans	248%	199%	253%
Allowance for loan losses as a percentage of total loans	0.75%	0.73%	0.68%
Net charge-offs as a percentage of average loans outstanding	(0.18)%	0.08%	0.10%

The following table summarizes changes in the allowances for credit losses:

	First
	Six Months
	2007	2006
	(In millions)

Balance at beginning of period	$72	$81
Provision (credit) for credit losses	(2)	—
Net (charge-offs) recoveries	9	(3)

Balance at end of period	$79	$78

Allowance for credit losses:
Loan	$72	$71
Commitment-related	7	7

Combined allowance for credit losses	$79	$78

In first six months 2007, we recovered a total of $8 million related to two asset-based financing transactions that we had previously charged-off.

We do not originate or purchase sub-prime loans. At July 31, 2007, we had $10 million in mortgage warehouse loans ($115 million committed) with sub-prime loans pledged as collateral. Our obligations to fund additional advances under these commitments are subject to several conditions including a requirement that the borrower has pre-sold the loans and our approval of the underlying collateral. As a result of these limiting requirements and the current sub-prime market conditions, we do not expect to fund substantial additional advances under these commitments. In addition, we have a $53 million loan ($65 million committed) to an entity that issues, services and invests in credit-sensitive residential mortgage assets. Recently, this entity announced that it is experiencing liquidity challenges.

Our non-performing loans at second quarter-end 2007 do not include the $53 million loan mentioned above and a previously disclosed $37 million loan ($55 million committed) to a homebuilder that has characteristics indicating potential credit problems. It is possible that these loans could be classified as non-performing in the future.

Over the last several years, our earnings have benefited from favorable credit conditions. There is uncertainty as to how long these favorable conditions will last due in part to concerns about the housing industry and the availability of mortgage financing. Although changes in credit quality are difficult to predict, it is likely that we will recognize higher provisions for credit losses in future periods.

Noninterest Income and Noninterest Expense

Noninterest income consists of:

	First Six Months		Increase
	2007	2006	(Decrease)
	(In millions)

Insurance commissions and fees	$32	$36	$(4)
Service charges on deposits	25	24	1
Commercial loan facility fees	10	13	(3)
Operating lease income	4	4	—
Mutual fund and variable annuity sales commissions	3	3	—
Loan origination and sale of loans	—	2	(2)
Other	3	4	(1)

	$77	$86	$(9)

Percent increase (decrease)			(10)%

Noninterest expense consists of:

	First
	Six Months		Increase
	2007	2006	(Decrease)
	(In millions)

Compensation and benefits	$91	$98	$(7)
Occupancy	13	13	—
Information systems and technology	7	8	(1)
Shared services allocation from Temple-Inland	15	15	—
Furniture, fixtures, and equipment	8	8	—
Advertising and promotional	7	8	(1)
Professional services	4	6	(2)
Travel and other employee costs	5	6	(1)
Postage, printing, and supplies	4	4	—
Depreciation of assets leased to others	3	3	—
Charges related to asset impairments and severance	—	10	(10)
Litigation charge	5	—	5
Other	25	27	(2)

	$187	$206	$(19)

Percent increase (decrease)			(9)%

Liquidity and Contractual Obligations

Sources and Uses of Cash

	First Six Months
	2007	2006
	(In millions)

We received cash from:
Operations	$68	$87
Changes in loans held for sale and other	(4)	246

From operations	64	333
Net repayments on loans and securities	434	342
Redemption of Federal Home Loan Bank stock	58	—

Total sources	556	675

We used cash to:
Pay dividends to Temple-Inland	(35)	(60)
Fund decreases in deposits and borrowings	(276)	(767)
Redeem preferred stock issued by subsidiaries	(305)	—
Reinvest in the business through capital expenditures, acquisitions, and other	(26)	(18)

Total uses	(642)	(845)

Change in cash and cash equivalents	$(86)	$(170)

In first six months 2007, we used cash flow from net repayments on loans and securities to reduce our borrowings. In first six months 2006, we used cash flow from the sale of loans held for sale and from principal payments on mortgage-backed securities to reduce our borrowings.

In first six months 2007, we spent $14 million to build new branches and refurnish existing branches. We have no significant commitments related to capital expenditures.

At June 30, 2007, we had available liquidity of $4.5 billion, including additional borrowing capacity with the FHLB.

Contractual Obligations

At June 30, 2007 our contractual obligations consist of:

	Payments Due or Expiring by Year
	Total	2007	2008-9	2010-11	Indeterminable	Thereafter
	(In millions)

Transaction and savings deposit accounts(a)	$4,625	$—	$—	$—	$4,625	$—
Certificates of deposit(a)	4,907	3,492	1,294	99	—	22
Federal Home Loan Bank borrowings, repurchase agreements, and other borrowings(a)	4,683	4,233	349	—	—	101
Subordinated notes payable to trust(a)	314	—	—	—	—	314
Contractual interest payments	878	68	134	79	—	597
Operating leases	48	5	16	14	—	13
Processing contracts	6	2	4	—	—	—

	$15,461	$7,800	$1,797	$192	$4,625	$1,047

(a)	Denotes items included in our balance sheet.

Off-Balance Sheet Arrangements

At June 30, 2007, our off-balance sheet unfunded loan arrangements, excluding items in the table of contractual obligations, consisted of:

	June 30,	Year-End
	2007	2006
	(In millions)

Single-family mortgage loans	$92	$91
Unused lines of credit	2,073	2,109
Unfunded portion of credit commitments — pledgeable	3,362	2,502
Unfunded portion of credit commitments — non-pledgeable	1,120	1,919
Commitments to originate commercial loans — pledgeable	286	454
Commitments to originate commercial loans — non-pledgeable	153	201
Letters of credit	363	386

	$7,449	$7,662

Capital Management

At June 30, 2007, Guaranty Bank met or exceeded all applicable regulatory capital requirements. Guaranty Bank’s total risk-based capital ratio at June 30, 2007 was 10.61%, and its Tier I leverage ratio was 8.07%.

Critical Accounting Policies and Estimates

In the first six months 2007, there were no changes in our critical accounting policies from those at year-end 2006.

Recent Accounting Standards

Please see “Note 1 to the Interim Consolidated Financial Statements” for information about a new accounting standard we adopted in 2007.

Litigation Matters

There were no significant changes in litigation matters from year-end 2006, except as set forth below:

On July 5, 2007, a class was certified in an action pending in Orange County, California Superior Court alleging a subsidiary violated that state’s laws related to the time in which a mortgage company is required to file a release of lien following payment of a mortgage on residential real estate. The penalty for a violation is $300 for violations prior to January 1, 2001 or $500 for violations after that date. We are currently reviewing the loan files for loans we serviced to determine the extent to which such violations occurred. We exited the mortgage loan servicing business in late 2004. We have established reserves that we believe are adequate for this matter, and we do not anticipate that the outcome in this case should have a material adverse effect on our financial position or long-term results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

The following table illustrates the estimated effect on our pre-tax income of hypothetical immediate, parallel, and sustained shifts in interest rates for the next 12 months at June 30, 2007, with comparative year-end 2006 information. This estimate considers the effect of changing prepayment speeds, repricing characteristics, and expected average balances over the next 12 months.

Change in Interest Rates	Increase (Decrease) in Income Before Taxes
	At	At
	June 30,	Year-End
	2007	2006
	(In millions)

+1%	$(13)	$(17)
-1%	(21)	(18)

The change in our interest rate sensitivity from year-end 2006 is principally due to a reduction in our adjustable rate mortgage assets and a related decline in short-term borrowings.

Reporting the effect of immediate and parallel rate changes is common industry practice; however, such changes are unlikely to occur. More typically, rates increase gradually, change in different amounts across the term structure and change differently across products.

While the analysis strives to model accurately the hypothetical relationships being tested, there are numerous assumptions and estimates associated with these simulations which may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Assumptions about interest rate changes, balance sheet growth, depositor behavior, or prepayment rates are by nature highly subjective, involve uncertainty and, therefore, are only estimates.

Foreign Currency Risk

There was no change in our exposure to foreign currency risk from year-end 2006.

Commodity Price Risk

There was no change in our exposure to commodity price risk from year-end 2006.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information as of August 31, 2007 regarding the individuals who are expected to serve as members of our board of directors and as our executive officers following the spin-off. Temple-Inland will elect our directors prior to the consummation of the spin-off.

Name	Age	Position

Kenneth R. Dubuque	58	Director Nominee, President and Chief Executive Officer
Ronald D. Murff	54	Senior Executive Vice President and Chief Financial Officer
Robert B. Greenwood	61	Senior Executive Vice President, Lending
Kevin J. Hanigan	51	Senior Executive Vice President, Retail Bank
Harold L. Shults, Jr.	52	Senior Executive Vice President, Insurance
Mark A. Crawford	46	Senior Executive Vice President, Chief Risk Officer
Karen J. Hartnett	59	Executive Vice President, Chief Human Resources Officer
Michael D. Calcote	44	Executive Vice President, Treasurer
Jerry W. Hickenbottom	64	Executive Vice President, Chief Information Officer
John W. Wessman	41	Executive Vice President, Chief Marketing Officer
Scott A. Almy	40	Executive Vice President, General Counsel & Secretary
Craig E. Gifford	39	Chief Accounting Officer
Kenneth M. Jastrow, II	60	Chairman of the Board
Larry R. Faulkner	62	Director Nominee
Robert V. Kavanaugh	71	Director Nominee
Leigh M. McAlister	57	Director Nominee
Robert D. McTeer	64	Director Nominee
Raul R. Romero	54	Director Nominee
John Stuart III	71	Director Nominee
Larry E. Temple	71	Director Nominee
Bill Walker	64	Director Nominee

Kenneth R. Dubuque has served as our President and Chief Executive Officer since 1998, a position he has also held with Guaranty Bank since 1998. Mr. Dubuque has served as Group Vice President of Temple-Inland since 2000. Prior to joining Guaranty Bank, Mr. Dubuque spent over 10 years with Mellon Bank in international trust and investments, and strategic planning, and as Chairman, President and Chief Executive Officer of their mid-Atlantic subsidiary. His earlier banking experience includes positions with Bankers Trust, Salomon Brothers and Citicorp in New York City, as well as with the Port Authority of New York.

Ronald D. Murff has served as our Senior Executive Vice President and Chief Financial Officer since July 2007, a position held by him with Guaranty Bank since April 2007. Mr. Murff served as President of Guaranty Bank’s retail banking segment from 2001 to 2007, and his prior experience with Guaranty Bank and Temple-Inland was as subsidiary Chief Financial Officer. Mr. Murff served in various financial and control positions with two Texas thrifts, and began his career with Peat, Marwick, Mitchell & Co.

Robert B. Greenwood is expected to serve as our Senior Executive Vice President, Lending upon the completion of the spin-off. He has served as Senior Executive Vice President for Guaranty Bank’s commercial lending segment since April 2007, and has led the lending function for Guaranty Bank since 2002. He has managed various elements of corporate banking and commercial lending for Guaranty Bank since 1991. He has over 37 years of experience in the banking industry, including Bank One-Texas, Alliance Bank, First City National Bank, and Fannin Bank.

Kevin J. Hanigan is expected to serve as our Senior Executive Vice President, Retail Bank upon the completion of the spin-off. He has served as Senior Executive Vice President for Guaranty Bank’s retail banking segment since April 2007. Mr. Hanigan joined Guaranty Bank in 1996, and directed the corporate banking business for Guaranty Bank from 1999 to 2007. He has over 25 years of Texas banking experience, including Bank One-Texas and its predecessor organizations, Premier Bank in Houston, and Creekwood Capital Corporation in Houston.

Harold L. Shults, Jr. is expected to serve as our Senior Executive Vice President, Insurance upon the completion of the spin-off. He has served as Senior Executive Vice President — Insurance of Guaranty Bank since April 2007, and has managed Guaranty Insurance Services, Inc. since 1995. He joined Temple-Inland in 1992 with Guaranty Insurance Services, Inc.’s predecessor company, Timberline Insurance.

Mark A. Crawford is expected to serve as our Senior Executive Vice President, Chief Risk Officer upon the completion of the spin-off. He has served as Chief Risk Officer of Guaranty Bank since 2001. He was Guaranty Bank’s Chief Credit Officer from 1998 to 2001, and Asset Review Manager from 1993 to 1998. Previously, Mr. Crawford worked with the Office of Thrift Supervision and with the Federal Reserve Bank of Dallas.

Karen J. Hartnett is expected to serve as our Executive Vice President, Chief Human Resources Officer upon the completion of the spin-off, a position she has held with Guaranty Bank since 2006. Prior to joining Guaranty Bank, Ms. Hartnett was an independent consultant since 2001. Ms. Hartnett was Chief Human Resources Officer for Bank United in Houston from 1991 until its sale to Washington Mutual in 2001, and during her 35-year career, she has worked with NCNB Corporation, First Republic Bank of Texas, Equimark, Zale Corporation and Mobil Oil Corporation.

Michael D. Calcote is expected to serve as our Executive Vice President, Treasurer. He served as Chief Financial Officer of Guaranty Bank from 2003 to 2007 and Treasurer of Guaranty Bank from 2000 to 2002. Mr. Calcote previously served in various capacities in investments and asset liability management since joining Guaranty Bank in 1990. His prior experience was with the Office of Thrift Supervision.

Jerry W. Hickenbottom is expected to serve as our Executive Vice President, Chief Information Officer upon the completion of the spin-off, a position he has held with Guaranty Bank since joining the bank in 2002. His 40-plus year career includes positions with Price Waterhouse, Gibraltar Savings in California as Chief Information Officer, and Security Pacific Bank in California and Norwest Banks in Minnesota in various technical management positions.

John W. Wessman is expected to serve as our Executive Vice President, Chief Marketing Officer upon the completion of the spin-off, a position he has held with Guaranty Bank since 2006. He previously served in a similar capacity with Encore Bank in Houston from 2000 to 2006. His financial services career includes positions with Invest Financial Corporation, AmSouth Bank, and First American National Bank of Nashville. Additionally, he worked for 6 years with McKinsey & Company.

Scott A. Almy is expected to serve as our Executive Vice President, General Counsel and Secretary. Mr. Almy joined Guaranty Bank in 1994 and has served as Guaranty Bank’s General Counsel and Secretary since 1999. He has also served as our General Counsel and Secretary since 2003.

Craig E. Gifford is expected to serve as our Chief Accounting Officer upon the completion of the spin-off. He has served as Controller of Guaranty Bank since joining the bank in 2003. Prior to that, Mr. Gifford worked for Ernst & Young LLP from 1990 to 2003, where he specialized in financial institutions and financial instruments.

Kenneth M. Jastrow, II will become Chairman of our board upon the completion of the spin-off. Until the spin-off, Mr. Jastrow will continue to serve as Chairman of the Board and Chief Executive Officer of Temple-Inland, positions he has held since 2000. Mr. Jastrow previously served Temple-Inland in various capacities since 1991, including President, Chief Operating Officer, Chief Financial Officer, and Group Vice President.

Mr. Jastrow also serves on the boards of MGIC Investment Corporation and KB Home, for which he currently serves as acting lead director.

Larry R. Faulkner is expected to join our board prior to the completion of the spin-off. Dr. Faulkner has served on the board of Guaranty Bank since 2002 and Temple-Inland since 2005. Since 2006 he has served as President of the Houston Endowment, Inc., one of the largest private foundations in Texas. Dr. Faulkner served as President of The University of Texas from 1998 until 2006. He previously served as Provost and Vice Chancellor for Academic Affairs, Dean of the College of Liberal Arts and Sciences, and Head of the Department of Chemistry at the University of Illinois at Urbana-Champaign. Dr. Faulkner also serves on the boards of the Sandia Corporation and the Lyndon Baines Johnson Foundation.

Robert V. Kavanaugh is expected to join our board prior to the completion of the spin-off. He has served on the board of Guaranty Bank since 1997. He was President and Chief Executive Officer of Stockton Savings Bank in Stockton, California from 1994 until his retirement in 1997 when Guaranty Bank acquired Stockton Savings. Mr. Kavanaugh joined Stockton Savings Bank in 1960, serving in various capacities, including Chief Financial Officer, Executive Vice President, Treasurer and President.

Leigh M. McAlister is expected to join our board prior to the completion of the spin-off. She has been a professor with the University of Texas at Austin since 1986. She previously held positions at the University of Washington and Massachusetts Institute of Technology. From 2003 to 2005, Dr. McAlister was Executive Director of the Marketing Science Institute, a not-for-profit institute established as a bridge between business and academia. She is a member of the Editorial Boards of Marketing Science, Journal of Marketing Research, Journal of Consumer Psychology, and Marketing Letters.

Robert D. McTeer is expected to join our board prior to the completion of the spin-off. He served as chancellor of Texas A&M University from 2004 to 2006. Prior to joining the Texas A&M system, Dr. McTeer had a 36-year career with the United States Federal Reserve System, from 1991 to 2005, including serving as President and Chief Executive Officer of the Federal Reserve Bank of Dallas. As a Reserve Bank President, Dr. McTeer also served on the Federal Reserve Board’s principal policymaking committee, the Federal Open Market Committee.

Raul R. Romero is expected to join our board prior to the completion of the spin-off. He is President and Chief Executive Officer of Alliance Consulting Group, LLC, a marketing consulting group to public and private organizations, a position he has held since 2005. From 2002 to 2005, he was Partner and President of S&B Infrastructure, Ltd., a wholly-owned subsidiary of S&B Engineers and Constructors, Ltd., a privately held engineering, procurement and construction company. In 1999, Mr. Romero was appointed to a six-year term on the University of Texas System Board of Regents by then Governor George W. Bush. He served until 2001, chaired that board’s Special Committee on Minorities and Women, and served on the Academic Affairs Committee, Facilities Planning and Construction Committee, and Special Committee on Telecommunications and Technology Transfer. He also served as a Regional Representative and Vice Chairman of the Board for Lease of University Lands.

John Stuart III is expected to join our board prior to the completion of the spin-off. He served as Vice Chairman of the board of Guaranty Bank from 2002 until his retirement in 2003. Mr. Stuart joined Guaranty Bank in 1990, serving in various capacities, including Senior Executive Vice President and Chief Lending Officer. Prior to joining Guaranty Bank, Mr. Stuart served in various capacities at Republic Bank of Dallas, including President, Vice Chairman and Executive Vice President.

Larry E. Temple is expected to join our board prior to the completion of the spin-off. He has served on the boards of Guaranty Bank and Temple-Inland since 1991. Mr. Temple is an attorney, and during the last five years has been in private practice. He has served as Chairman of the Texas Select Committee on Higher Education, as Chairman of the Texas Higher Education Coordinating Board, and as a member of the Texas Guaranteed Student Loan Corporation. Mr. Temple has also served on several boards of the University of Texas and is a member of the board and President of the Lyndon B. Johnson Foundation. Mr. Temple formerly served as Special Counsel to President Lyndon B. Johnson and as an Executive Assistant to Texas Governor John Connally.

Bill Walker is expected to join our board prior to the completion of the spin-off. He has served on the board of Guaranty Bank since 2002. Mr. Walker had a 36-year career with Motorola Inc., serving in a variety of manufacturing and leadership positions, most recently as Senior Vice President and General Manager of Motorola’s Semiconductor Products Sector from 2000 until his retirement in 2004.

The Board of Directors

Effective upon the spin-off, we expect that our board of directors will consist of ten to twelve directors. Our certificate of incorporation will provide that the directors will be divided into three classes, which will as nearly as possible be equal in size. One class will be elected for a term expiring at the annual meeting of stockholders to be held in 2008, another class will be elected for a term expiring at the annual meeting of stockholders to be held in 2009, and another class will be elected for a term expiring at the annual meeting of stockholders to be held in 2010, with each class to hold office until its successors are elected and qualified. Commencing with the annual meeting of stockholders to be held in 2008, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires, and thereafter will serve for a term of three years.

Director Independence

Following the spin-off, our board of directors will adopt corporate governance guidelines that will set forth our director independence standards. We will designate directors such that at least a majority of our directors will be independent, in accordance with our corporate governance guidelines and the rules of the New York Stock Exchange.

In order for a director to be considered “independent,” the board of directors must affirmatively determine that the director has no material relationship with us. In each case, the board will consider all relevant facts and circumstances, including the fact that, from time to time, Guaranty Bank or one of its subsidiaries may make mortgage loans and/or provide home equity lines of credit to our directors, executive officers or their immediate family members. We expect that these mortgage loans and/or home equity lines of credit would:

•	be made in the ordinary course of business;

•	be made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with persons not related to us; and

•	would not involve more than the normal risk of collectibility or present other unfavorable features.

We may also sell these mortgage loans and/or home equity lines of credit into the secondary market in the ordinary course of business.

All directors other than Messrs. Jastrow and Dubuque are expected to meet the New York Stock Exchange corporate governance listing standards for independence. Mr. Dubuque does not meet the NYSE independence standards because he is one of our officers. Mr. Jastrow does not meet these standards for independence due to his prior employment with Temple-Inland, which, under the NYSE independence standards, will preclude independence until three years after termination of such employment, or 2010 for Mr. Jastrow.

There is no family relationship between any of the individuals who are expected to serve as members of our board of directors and as our executive officers following the spin-off.

Board Committees

Our board of directors will establish three committees immediately following the spin-off: an Audit Committee, a Management Development and Executive Compensation Committee (which we refer to as the Compensation Committee) and a Nominating and Governance Committee. All members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee will be independent directors under the New York Stock Exchange corporate governance listing standards. Each of our committees will be governed by a written charter, which will be approved by our board of directors and will be available on our website at www.guarantygroup.com following the spin-off. Any changes to the committee charters will be reflected on our website.

Our board committees will have the following functions:

Audit Committee

The Audit Committee will:

•	assist the board in its oversight of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of the internal audit function and independent registered public accounting firm; and

•	prepare the report that the rules of the Securities and Exchange Commission, or SEC, require be included in the annual proxy statement.

The Audit Committee will have the sole authority to retain, compensate, and terminate the independent registered public accounting firm. We will appoint members to the Audit Committee prior to the spin-off. There will be at least one audit committee financial expert serving on the Audit Committee, and all members of the Audit Committee will be financially literate and independent as defined in the NYSE corporate governance listing standards.

Management Development and Executive Compensation Committee (Compensation Committee)

The Compensation Committee will be responsible for:

•	determining and approving, either as a committee or together with other independent directors (as directed by the board) the CEO’s compensation,

•	establishing the compensation philosophies, goals, and programs for executive officers,

•	advising the board on the performance, salaries, and incentive compensation of the executive officers,

•	establishing compensation plans for non-executive employees and approving annual bonus pools,

•	advising the board with respect to employee benefit programs,

•	advising the board with respect to equity and long-term incentive plans,

•	conducting an annual review of executive officer expense reports,

•	advising the board regarding management succession and development plans,

•	conducting an annual review of executive officers’ personal usage of company-owned facilities and equipment,

•	reviewing our practices and policies with respect to equal employment opportunities,

•	performing an annual performance evaluation of the Committee, and

•	preparing a compensation committee report on executive compensation for inclusion in our annual proxy statement filed with the SEC.

The Compensation Committee may engage a compensation consultant to provide market data regarding executive compensation and advice about proposed compensation programs and amounts.

We will appoint members of the Compensation Committee prior to the spin-off. All members of the Compensation Committee will be independent as defined in the New York Stock Exchange corporate governance listing standards.

Nominating and Governance Committee

The Nominating and Governance Committee will be responsible for:

•	periodically reviewing the structure of the board, at least annually, to assure that the proper skills and experience are represented on the board,

•	recommending nominees to serve on the board of directors,

•	reviewing potential conflicts of prospective board members,

•	recommending the size of the board,

•	recommending the membership of the committees,

•	reviewing relevant corporate governance issues,

•	reviewing performance and qualifications of board members before they stand for reelection,

•	reviewing stockholder proposals and recommending to the board action to be taken regarding stockholder proposals,

•	reviewing outside directorships in other publicly held companies by our senior officers,

•	acting in an advisory capacity to the board of directors regarding activities that relate to issues of social and public concern, and significant legislative, regulatory and social trends, and

•	recommending director compensation to the full board.

The Nominating and Governance Committee may engage a compensation consultant to provide market data regarding director compensation and advice about proposed director compensation programs and amounts.

We will appoint members to the Nominating and Governance Committee prior to the spin-off. All members of the Nominating and Governance will be independent as defined in the New York Stock Exchange corporate governance listing standards.

Executive Committee

Our board also will have the authority to establish an Executive Committee, which would have the authority to exercise all the authority of the board of directors in the management of the business and affairs except:

•	matters related to the composition of the board,

•	changes in the bylaws, and

•	certain other significant corporate matters.

Corporate Governance

In accordance with the rules of the New York Stock Exchange, after the spin-off, our board will meet in regularly scheduled executive sessions without management and at least once a year in executive session with only independent directors.

We will expect all board members to attend our annual meeting of stockholders, health permitting.

In addition, we will adopt a code of ethics for senior financial officers, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as standards of business conduct and ethics, applicable to all of our employees. Waivers, if any, of our code of ethics for senior financial officers will be disclosed on our website.

After the spin-off, our code of ethics for senior financial officers, standards of business conduct and ethics, corporate governance guidelines and charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee will be posted on our website at www.guarantygroup.com under the heading “Corporate Governance.” We will provide a copy of these documents, without charge, to any stockholder upon request.

Communications with Directors

After the spin-off, procedures for stockholders and other interested persons to send communications to our board will be posted on our website at www.guarantygroup.com.

Director Nominating Process

The Nominating and Governance Committee will select nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the board, as will be described in more detail in the corporate governance guidelines. Nominees will be required to be independent as defined in the corporate governance listing standards of the New York Stock Exchange and will not have a prohibited conflict of interest with our business. Priority will be given to individuals with outstanding business experience and who currently serve or have served as the chief executive officer of a company.

The Nominating and Governance Committee will consider director candidates recommended by the directors. After reviewing a potential director’s qualifications, a suitable candidate will be invited to meet with our Chief Executive Officer and full board to determine if the candidate is a good fit with the rest of our board.

The Nominating and Governance Committee will consider director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and comply with the notice procedures set forth in our bylaws. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as recommendations for other candidates.

Director Compensation

We anticipate adopting the following fee schedule for service by our outside directors:

Director Fee Schedule

Annual Retainer Fee	$50,000 (paid $12,500 per quarter)
Annual Non-executive Chair Retainer	$250,000 (paid 62,500 per quarter)
Annual Audit Committee Chair Retainer	$15,000
Annual Other Committee Chair Retainer	$5,000
Annual Guaranty Bank Executive Committee Member Retainer	$12,000 (covers monthly meetings)
Meeting Fees	$1,500 for each meeting in excess of 5 per year for the board of directors; $1,500 for each meeting in excess of 5 per year for each Committee other than Guaranty Bank Credit and Risk Oversight Committee and Executive Committee
Annual Restricted Stock Unit Grant	$75,000
Annual Guaranty Bank Credit and Risk Oversight Committee Member Retainer (Board appointed committee of Guaranty Bank)	$15,000 (covers monthly meetings)

Mr. Dubuque will not receive a fee for his service on our board other than his compensation as an employee. Mr. Jastrow’s non-executive chairman retainer is not eligible for a match under the fee deferral plan described herein.

Fee Deferral Plan

Instead of immediate payment in cash, directors will be able to defer all fees into restricted stock units (a promise to make a payment measured by the value of our common stock), or RSUs, payable in our common stock at retirement. The RSUs will be credited quarterly based on the closing price of our common stock on regularly scheduled board meeting dates. RSUs will have an aggregate value of 1.5 times the amount of fees deferred except for the non-executive chair retainer which will have an aggregate value of one times the amount of fees deferred. RSUs are vested when granted. Dividends will be credited as additional RSUs if and when paid to stockholders. At retirement, a director is paid the number of common shares equal to the number of RSUs credited to his or her account.

For example, assume a director defers fees on a date when our closing stock price is $25. The $12,500 quarterly fee times 1.5 = $18,750 initial value. The $18,750 is divided by the closing stock price of $25 on the date of deferral = 750 RSUs. At retirement, the director receives 750 shares of common stock. Additional shares would be credited and paid to the extent any dividends are paid on the underlying shares.

The directors’ fee deferral plan provides for accelerating payment in the event the director’s service terminates due to a change in control.

Stock Ownership Guidelines

Directors will be required to own stock or RSUs equal to $150,000 (three times their $50,000 annual retainer) by the end of three years from initial election.

Insurance and Indemnification

All directors will be covered under our business travel accident insurance policy while traveling on our business. They will also be covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We will enter into indemnification agreements with each of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

Director Compensation Pre-Spin-off

In 2006, Mr. Jastrow was an employee of Temple-Inland and a director of Temple-Inland and Guaranty Bank. As a result, he received no compensation for service as a director other than his employee pay. Prior to the spin-off, all of our other director nominees served on Guaranty Bank’s board and the following director nominees also served on Temple-Inland’s board: Larry R. Faulkner and Larry E. Temple. We have computed the value of the fees our director nominees earned under the Temple-Inland and Guaranty Bank director compensation programs for 2006 as shown in the following chart in accordance with SEC requirements. We calculated the aggregate grant date fair value of phantom stock and stock options in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, or FAS 123R. Assumptions used in the FAS 123R calculation are described in Note 1 — Share-Based Compensation to the Consolidated Financial Statements contained in Temple-Inland’s 2006 Form 10-K. FAS 123R requires us to calculate the value of the RSUs acquired through deferral of fees and match using the stock price on the date the fees are earned. However, directors do not receive any payment for the Temple-Inland fees until they retire from the Temple-Inland board. At retirement, a director receives actual shares of common stock (or the cash equivalent for fees earned in 2006) equal in value to the RSUs credited to their account. The value of the shares and cash credited on the date the director retires may be different than the value of RSUs received at the time the fee is earned. The RSUs credited to and stock options held by directors will be adjusted following the distribution in the same way applicable to awards held by our named executive officers, as described below, under “— Executive Compensation — Compensation Actions in Preparation for the Spin-off — Existing Equity Awards” beginning on page 99 of this information statement. Moreover, the fees shown below are not representative of fees that will be earned under the post-spin-off director compensation program.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2006

					Change in pension
					value and
					nonqualified
	Fees earned or			Non-equity	deferred	All other
	paid in cash	Stock awards	Option	incentive plan	compensation	compensation ($)
Name(1)	($)(2)	($)(3)	awards ($)(4)	compensation ($)	earnings ($)	(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Larry R. Faulkner	$72,000	$304,430	$0	$0	$0	$7,500	$383,930
Clifford J. Grum(5)	$98,750	$0	$0	$0	$0	$2,500	$101,250
Robert V. Kavanaugh	$72,000	$0	$0	$0	$0	$2,500	$74,500
Jack Martin(5)	$18,000	$0	$0	$0	$0	$2,500	$20,500
Leigh M. McAlister	$72,000	$0	$0	$0	$0	$2,500	$74,500
Robert D. McTeer	$84,000	$0	$0	$0	$0	$2,500	$86,500
Paul R. Romero	$72,000	$0	$0	$0	$0	$2,500	$74,500
John Stuart III	$96,000	$0	$0	$0	$0	$2,500	$98,500
Arthur Temple III(5)	$96,000	$255,500	$0	$0	$0	$13,500	$365,000
Larry E. Temple	$84,000	$310,255	$0	$0	$0	$13,500	$407,755
Bill Walker	$72,000	$0	$0	$0	$0	$2,500	$74,500
Jack Willome(5)	$72,000	$0	$0	$0	$0	$2,500	$74,500

(1)	Mr. Jastrow and Mr. Dubuque were employees of Temple-Inland prior to the spinoff and received no compensation in 2006 for their service as a director other than employee pay.

(2)	The cash fees shown in the table above were paid by Guaranty Bank to the directors who served on its board. Guaranty Bank paid all of its fees in cash in 2006 and did not provide for stock grants or deferrals.

(3)	Temple-Inland paid no cash fees in 2006. The fees shown in column (c) consist of fees that were earned in 2006 but deferred until retirement. The deferred fees earn a match of 133% and are converted into phantom shares. The resulting phantom shares credited to each director’s account in 2006, along with the director’s normal retirement date, are as follows: Dr. Faulkner: 6,696 shares, normal retirement date in 2016; Mr. Temple III: 5,594 shares, normal retirement date in 2014; and Mr. L. Temple: 6,827 shares, normal retirement date in 2008, but will be extended until 2011.

(4)	At fiscal year end 2006, our directors held the following aggregate number of Temple-Inland stock options: Dr. Faulkner — 20,000; Mr. Temple III — 22,000; Mr. L. Temple — 4,000. Expiration dates for these options range from 2009 through 2017. To see option exercise prices, vesting dates, and terms for each director’s options, you may look at his or her latest Form 4 under Investor Relations, SEC Filings, on Temple-Inland’s website at www.templeinland.com.

(5)	Mr. Grum resigned as a director effective November 28, 2006 and Mr. Martin resigned effective February 7, 2006. Mr. Arthur Temple III resigned as a director effective May 9, 2007. Mr. Willome has indicated that he will not continue as a director after the spinoff.

(6)	In 2006, the Temple-Inland Foundation, a tax-exempt foundation funded by contributions from Temple-Inland and Guaranty Bank, made a $5,000 donation to a charity or educational institution chosen by each director. Directors are also eligible for the Foundation’s matching gifts program, which matches donations made by employees and directors 3-for-1 for the first $1,000; 2-for-1 for the next $1,000; and 1-for-1 for the next $1,000, for total possible matching donations of up to $6,000 per person. In 2006, Guaranty Bank made a $2,500 donation to a charity or educational institution chosen by each of its directors.

(7)	Temple-Inland directors may retire at any time, but must retire by the annual meeting following their 72nd birthday. Under a plan that was frozen in 2000, the following directors will receive at retirement $35,000 per year for the following number of years as a retirement benefit: Mr. Temple III — 17 years; and Mr. L. Temple — 10 years. Retirement benefits will be paid to the surviving spouse if the director does not live to receive the full payment, and terminate if the spouse does not live to receive the remaining payment. This plan was discontinued in 2000 and no additional accruals will be made under this plan.

Executive Compensation

We have separated our discussion of executive compensation into the following sections:

•	The philosophy, oversight, objectives, methodology, and elements of the executive compensation program we intend to implement in connection with the spin-off.

•	Compensation actions we have taken in preparation for the spin-off.

•	Historical compensation of our named executive officers (those executives named in the summary compensation table on page 100 of this information statement) prior to the spin-off under the Temple-Inland executive compensation program.

Compensation Discussion and Analysis

Compensation Philosophy

Our compensation programs will be focused on creating long-term stockholder value and will emphasize performance measurements such as earnings per share growth and return on assets or return on equity as our primary measurements. Our executive compensation program will also be designed to attract and retain high-performing executives and to motivate and reward our executives for superior performance of specific corporate and individual goals.

Compensation Oversight

Our Compensation Committee will be composed entirely of independent, outside directors. The Committee will establish our compensation philosophy, and they will delegate responsibility for the design and management of compensation and benefit programs to the CEO and his delegates. Such programs will be designed to be competitive and attractive in the financial services marketplace, and they will operate to attract, retain, reward and motivate employees.

The Compensation Committee will have final approval authority for the salary, annual cash bonus, long-term incentive awards and any special benefit programs for our named executive officers. Though designated members of management will work closely with the Compensation Committee to provide recommendations and performance information to support the committee’s decision process, at no time will management participate in discussions of their own compensation.

In addition, the Compensation Committee will require that the CEO and his delegates maintain all health and welfare plans, defined contribution plans, and other programs established for our employees within the bounds of good practice and established legal or regulatory requirements. A benefits investment committee, composed of members of management, shall be designated by the Compensation Committee to oversee 401(k) defined contribution plan matters. This benefits investment committee will report annually to the board.

Objectives of the Executive Compensation Program

Our executive compensation program is designed to attract, retain, and motivate key executives to achieve long-term stockholder value through the attainment of defined performance objectives. Cash bonuses will be considered on an annual basis, and their amounts will reflect total corporate as well as segment performance for that year. Stock awards will reward achievement for long-term performance measures, such as growth in earnings per share, and align executives’ interests with stockholders through stock ownership. All elements of compensation will be designed to focus executives’ attention on achievement of our short and long term performance goals as described more fully below under “Elements of Executive Compensation.” Because the stock programs will have forfeiture provisions for termination other than for death or disability, these plans will encourage retention. Change in control agreements will help ensure that our executives continue to work in the best interests of our stockholders and help alleviate concerns during any potential change in control situations that might otherwise lead the executive to work somewhere else, or otherwise to work other than in the best interest of the company or its stockholders.

Compensation Methodology

Peer Groups.  In connection with the spin-off, the Temple-Inland Compensation Committee benchmarked the various elements of our executive compensation program in order to gauge our compensation levels relative to that of the market and our competitors. Temple-Inland retained Hewitt Associates, LLC, or Hewitt, to consult on payroll and compensation issues relative to the spin-off. Hewitt, our management team, and the Temple-Inland Compensation Committee selected the following companies within our industry for the initial review:

Associated Banc-Corp
BancorpSouth Inc.
Bank of Hawaii Corp.
BB&T
BOK Financial Corp
Capital One Financial Corp
City National Group
Colonial Bancgroup Inc.
Comerica
Commerce Bancshares Inc.
Compass
Cullen/Frost Bankers Inc.
First Merit Corp.
Fulton Financial Corp.
International Bancshares Corp.
Regions Bank
South Financial Group Inc.
TCF Financial Corp.
Valley National Bancorp.
Webster Financial Corp.
Whitney Holding Corp.
Zions Bancorporation

The peer companies to which we benchmark compensation actions were largely drawn from the peer companies to which we compare ourselves for financial performance. The selection of peer companies was driven by the following analytic process:

•	Identification of potential peers from all publicly traded banks and thrifts with total assets between $10-25 billion;

•	Stack ranking institutions by evaluating how similar their business model is to ours using 14 metrics that included average loan balances, average deposit balances, similar loan mix, number of branches, and other factors; and

•	Selection of the final 19 financial peers were those whose metrics most closely matched our business model.

We refined the financial peer list for the compensation peer list by adding six companies to the list whose proximity in our markets makes them legitimate competitors, even if their size or business model did not otherwise meet the parameters described above. Three companies whose compensation practices were discernibly different than ours were then eliminated. The resulting list of 22 companies constitutes our compensation peers identified above. We will continue to refine this peer group following the spin-off.

As our Compensation Committee assumes its responsibilities, we expect it will use proxy information from peer companies as guidance for setting total compensation levels, as well as indicators for the mix of compensation elements (for example, base salary, annual bonus and long-term incentives). However, we also expect that the primary driver for setting targets and making awards for each named executive officer will be growth in earnings and that the peer companies’ information will be a reference point in this regard.

Compensation Consultant.  It is anticipated that our Compensation Committee will engage a nationally recognized compensation consultant after the spin-off. The consultant will provide annual market and other specific information on executive pay and also attend our Compensation Committee meetings on request of the Compensation Committee. Our Compensation Committee periodically will meet in executive session with the consultant. The consultant also will serve as consultant to the Nominating and Governance Committee on director compensation.

With the Compensation Committee’s approval, we will also retain the consultant to prepare the change in control calculations for disclosure in the proxy statement and to model the number of shares to be requested for new stock plans. From time to time, the consultant occasionally may perform limited assignments for us regarding non-executive employees on a non-exclusive basis along with other compensation consultants.

After the spin-off, we will continue to employ several methods to benchmark our executive compensation practices against other companies. First, we anticipate using publicly available market surveys to match the roles of our named executive officers to roles in the surveys. Second, we intend to conduct total compensation studies which will be reviewed for accuracy and appropriateness by our Compensation Committee’s compensation consultant. Third, we anticipate that our Compensation Committee’s compensation consultant will conduct an analysis of the named executive officers to assist us with establishing a budget for overall long-term incentive awards and will assist our Compensation Committee with setting compensation for the named executive officers. For further comparison, we will evaluate the base salary, annual incentive awards, and long-term incentives provided to the named executive officers of the companies in our peer group. We will extract this data from publicly available sources.

Determination of CEO Pay and Evaluation of CEO Performance.  Our full board will complete an evaluation of the CEO each year from information confidentially compiled and first provided to the Compensation Committee. The Compensation Committee will report the results of that review to the full board in executive session. Factors evaluated will include financial performance measures, objectives and results, as well as non-financial objectives, including such elements as leadership, ethics, strategic planning, succession planning, human resources/equal employment opportunity, communications, external and investor relations, and board relations.

Our independent directors will determine CEO pay with assistance from the Compensation Committee and compensation consultant.

Elements of Executive Compensation

We will provide our named executive officers with a competitive compensation package, including:

•	Cash compensation including salaries and annual bonuses based on performance measurements,

•	Stock incentive awards including a variety of stock-based compensation awards,

•	401(k) plan and supplemental executive retirement plan, or SERP,

•	Health and welfare benefits, and

•	Change in control agreements.

Salaries.  We will strive to maintain salaries at competitive levels considering the performance and an individual’s contributions to our success. To ensure that our compensation remains competitive, the Compensation Committee from time to time will review information from independent surveys of peer group companies listed above. Since the acquisition and retention of top-quality talent is imperative to our success, such survey reviews will be national in scope. The Compensation Committee will also periodically request data be compiled by the consultant to establish a relationship between compensation and earnings from the peer group of companies, from which a market value of pay can be calculated. The consultant may use a statistical technique know as regression analysis to qualify the comparisons from the peer group. Surveys indicate base salaries for most of our named executive officers during 2006 were generally in the mid-ranges of the applicable comparative companies. Salaries will be reviewed periodically. In making its salary decisions, the Compensation Committee will place its emphasis on the particular executive’s experience, responsibilities, and performance. No specific formula will be applied to determine the weight of each factor. We anticipate that our Compensation Committee will adopt a policy of using incentive bonus awards rather than base salary to reward outstanding performance.

We anticipate requesting our Compensation Committee to increase the base salaries of our named executive officers, other than our CEO, as of the spin-off to remain competitive with market practices, support executive recruitment and retention objectives and establish internal equity among executives. These increases are intended to reflect the additional responsibilities that the named executive officers will incur in connection with their new roles as managers of a publicly-traded company. In addition, they are consistent with the practice among our competitors as reflected in the peer group described above and are intended to promote internal pay equity among executives.

Bonuses.  Future bonuses will be based on the executive’s contribution to our performance and the line of business achieving specified objectives. The types and relative performance of specific financial and other business factors will vary among the executives, depending on their positions and the particular operations of functions for which they are responsible. In general, bonus criteria for the named executives will be primarily the achievement of our overall financial goals, whereas management bonuses in each business, or operational segment, will be weighted partially on unit performance and partially on our overall performance.

We intend to adopt, subject to our sole stockholder’s approval, an incentive bonus plan. All of our named executive officers will participate under a bonus incentive plan following the spin-off. We anticipate that under the bonus program, the named executive officers will be eligible to receive a bonus payment if performance meets pre-established performance criteria. The Compensation Committee will retain discretion to pay less than the amount indicated by any bonus formula that is adopted. In general, bonus criteria for the named executive officers will relate to the achievement of our overall segment and financial goals, and these goals will be set annually with the Compensation Committee. We will set the annual bonus opportunity at a competitive level to the market and provide upside potential for above-target performance and downside potential if a threshold performance is not met. We expect our Compensation Committee will set performance targets for each named executive officer that relate to earnings growth and improvement to both line of business and overall performance. We further expect that the Compensation Committee will retain its ability to exercise negative discretion to the extent either the executive, the line of business, or the company as a whole fails to meet its earnings growth targets. Targets for each named executive officer will vary according to role, and we will recognize market practice and performance expectations in making such adjustments. These bonus amounts are intended to reflect the substantial responsibilities that the named executive officers will incur in connection with their new roles as managers of a publicly-traded company and reflect our pay-for-performance philosophy.

Stock Incentive Awards.  We intend to adopt the Guaranty Financial Group Inc. 2007 Stock Incentive Plan, or SIP, an incentive stock plan. No awards will be granted under this plan prior to the spin-off. However, the plan will give us the ability to provide our eligible employees, including each of our named executive officers, grants of stock compensation awards based on our shares in the future if our Compensation Committee determines that it is in our best interest and that of our stockholders to do so. Following the spin-off, we intend to make grants of awards under the SIP. For performance-based equity grants, we will use performance metrics that are appropriate for the size, scope and industry of our company. From time to time, we intend to grant equity awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, and/or for promotional recognition. The CEO will provide initial award recommendations to our Compensation Committee for approval. We will not have a program, plan, or practice specifically designed to coordinate the grant of ad hoc awards with the release of information about us. We will adopt a process to standardize the grant dates for our equity awards and to ensure that there is no potential discretion in selecting the timing of the awards and specific grant dates.

The expected principal features of the SIP are summarized below.

General.  Awards granted under the SIP may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, other stock-based awards or any combination of those awards. The SIP provides that awards may be made under the SIP for ten years following the spin-off.

Administration.  Under the terms of the SIP, the SIP will be administered by our Compensation Committee, or by such other committee or subcommittee as may be appointed by our board, and which consists entirely of two or more “outside directors” within the meaning of Section 162(m) of the Code. Unless and until the board appoints any other committee or subcommittee, the SIP will be administered by our Compensation Committee. Under the terms of the SIP, our Compensation Committee can make rules and regulations and establish such procedures for the administration of the SIP as it deems appropriate.

Shares Available.  The SIP provides that the aggregate number of shares of our common stock that may be subject to awards under the SIP cannot exceed [●], subject to adjustment in certain circumstances to prevent dilution or enlargement. No more than [●] shares may be granted as awards that are not options. No participant may be granted awards covering in excess of [●] shares per year. Shares underlying awards that expire or are forfeited or terminated without being exercised will again be available for the grant of additional awards within the limits provided by the SIP. In addition, shares that expire or are forfeited or terminated without being exercised or that are settled for cash will again be available for the grant of additional awards under the SIP, within the limits provided by the SIP.

Eligibility.  The SIP provides for awards to our subsidiaries’ and affiliates’ directors, officers and employees. As of the spin-off date, we anticipate that there will be approximately 165 directors, officers and employees eligible to participate. Our named executive officers and each of our directors are among the individuals who will be eligible to receive awards under the SIP.

Stock Options.  Subject to the terms and provisions of the SIP, options to purchase our common stock may be granted to eligible individuals at any time and from time to time as determined by our Compensation Committee. Options may be granted as incentive stock options within the meaning of Section 422 of the Code, or as non-qualified stock options. Subject to the limits provided in the SIP, our Compensation Committee determines the number of options granted to each recipient. Each option grant will be evidenced by a stock option agreement that specifies whether the options are intended to be incentive stock options or non-qualified stock options and such additional limitations, terms and conditions as our Compensation Committee may determine.

The exercise price for each option granted is determined in accordance with the method as defined in the SIP, except that the option exercise price may not be less than 100% of the fair market value of a share of our common stock on the date of grant.

All options granted under the SIP will expire no later than ten years from the date of grant. The method of exercising an option granted under the SIP will be set forth in the stock option agreement for that particular option.

At the discretion of our Compensation Committee, a stock option agreement evidencing the award of stock options may contain limitations on the exercise of options under certain circumstances upon or after the termination of employment or in the event of death or disability. Stock options are nontransferable except by will or by the laws of descent and distribution or, in the case of non-qualified stock options, as otherwise expressly permitted by our Compensation Committee. The granting of an option does not afford the recipient the rights of a stockholder, and such rights accrue only after the exercise of an option and the registration of shares of our common stock in the recipient’s name.

Restricted Stock.  The SIP provides for the award of shares of our common stock that are subject to forfeiture and restrictions on transferability, or Restricted Stock, as set forth in the SIP and as may be otherwise determined by our Compensation Committee. Except for these restrictions and any others imposed by our Compensation Committee, upon the grant of Restricted Stock the recipient will have rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive all dividends and other distributions paid or made with respect to the Restricted Stock. During the restriction period set by our Compensation Committee, the recipient may not sell, transfer, pledge, exchange or otherwise encumber the Restricted Stock. Any award of Restricted Stock will be subject to vesting during a restriction period following the date of grant, and vesting may be conditioned upon the achievement of service or performance goals established by our Compensation Committee.

Restricted Stock Units.  The SIP authorizes our Compensation Committee to grant restricted stock units. Restricted stock units are not shares of common stock and do not entitle the recipients to the rights of a stockholder, but rather entitle the holder upon their settlement to the value of one share of our common stock. Restricted stock units granted under the SIP may or may not be subject to performance conditions. The recipient may not sell, transfer, pledge or otherwise encumber restricted stock units granted under the SIP prior to their vesting. Restricted stock units will be settled in shares of our common stock or cash, in an amount based on the fair market value of our common stock on the settlement date.

Any award of restricted stock units will be subject to vesting during a restriction period following the date of grant, and vesting may be conditioned upon the achievement of certain service or performance goals established by our Compensation Committee.

Performance Units.  The SIP provides for the award of performance units. The payment of the value of a performance unit is conditioned upon the achievement of performance goals to be set by the Compensation Committee in granting the performance unit and may be paid in cash, shares of our common stock, or a combination thereof. The maximum value of the cash that may be paid to a participant pursuant to a performance unit granted in any year is $5 million.

Other Stock-Based Awards.  The SIP also provides for grants of other stock-based awards under the plan with terms determined by our Compensation Committee.

Performance Goals.  The SIP plan provides that performance goals may be established by the committee in connection with the grant of Restricted Stock, RSUs, performance units or other stock-based awards. In the case of an award intended to qualify for the performance-based compensation exception of Section 162(m) of the Code, such goals shall be based on the attainment of specified levels of one or more of the following measures: on satisfactory internal or external audits, achievement of balance sheet or income statement objectives, cash flow, customer satisfaction metrics and achievement of customer satisfaction goals, dividend payments, earnings (including before or after taxes, interest, depreciation, and amortization), earnings growth, earnings per share, economic value added, expenses, improvement of financial ratings, internal rate of return, market share, net asset value, net income, net operating gross margin, net operating profit after taxes, or NOPAT, net sales growth, NOPAT growth, operating income, operating margin, pro forma income, regulatory compliance, return measures (including return on assets, designated assets, capital, committed capital, net capital employed, equity, sales, or stockholder equity, and return versus the company’s cost of capital), revenues, sales, stock price (including growth measures and total stockholder return), comparison to stock market indices, implementation or completion of one or more projects or transactions, working capital, or any other objective goals that the Compensation Committee establishes. Performance goals may be absolute in their terms or measured against or in relationship to other companies. Performance goals may be particular to an award recipient or the department, branch, affiliate, or division in which the participant works, or may be based on the performance of the company, one or more affiliates, or the Company and one or more affiliates, and may cover such period as the Compensation Committee may specify. Such performance goals will be set by our Compensation Committee within the time period and other requirements prescribed by Section 162(m) of the Code and the regulations promulgated thereunder.

Change in Control.  Vesting of awards may be accelerated in the event of certain change in control situations.

Awards Under the SIP.  Because it is within the discretion of our Compensation Committee to determine which officers and employees receive awards and the amount and type of awards received, it is not presently possible to determine the number of individuals to whom awards will be made in the future under the SIP or the amount of the awards.

We anticipate requesting the Compensation Committee to make initial grants following the spin-off to include special “launch grant” amounts to the named executive officers, excluding the CEO, and a limited number of other members of the senior management team. These awards will be in amounts approximately 25% to 100% larger than target amounts for subsequent years. The purpose of such launch grants will be to focus the efforts of the senior management team on our immediate and long-term success.

Amendment.  Our board may amend, alter or discontinue the SIP at any time. No such amendment or termination, however, may impair the rights of any holder of outstanding awards without his or her consent, and no award may be amended or otherwise subject to any action that would be treated as a “repricing” of such award.

Federal Income Tax Consequences.  The following is a summary of certain federal income tax consequences of awards made under the SIP, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the SIP. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

Non-Qualified Stock Options.  A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding deduction.

Incentive Stock Options.  A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within such two or one year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction.

Restricted Stock.  A participant will not recognize taxable income at the time of grant of shares of Restricted Stock, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We generally are entitled to a corresponding deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to Restricted Stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. We will generally be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock Units.  A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Performance Units.  A participant will not recognize taxable income at the time of grant of performance units, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares or property delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Section 162(m).  Section 162(m) of the Code limits the deductibility of certain compensation of the Chief Executive Officer and the next three most highly compensated officers of publicly-held corporations other than the Chief Financial Officer. Compensation paid to such an officer during a year in excess of $1 million that is not performance-based (or does not comply with other exceptions) would not be deductible on our federal income tax return for that year. It is intended that compensation attributable to stock options granted under the SIP will qualify as performance-based. Our Compensation Committee will evaluate from time to time the relative benefits to us of qualifying other awards under the SIP for deductibility under Section 162(m) of the Code.

Stock Ownership Guidelines.  To further align our executives’ financial interests with those of our stockholders, we anticipate adopting the following minimum stock ownership guidelines for our named executive officers:

Value of Ownership of Stock as a Multiple of Annual Salary

	Multiple of
Position	Salary

President and Chief Executive Officer	5	x
Other Named Executive Officers	3	x

Shares owned by the executive and their immediate family members will count toward the ownership guidelines. Shares held in our 401(k) plan, restricted stock and performance stock units also will count.

Our named executive officers will have 5 years following the spin-off or their initial election to meet the stock ownership guidelines.

401(k) Plan and Supplemental Executive Retirement Plan.  We will continue to offer a 401(k) plan after the spin-off, but with a new matching formula. Employees who transfer to us from Temple-Inland in connection with the spin-off will receive vesting credit under our 401(k) plan for years of service while continuously employed by Temple-Inland.

For each dollar that an employee contributes to their 401(k) savings account, we will contribute a match of $2 up to 2% of the employee’s compensation and we will match 100% of each of the next 4% of an employee’s compensation that is contributed to the plan. The match is vested 100% after two years of employment. Employees are offered a wide range of investment choices under the plan for their payroll contributions, and our match will be invested in the same proportion in the same funds selected by the employees for their own payroll contributions. Our 401(k) plan does not grant extra years of credited service to executives. Extra years of credited service will be granted only under our change in control agreements, but not for any other reason.

The Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. In 2007, this limit was $225,000. Because we wish to provide our executives with a continuing ability to save for their retirement, we will consider crediting under a SERP an amount equal to 2% of the executive’s pay in excess of this limit. If created, the SERP, which is not a tax qualified plan, would be unfunded and would contain a provision for acceleration of payment in the event of a change in control. The SERP would not cover pay that is based on commissions.

Health and Welfare Benefits.  We will offer the same health and welfare benefits to all salaried employees. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, dependent care spending account, health care spending account, health savings account, and other similar benefits.

Change in Control Agreements.  We entered into change in control/severance agreements with selected executives, including the named executive officers other than the CEO. The CEO is party to an employment agreement whose terms are summarized below under “— Compensation Actions in Preparation for the Spin-off — Employment Agreement.” We believe that the change in control/severance agreements will help us to attract and retain our named executive officers by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control/severance agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control. These agreements generally require a “double trigger” of both a change in control and a termination of employment before any benefits are paid.

For the first two years following the spin-off, however, only a qualifying termination of employment (as defined in the agreements) is required for the named executive officers with change in control/severance agreements because Guaranty assumed the responsibility for their Temple-Inland change in control agreements at the spin-off. Mr. Dubuque had a severance contract with Temple-Inland requiring payments of three times his compensation and all other named executive officers had severance contracts with Temple-Inland requiring payments of twice their compensation upon a qualifying termination of employment following a change in control of Temple-Inland.

The following events constitute a change in control, for purposes of the change in control agreements:

•	any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of the combined voting power of our securities;

•	the pre-event directors ceasing to constitute a majority of our directors within any 24-month period;

•	consummation of a merger, consolidation, or recapitalization (unless the directors continue to represent a majority of the directors on the board, at least 60% of the pre-event ownership survives, and, in the event of a recapitalization, no person owns 20% or more of the voting power of the securities);

•	the stockholders approve a liquidation or dissolution;

•	consummation of an agreement to sell, lease, or dispose of substantially all the assets of Guaranty; or

•	any other event that the board determines to be a change in control.

Our Stock Incentive Plan uses similar change in control events including:

•	acquisition of 20% voting power through a tender or exchange offer;

•	the board or stockholders approve a consolidation or merger;

•	the board or stockholders approve a liquidation or dissolution; or

•	the board or stockholders approve a sale, lease, exchange or transfer of substantially all assets.

As noted above, payments under the change in control/severance agreements generally are triggered by two events, a change in control plus a qualifying termination of employment. A qualifying termination of employment includes both involuntary termination without cause and voluntary termination by the executive for good reason. Good reason includes assignment of duties substantially inconsistent with the executive’s status as a senior executive officer, substantial reduction in base salary, relocation of place of employment more than 50 miles, failure to pay compensation, or failure to provide benefits or a reduction in benefits.

Under the change in control/severance agreements, the named executive officers other than Mr. Dubuque would receive the following under qualifying circumstances:

•	their current cycle bonus pro rated if the termination is before the end of the first half of the cycle or full bonus if during the second half of the cycle;

•	lump sum severance equal to two times their current salary and two times target bonus, or if higher, the salary or actual bonus in any of the last three years;

•	health and welfare benefits provided for two years at no greater cost;

•	acceleration of vesting of all options, restricted shares, restricted stock units, and performance stock units;

•	lump sum payment equal to two years’ match under our 401(k) plan;

•	reimbursement for outplacement services not to exceed 15% of base salary and target bonus; and

•	two years’ continuation of perquisites.

The change in control agreements also contain gross-up provisions in the event the officer is required to pay excise tax on these amounts. The gross-up will only be paid if the change in control payments exceed 110% of the amount that would not be subject to excise tax; otherwise, payments are reduced to the maximum amount that will not trigger the excise tax.

The amount of severance and benefits was determined based on competitive market practices for executives at this level. Executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market. The executives often have a large percentage of their personal wealth dependent on the status of our company, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based.

In exchange for the promise of this compensation and benefits, the executive agrees to continue working during any potential change in control event until the earliest of six months from the potential change in control event, until the date of the change in control event, or until the executive is terminated by the company or terminates employment for good reason.

Executive Perquisites.  We intend to take a minimalist approach to perquisites. We will limit the number of perquisites we provide to executives, consistent with the financial services market practices. The perquisites to be provided may include executive physicals, umbrella liability insurance, tax preparation reimbursement, and additional life and disability insurance.

Severance Benefits.  Generally speaking, severance is a matter that is individually negotiated with the executive and the amount depends on the circumstances of his or her departure. As discussed below, the CEO is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control/severance agreements discussed above. In return for the post-employment benefits, the CEO agrees not to compete with our company for two years after his departure.

“Clawback” of Compensation.  If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

Tax Deductibility Policy.  Section 162(m) of the Code generally limits the tax deductibility of compensation of the CEO and the three other most highly compensated executive officers (other than the CFO) of a publicly-held company to $1 million per executive unless the compensation constitutes “performance-based” compensation. We intend that compensation paid to our named executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the Code so long as this can be achieved in a manner consistent with our other compensation objectives.

Compensation Actions in Preparation for the Spin-off

Base salary increase.  The following salary increase for our CEO has been approved by our board after considering market data provided by Hewitt:

Executive	Current Annual Salary Rate	Anticipated Annual Salary Rate

Kenneth R. Dubuque	$450,000	$650,000

This salary increase brings Mr. Dubuque’s salary to a level that is consistent with our peer group bench marking.

Equity award.  Mr. Dubuque was given on May 4, 2007 an award of 30,000 shares of Temple-Inland restricted stock that will vest on May 4, 2010. The market price of Temple-Inland common stock on May 4, 2007 was $61.23.

Employment agreement.  We executed an employment agreement with Mr. Dubuque on August 9, 2007 that will become effective as of the spin-off. The agreement has a three-year term, but is automatically extended by one year on the first anniversary of the effective date and each anniversary thereafter unless notice of nonrenewal is given at least one year in advance of such anniversary date.

During the term of the agreement, Mr. Dubuque will receive a base salary, which may not be reduced below its level at the time the agreement becomes effective ($650,000) or any increase subsequently granted. He will be eligible for a performance-based annual cash bonus, employee benefits, equity awards, and other perquisites. Other perquisites consist of umbrella insurance. There are no parameters on the performance-based annual cash bonus, such as a maximum amount, and it is entirely within the discretion of our Compensation Committee except that it shall be substantially no less favorable than the bonus program applicable to our other senior executives.

Upon a qualifying termination of employment (defined generally in the same manner as under the change in control/severance agreements described above) during the first two years following the effective date of the agreement or within two years following a change in control (defined in the same manner as under the change in control/severance agreements described above), Mr. Dubuque would be entitled generally to the same benefits (including excise tax gross-up protection) as described above under the change in control/severance agreements, except that Mr. Dubuque would receive a multiple of three times pay and benefits, and also would be credited with three extra years of service for purposes of determining his eligibility for any retiree medical or life insurance benefits. If Mr. Dubuque were to experience such a qualifying termination of employment after the first two years of the agreement and not within two years following a change in control, he would be entitled to those same benefits, except that the severance would be based on two times salary and bonus, health and welfare benefits and perquisites would continue for two years, and imputed service credit would be limited to an additional two years. Upon termination of employment for death or disability, Mr. Dubuque would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his target bonus. Mr. Dubuque would be required to execute a release of claims, and he has agreed that he will not compete with us for two years following his termination of employment for any reason.

Retirement benefits.  Mr. Dubuque will receive a distribution in 2008 of all amounts he has accrued under the Temple-Inland SERP, which is estimated to be approximately $2.4 million, and he will receive a distribution in 2008 of 127,758 shares of Temple-Inland common stock for past years’ bonuses he previously deferred under Temple-Inland’s deferred bonus program. These amounts will be paid by Temple-Inland.

Existing Equity Awards.  Each of the named officers is currently employed by us or Temple-Inland. In such capacity, the named officers were granted stock options and other equity awards with respect to Temple-Inland common stock. Details with respect to such grants as of the end of 2006 are set forth below under the table entitled “Outstanding Equity Awards at Year-End 2006.”

In connection with the spin-offs of Forestar and Guaranty, all outstanding options will be equitably adjusted into three separate options: one relating to Guaranty common stock, one relating to Forestar common stock, and one relating to Temple-Inland common stock. Such adjustment is expected to be made so that immediately following the distribution the number of shares relating to each option and the per share option exercise price of the original Temple-Inland stock option will be proportionally allocated among the three types of stock options based upon the relative per share trading prices of the Forestar, Guaranty, and Temple-Inland common stock immediately following the distribution. All Forestar and Guaranty options issued as part of this adjustment and the Temple-Inland options will continue to be subject to their current vesting schedules. Further, for purposes of vesting and the post-termination exercise periods applicable to such stock options, Temple-Inland’s Compensation Committee determined that continued employment with Forestar, Guaranty, or Temple-Inland will be viewed as continued employment with the issuer of the options.

Restricted stock and RSUs and performance stock units will be adjusted in the same manner applicable generally to stockholders of Temple-Inland have their shares adjusted, including participation in quarterly dividends and special dividends, and will continue to vest over the normal vesting cycle. These equitable adjustments are intended to preserve the economic value of the awards immediately prior to the distribution

Historical Compensation of Our Executive Officers Prior to the Spin-off Under the Temple-Inland Executive Compensation Program

The following tables contain compensation information for services in all capacities to Temple-Inland for the periods shown for our Chief Executive Officer, Chief Financial Officer, and our three other named executive officers who for fiscal 2006 had the highest compensation. We refer to these persons collectively as our named executive officers. All of the information included in these tables reflects compensation earned by the individuals for services with Temple-Inland. All references in the following tables to stock options, restricted stock, PSUs, and RSUs, relate to awards of stock options, Restricted Stock, PSUs and RSUs granted by Temple-Inland in regard to Temple-Inland common stock.

Temple-Inland’s Compensation Committee generally attempts to maintain a balance between the different elements of compensation, but has not established specific allocation formulae to determine the proportion of each element of compensation in relation to the other elements.

Bonus

Under a plan approved by Temple-Inland stockholders, Temple-Inland’s Compensation Committee established a potential maximum bonus award for Mr. Dubuque equal to the cash value of 155,000 phantom shares of Temple-Inland common stock. Under the bonus formula, Mr. Dubuque was eligible to receive a bonus if performance exceeded pre-established return criteria. Temple-Inland’s Compensation Committee retained the discretion to pay less than the maximum amount indicated by the formula based on equitable comparisons with Temple-Inland officers and other business segment executives. In light of these considerations, Temple-Inland’s Compensation Committee used its discretion to set Mr. Dubuque’s 2006 bonus at $777,000.

For Guaranty’s other employees, including the other named executive officers, a bonus pool of no more than 9% of Guaranty’s pre-tax earnings is determined based on Guaranty’s pre-tax return on equity and change in pre-tax earnings levels. Each year, the bonus pool is increased or decreased 10% for every one percentage point change in Guaranty’s return on equity as compared with the prior year. The resulting pool is then allocated to individual employees with 60% based on the employee’s line of business performance and the remainder based on Guaranty’s performance. Mr. Dubuque prepared the recommended allocations, including those for the other named executive officers, which were reviewed and approved by Guaranty Bank’s board of directors. As a result of Guaranty’s improved performance, no negative discretion was exercised.

Stock Awards

Under plans approved by Temple-Inland stockholders, Temple-Inland’s Compensation Committee may grant three types of stock awards to executive officers: options, restricted stock units, and performance stock units. A dollar value is established for the stock awards in consultation with Temple-Inland’s compensation consultant after reviewing competitive market data for similar executives at other companies. This market data includes a review of proxy data and survey data compiled by Temple-Inland’s compensation consultant. The dollar value of the awards may be at or above the mid-range of what other companies may offer in any given year. Restricted stock units contain a minimum return threshold, while performance units are only paid if Temple-Inland’s performance is in the top half compared with its peer group. As discussed below, in light of the transformation events, the Temple-Inland Compensation Committee converted all outstanding performance stock units to restricted stock units with 1% minimum ROI criteria. The Temple-Inland Compensation Committee also considers previous grants, tenure, and responsibilities of the executives.

The amounts and forms of compensation reported below do not necessarily reflect the compensation these persons will receive following the spin-off, which could be higher or lower, because historical compensation was determined by Temple-Inland and future compensation levels will be determined based on the compensation policies, programs and procedures to be established by our Compensation Committee.

SUMMARY COMPENSATION TABLE FOR YEAR 2006

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)	($)(2)	($)(3)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Kenneth R. Dubuque	2006	$447,116		$1,222,068	$446,758	$777,000	$522,890	$34,525	$3,450,357
Chief Executive Officer
Ronald D. Murff	2006	$260,000	$400,000	$77,679	$60,492		$15,828	$24,196	$838,195
Chief Financial Officer
Robert B. Greenwood	2006	$274,423	$450,000	$81,643	$112,617		$21,854	$10,000	$950,537
Sr. Executive Vice President Commercial Bank
Harold L. Shults, Jr.	2006	$220,000	$500,000	$77,679	$97,916	$1,032	$22,749	$28,242	$947,618
Sr. Executive Vice President Insurance
Kevin J. Hanigan	2006	$234,038	$335,000	$81,643	$49,926		$12,216	$4,000	$716,823
Sr. Executive Vice President Retail Bank

(1)	The fair value of Restricted Stock, performance stock units, and stock options was determined in accordance with Statement of Financial Accounting Standards No. 123(R). Fair value of the option awards was determined using the Black-Scholes-Merton option pricing model. The following table lists the fair values by grant date:

			Expected
	Estimated Fair	Expected	Stock	Risk-Free
	Value of	Dividend	Price	Interest	Life of
Grant Date	Options Granted	Yield	Volatility	Rate	Option

2/7/2003	$5.81	2.5%	29.3%	2.9%	8
5/7/2003	$6.60	2.5%	29.3%	3.9%	8
2/6/2004	$8.31	2.9%	28.8%	4.2%	8
2/4/2005	$11.13	2.3%	28.2%	4.1%	8
2/3/2006	$11.53	2.4%	25.1%	4.4%	6

(2)	Represents the change in the actuarial present value of accumulated pension benefits from September 30, 2005 to September 30, 2006. There were no above-market or preferential earnings on deferred compensation.

(3)	Includes the annual contributions to a defined contribution retirement plan of $26,675 for Mr. Dubuque; $15,196 incentive award trip for Mr. Murff and $19,042 incentive award trip for Mr. Shults. Includes $4,000 in company match under a 401(k) plan and match for charitable contributions for each officer. Each officer is eligible for one or more perquisites.

Mr. Dubuque’s historical pay differs from the historical pay of the other named executive officers for several reasons. First, as CEO of the financial services business unit within Temple-Inland, Mr. Dubuque’s stock award level under the Temple-Inland plan was higher than those available to division-level executives such as our other named executive officers. Second, as an executive officer of Temple-Inland, Mr. Dubuque participated in a Temple-Inland Supplemental Executive Retirement Plan (described on pages 99 and 105) that was not available to our other named executive officers. Mr. Dubuque also participated in a deferred compensation program at Temple-Inland that allowed him to defer his annual bonus and receive additional stock credits for the amounts deferred (also described on page 99). None of our other named executive officers deferred their annual bonuses.

STOCK-BASED COMPENSATION

Additional information about stock-based compensation awards granted and vested in 2006 and awards outstanding at year-end 2006 follows.

2006 GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of stock-based compensation awards made in 2006 to our named executive officers.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
								Number of	Number of	or Base	Grant Date
								Shares of	Securities	Price of	Fair Value
		Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	and Option
Name	date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(2)	($/Sh)(3)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(i)

Kenneth R. Dubuque	02/03/2006	0	0	0	19,875	23,000	23,000	0	24,600	$46.20	$1,346,238
Ronald D. Murff	02/03/2006	0	0	0	0	0	0	2,100	5,125	$46.20	$156,111
Robert B. Greenwood	02/03/2006	0	0	0	0	0	0	2,625	6,400	$46.20	$195,067
Harold L. Shults, Jr.	02/03/2006	0	0	0	0	0	0	2,100	5,125	$46.20	$156,111
Kevin J. Hanigan	02/03/2006	0	0	0	0	0	0	2,625	6,400	$46.20	$195,067

(1)	The dollar value is calculated by multiplying the number of shares awarded by the average of the high and low NYSE sales price of unrestricted stock on the date of grant. The amount shown for Mr. Dubuque includes 10,500 restricted stock units that are vested if minimum return on investment, or ROI, criteria are met (1% ROI over fiscal years 2006, 2007, and 2008). It also included 12,500 performance-based restricted stock units (Performance Stock Units) for Mr. Dubuque. Performance stock units were originally granted subject to performance criteria under which the awards would vest 0%, 75%, or 100% depending upon Temple-Inland’s achievement of certain ROI performance criteria during the 3-year vesting period (fiscal years 2006, 2007 and 2008, the Award Period) as compared with its peer group. No payment would be made unless Temple-Inland’s average ROI ranking as compared to the peer group over the award period is in the first or second quartile of ROI rankings. If Temple-Inland’s average ROI over the award period placed it within the first quartile, up to 100% of the performance stock units may be paid. If Temple-Inland’s average ROI over the award period placed it within the second quartile, up to 75% of the performance stock units may be paid. The Compensation Committee retained discretion to reduce the size of the award, but not to increase it. On August 9, 2007 the Compensation Committee determined that the performance criteria would be frustrated by the spin-off and other transformation events, and converted all of the performance stock units to restricted stock units with 1% minimum ROI criteria that will vest on the third anniversary of the original grant. Mr. Dubuque’s restricted stock units were canceled on August 9, 2007 and new units in the same amount and vesting at the original vesting date were issued so that the 1% minimum ROI criteria could be updated. The restricted stock units have a potential vesting date of February 3, 2009. As a result of the spin-off, the original restricted stock units will be split into three portions for each of the three companies, as described on page 99. The compensation committees of each of the companies will determine in February 2009 whether the ROI performance criteria have been met by their company and will determine at that time whether to pay the awards or exercise their negative discretion. Cash compensation will be paid equal to the amount of regular quarterly dividends these shares would otherwise earn.

(2)	Options to purchase Temple-Inland common stock. Exercise prices have never been repriced. Withholding taxes may be paid with exercised shares. No general or freestanding stock appreciation rights (SARs) were granted. All grants to the named executive officers include a provision for acceleration of vesting in certain change of control situations. All options awarded to the executives become exercisable in 25% increments on February 3 of 2007, 2008, 2009, and 2010 and have a ten-year term expiring February 3, 2016.

(3)	Valued by averaging the high and the low sales prices of Temple-Inland common stock on the NYSE on the board meeting date when the grants were approved. The closing price on such date was $45.79.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2006

The following table summarizes stock-based compensation awards outstanding at year-end 2006 for our named executive officers:

					Stock Awards
								Equity
								Incentive
							Equity	Plans:
							Incentive	Market or
							Plans:	Payout
							Number of	Value of
							Unearned	Unearned
	Option Awards				Number	Market Value	Shares,	Shares,
	Number of	Number of			of Shares	of Shares	Units or	Units or
	Securities	Securities			or Units	or Units	Other	Other
	Underlying	Underlying			of Stock	of Stock	Rights That	Rights That
	Unexercised	Unexercised	Option	Option	That Have	That Have	Have	Have Not
	Options (#)	Options (#)	Exercise	Expiration	Not Vested	Not Vested	Not Vested	Vested	Grant	Vesting
Name	Exercisable	Unexercisable	Price ($)	Date	(#)(1)	($)(1)	(#)(1)	($)(1)	Date	Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Kenneth R. Dubuque					4,000	$184,120			2/2/2001	2/2/2007

					4,000	$184,120			2/1/2002	2/1/2008

		8,000	$21.51	2/7/2013					2/7/2003	2/7/2007

					10,000	$460,300			2/7/2003	2/7/2009

									2/7/2003	2/7/2009

	12,000		$30.02	2/6/2014					2/6/2004	Vested

		6,000	$30.02	2/6/2014					2/6/2004	2/6/2007

		6,000	$30.02	2/6/2014					2/6/2004	2/6/2008

					10,000	$460,300			2/6/2004	2/6/2007

							10,000	$460,300	2/6/2004	2/6/2007

	6,000		$37.07	2/4/2015					2/4/2005	Vested

		6,000	$37.07	2/4/2015					2/4/2005	2/4/2007

		6,000	$37.07	2/4/2015					2/4/2005	2/4/2008

		6,000	$37.07	2/4/2015					2/4/2005	2/4/2009

					10,000	$460,300			2/4/2005	2/4/2008

							10,000	$460,300	2/4/2005	2/4/2008

		6,150	$46.20	2/3/2016					2/3/2006	2/3/2007

		6,150	$46.20	2/3/2016					2/3/2006	2/3/2008

		6,150	$46.20	2/3/2016					2/3/2006	2/3/2009

		6,150	$46.20	2/3/2016					2/3/2006	2/3/2010

							10,500	$483,315.00	2/3/2006	2/3/2009

							12,500	$575,375.00	2/3/2006	2/3/2009

	18,000	62,600			38,000	$1,749,140	43,000	$1,979,290.00

Ronald D. Murff	8000		$27.64	2/4/2010					2/4/2000	Vested

	8000		$25.65	2/2/2011					2/2/2001	Vested

					800	$36,824			2/2/2001	2/2/2007

	10000		27.66	2/1/2012	.	.			2/1/2002	Vested

	7500		$21.51	2/7/2013					2/7/2003	Vested

		2,500	$21.51	2/7/2013					2/7/2003	2/7/2007

					2,000	$92,060			2/6/2004	2/6/2007

	2,500		$30.02	2/6/2014					2/6/2004	Vested

		1,250	$30.02	2/6/2014					2/6/2004	2/6/2007

		1,250	$30.02	2/6/2014					2/6/2004	2/6/2008

	1,250		$37.07	2/4/2015					2/4/2005	Vested

		1,250	$37.07	2/4/2015					2/4/2005	2/4/2007

		1,250	$37.07	2/4/2015					2/4/2005	2/4/2008

		1,250	$37.07	2/4/2015					2/4/2005	2/4/2009

					2,000	$92,060			2/4/2005	2/4/2008

		1,281	$46.20	2/3/2016					2/3/2006	2/3/2007

		1,281	$46.20	2/3/2016					2/3/2006	2/3/2008

		1,281	$46.20	2/3/2016					2/3/2006	2/3/2009

		1,282	$46.20	2/3/2016					2/3/2006	2/3/2010

					2100	$96,663			2/3/2006	2/3/2009

	37,250	13,875			6,900	$317,607	0	$0.00

					Stock Awards
								Equity
								Incentive
							Equity	Plans:
							Incentive	Market or
							Plans:	Payout
							Number of	Value of
							Unearned	Unearned
	Option Awards				Number	Market Value	Shares,	Shares,
	Number of	Number of			of Shares	of Shares	Units or	Units or
	Securities	Securities			or Units	or Units	Other	Other
	Underlying	Underlying			of Stock	of Stock	Rights That	Rights That
	Unexercised	Unexercised	Option	Option	That Have	That Have	Have	Have Not
	Options (#)	Options (#)	Exercise	Expiration	Not Vested	Not Vested	Not Vested	Vested	Grant	Vesting
Name	Exercisable	Unexercisable	Price ($)	Date	(#)(1)	($)(1)	(#)(1)	($)(1)	Date	Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Robert B. Greenwood		2,500	$21.51	2/7/2013					2/7/2003	2/7/2007

		1,250	$30.02	2/6/2014					2/6/2004	2/6/2007

		1,250	$30.02	2/6/2014					2/6/2004	2/6/2008

					2,000	$92,060			2/6/2004	2/6/2007

		1,250	$37.07	2/4/2015					2/4/2005	2/4/2007

		1,250	$37.07	2/4/2015					2/4/2005	2/4/2008

		1,250	$37.07	2/4/2015					2/4/2005	2/4/2009

					2,000	$92,060			2/4/2005	2/4/2008

		1,600	$46.20	2/3/2016					2/3/2006	2/3/2007

		1,600	$46.20	2/3/2016					2/3/2006	2/3/2008

		1,600	$46.20	2/3/2016					2/3/2006	2/3/2009

		1,600	$46.20	2/3/2016					2/3/2006	2/3/2010

					2625	$120,829			2/3/2006	2/3/2009

	0	15,150			6,625	$304,949	0	$0.00

Harold L. Shults, Jr.					800	$36,824			2/2/2001	2/2/2007

		8,000	$21.51	2/7/2013					2/7/2003	2/7/2007

		1,250	$30.02	2/6/2014					2/6/2004	2/6/2007

		1,250	$30.02	2/6/2014					2/6/2004	2/6/2008

					2,000	$92,060			2/6/2004	2/6/2007

		1,250	$37.07	2/4/2015					2/4/2005	2/4/2007

		1,250	$37.07	2/4/2015					2/4/2005	2/4/2008

		1,250	$37.07	2/4/2015					2/4/2005	2/4/2009

					2,000	$92,060			2/4/2005	2/4/2008

		1,281	$46.20	2/3/2016					2/3/2006	2/3/2007

		1,281	$46.20	2/3/2016					2/3/2006	2/3/2008

		1,281	$46.20	2/3/2016					2/3/2006	2/3/2009

		1,282	$46.20	2/3/2016					2/3/2006	2/3/2010

					2100	$96,663			2/3/2006	2/3/2009

	0	19,375			6,900	$317,607	$0	$0

Kevin J. Hanigan	320		$27.64	2/4/2010					2/4/2000	Vested

	3,000		$21.51	2/7/2013					2/7/2003	Vested

		1,500	$21.51	2/7/2013					2/7/2003	2/7/2007

		1,250	$30.02	2/6/2014					2/6/2004	2/6/2007

		1,250	$30.02	2/6/2014					2/6/2004	2/6/2008

	1,250		$37.07	2/4/2015					2/4/2005	Vested

		1,250	$37.07	2/4/2015					2/4/2005	2/4/2007

		1,250	$37.07	2/4/2015					2/4/2005	2/4/2008

		1,250	$37.07	2/4/2015					2/4/2005	2/4/2009

					2,000	$92,060			2/4/2005	2/4/2008

		1,600	$46.20	2/3/2016					2/3/2006	2/3/2007

		1,600	$46.20	2/3/2016					2/3/2006	2/3/2008

		1,600	$46.20	2/3/2016					2/3/2006	2/3/2009

		1,600	$46.20	2/3/2016					2/3/2006	2/3/2010

					2625	$120,829			2/3/2006	2/3/2009

	1,250	14,150			4,625	$212,889	0	$0

(1)	Value based on the closing market price of Temple-Inland common stock on December 29, 2006 of $46.03. Restricted stock units vest three years after the date of grant. Restricted stock units awarded in 2006 to Mr. Dubuque vest three years after the date of grant if minimum ROI criteria are met.

Performance stock units vest three years after the date of grant and were subject to satisfaction of performance criteria, but (as described above) the performance units were canceled and new restricted stock units were issued with minimum 1% ROI criteria due to the spin-off. Market value shown assumes all performance criteria are met and the maximum value is paid.

2006 OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock-based compensation awards exercised or vested during 2006 by our named executive officers. No restricted shares or performance shares vested in 2006. The shares shown in columns (d) and (e) below are dividends earned on phantom stock.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)

Kenneth R. Dubuque	201,000	$3,306,481	3,431	$146,478
Ronald D. Murff	4,790	$115,152	49	$2,140
Robert B. Greenwood	12,500	$235,063	49	$2,140
Harold L. Shults, Jr.	18,250	$348,425	50	$2,138
Kevin J. Hanigan	6,750	$118,510	49	$2,140

2006 PENSION BENEFITS

The following table summarizes the actuarial present value of the accumulated benefits under Temple Inland’s pension plans at year-end 2006 for our named executive officers:

		Number of	Present Value	Payments During
		Years Credited	of Accumulated	Last Fiscal
Name	Plan Name	Service (#)	Benefit ($)	Year ($)
(a)	(b)	(c)	(d)	(e)

Kenneth R. Dubuque	Temple-Inland Supplemental Executive Retirement Plan	8	$1,859,294	0
Ronald D. Murff	N/A	0	0	0
Robert B. Greenwood	N/A	0	0	0
Harold L. Shults, Jr.	N/A	0	0	0
Kevin J. Hanigan	N/A	0	0	0

Until the spin-off, Mr. Dubuque will participate in the Temple-Inland SERP that provides a retirement benefit of 50% of final average pay at age 60 with 15 years of service for designated executives. Mr. Dubuque’s accrued benefit under this plan as of the spin-off date, estimated to be $2.4 million, will be payable to him during 2008 following the spin-off.

2006 NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes deferred compensation for 2006 for our named executive officers:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
Name	Last FY ($)	Last FY ($)	in Last FY ($)(1)	Distributions ($)	at Last FYE ($)(2)
(a)	(b)	(b)	(c)	(d)	(e)

Dubuque	0	$30,699	$143,539	0	$6,572,824
Murff	0	$15,828	$3,034	0	$117,749
Greenwood	0	$17,655	$2,271	0	$94,530
Shults	0	$17,930	$5,536	0	$184,084
Hanigan	0	$12,216	$1,362	0	$59,226

(1)	Earnings include dividend equivalent units credited under a deemed Temple-Inland phantom stock investment equal to the amount of dividends that would be earned on these units if they were actual
Temple-Inland common stock: Mr. Dubuque — $138,610; Mr. Murff — $172; Mr. Greenwood — $172; Mr. Shults — $717; and Mr. Hanigan — $172. This is the same dividend rate paid to Temple-Inland stockholders of $.25 per share per quarter in 2006 and is not preferential. Earnings on defined contribution retirement plan accounts for Mr. Dubuque — $4,929; Mr. Murff — $2,862; Mr. Greenwood — $2,099; Mr. Shults — $4,819; and Mr. Hanigan — $1,190 for 2006 were based on the rate earned under Vanguard’s Intermediate-Term Treasury Fund, the same fund used in the underlying tax-qualified defined contribution plan. None of the above named executive officers participated in setting this rate, which was selected by Temple-Inland when the plan was established. In 2006, the earnings rate for this fund was 3.14%. The defined contribution retirement account is distributed in cash at age 65 or earlier if the executive retires and requests it.

(2)	In the aggregate balance column, $3,106,978 of Mr. Dubuque’s balance was previously reported as compensation in the Summary Compensation Table for previous years. None of the amounts in the other columns was previously reported.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In 2000, Temple-Inland’s Board of Directors authorized change in control agreements for its key officers and for key officers of its subsidiaries, including Guaranty. Temple-Inland’s Compensation Committee determined each component of the change in control agreements following advice on general industry practices prepared by Watson Wyatt. Senior officers were given agreements providing for severance of three times their salary, bonus, and benefits. Less senior executives were given agreements providing for two times their salary, bonus, and benefits. Because Temple-Inland’s businesses are cyclical in nature, the definition of “bonus” was set as the highest target bonus in the last three years. Temple-Inland’s Compensation Committee likewise adopted its retirement program and death and disability provisions in its retirement and stock plans based on its review of general industry market practices and market practices relative to the paper and forest products industry. Temple-Inland’s Compensation Committee reviews each element of its compensation periodically, including an annual review of executive compensation relative to the financial services industry regarding Mr. Dubuque’s pay. In 2007, Temple-Inland’s Compensation Committee conducted a thorough review of change in control agreements and determined to maintain its current practices based on the paper and forest products industry market practices and its own experience concerning the importance of these agreements in recruiting executives.

The following table summarizes the estimated amounts our named executive officers would have become entitled to under the Temple-Inland change in control/severance and employment agreements (which are substantially similar to ours described above) assuming different termination events occurred at year-end 2006:

		Current	Value of	Value of	Value of
		Year	Stock	Restricted	Performance
		Bonus	Options	Stock That	Stock That	Retirement	Welfare		Excise Tax	Aggregate
	Severance	Payment	That Vest	Vests	Vests(3)	Benefits	Benefits	Outplacement	& Gross-Up	Payments

Kenneth R. Dubuque, Chairman and CEO
Change In Control(4)	$3,696,750	$777,000	$549,560	$782,510	$1,518,990	$7,543,706	$37,749	$67,500	$6,105,979	$21,079,744
Retirement(5)	$—	$777,000	$549,560	$782,510	$460,300	$192,606	$—	$—	$—	$2,761,976
Death	$—	$777,000	$549,560	$782,510	$1,518,990	$192,606	$—	$—	$—	$3,820,666
Disability	$—	$777,000	$549,560	$782,510	$1,518,990	$192,606	$—	$—	$—	$3,820,666
Voluntary Termination(1)	$—	$—	$—	$—	$—	$192,606	$—	$—	$—	$192,606
Involuntary Termination(2)	$—	$—	$—	$—	$—	$192,606	$—	$—	$—	$192,606

Ronald D. Murff, Chief Financial Officer
Change In Control(4)	$1,358,392	$400,000	$134,926	$317,607	$—	$156,887	$8,500	$39,000	$630,047	$3,045,359
Retirement(5)	$—	$400,000	$134,926	$—	$—	$109,832	$—	$—	$—	$644,758
Death	$—	$400,000	$134,926	$317,607	$—	$109,832	$—	$—	$—	$962,365
Disability	$—	$400,000	$134,926	$317,607	$—	$109,832	$—	$—	$—	$962,365
Voluntary Termination(1)	$—	$—	$—	$—	$—	$109,832	$—	$—	$—	$109,832
Involuntary Termination(2)	$—	$—	$—	$—	$—	$109,832	$—	$—	$—	$109,832

Robert B. Greenwood, Sr. Executive Vice President Commercial Bank
Change In Control(4)	$1,462,618	$450,000	$134,926	$212,889	$—	$137,322	$17,726	$41,250	$733,028	$3,189,759
Retirement(5)	$—	$450,000	$134,926	$92,060	$—	$86,613	$—	$—	$—	$763,599
Death	$—	$450,000	$134,926	$212,889	$—	$86,613	$—	$—	$—	$884,428
Disability	$—	$450,000	$134,926	$212,889	$—	$86,613	$—	$—	$—	$884,428
Voluntary Termination(1)	$—	$—	$—	$—	$—	$86,613	$—	$—	$—	$86,613
Involuntary Termination(2)	$—	$—	$—	$—	$—	$86,613	$—	$—	$—	$86,613

Harold L. Shults, Jr., Sr. Executive Vice President Insurance
Change In Control(4)	$1,399,513	$475,000	$134,926	$317,607	$—	$227,474	$23,340	$33,000	$—	$2,610,860
Retirement(5)	$—	$475,000	$134,926	$—	$—	$176,213	$—	$—	$—	$786,139
Death	$—	$475,000	$134,926	$317,607	$—	$176,213	$—	$—	$—	$1,103,746
Disability	$—	$475,000	$134,926	$317,607	$—	$176,213	$—	$—	$—	$1,103,746
Voluntary Termination(1)	$—	$—	$—	$—	$—	$176,213	$—	$—	$—	$176,213
Involuntary Termination(2)	$—	$—	$—	$—	$—	$176,213	$—	$—	$—	$176,213

Kevin A. Hanigan, Sr. Executive Vice President Retail Bank
Change In Control(4)	$1,149,500	$335,000	$110,406	$304,949	$—	$91,141	$13,276	$35,250	$584,626	$2,624,148
Retirement(5)	$—	$335,000	$110,406	$—	$—	$51,308	$—	$—	$—	$496,714
Death	$—	$335,000	$110,406	$304,949	$—	$51,308	$—	$—	$—	$801,663
Disability	$—	$335,000	$110,406	$304,949	$—	$51,308	$—	$—	$—	$801,663
Voluntary Termination(1)	$—	$—	$—	$—	$—	$51,308	$—	$—	$—	$51,308
Involuntary Termination(2)	$—	$—	$—	$—	$—	$51,308	$—	$—	$—	$51,308

(1)	Termination not for cause or by executive for good reason. During the two-year period following the spin-off, benefits will be the same as those set forth for “Change in Control.”

(2)	Termination for cause or by executive without good reason.

(3)	Except in the case of a change in control, assumes performance criteria are ultimately met.

(4)	Assumes a target bonus based on 12.5% ROI, and that the IRS considers the whole payment to be a “parachute payment” subject to the 20% excise tax.

(5)	Payable in a lump sum.

Treatments of Stock Awards other than upon Change in Control

Under the Temple-Inland Stock Incentive Plan, an employee whose employment terminates has three months to exercise any options that are exercisable. All other options and all restricted stock units and performance stock units are forfeited. The employee retains any dividends earned prior to termination.

Termination by Death, Disability or Retirement

Except as provided in Mr. Dubuque’s employment agreement described above, on termination of employment by death or disability, executives will receive no payment other than through life insurance or disability insurance purchased by the executive and available to salaried employees generally. Mr. Dubuque would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Under our Stock Incentive Plan, all options will immediately vest upon death or total disability and will remain exercisable for 12 months (death) or 36 months (disability). Restricted stock units and performance stock units will vest immediately, but performance stock units will only be paid if performance criteria are met.

At year-end 2006, Mr. Dubuque and Mr. Greenwood were eligible for early retirement. In addition to the pension benefits described elsewhere in this proxy, if they retired early they would each receive a pro-rated vesting of their restricted stock units as follows: Mr. Dubuque: 21,000 restricted stock units; and Mr. Greenwood: 2,000 restricted stock units. A pro-rated portion of Mr. Dubuque’s 10,000 Temple-Inland performance stock units would vest, but only if the performance criteria were met.

Compensation Committee Interlocks and Insider Participation

Mr. Dubuque is our only executive officer who will serve as a member of our board of directors, but will not serve on our Compensation Committee. Following the spin-off, none of our executive officers will serve as a member of the compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the spin-off, all of the outstanding shares of our common stock are and will be owned beneficially and of record by Temple-Inland. None of our directors, director nominees or the persons expected to become our executive officers currently owns any shares of our common stock, but those who own Temple-Inland common stock will receive shares of our common stock in the spin-off on the same basis as the shares held by other Temple-Inland stockholders.

There were 106,062,820 shares of Temple-Inland common stock outstanding on August 31, 2007. The following table sets forth the number and percentage of outstanding shares of Temple-Inland common stock beneficially owned as of such date, unless otherwise specified, by (1) each person who is known by us to beneficially own more than 5% of Temple-Inland common stock, (2) each director and each person nominated to serve as a director, (3) each of our “named executive officers” listed in the Summary Compensation Table and (4) all of our directors, director nominees and executive officers as a group. Each person or entity listed below has sole voting power and sole investment power with respect to such shares, except as otherwise noted. The address of each director, director nominee and executive officer is c/o Guaranty Financial Group Inc., 1300 MoPac Expressway South, Austin, Texas 78746.

The table also sets forth the number and percentage of our shares of common stock each of these persons and entities is expected to receive in the spin-off, assuming that there are no changes in their holdings of Temple-Inland common stock after August 31, 2007 and assuming, based on our estimates as of [          ], 2007, a distribution ratio of [          ] shares of our common stock for every [     ] shares of Temple-Inland common stock held as of the record date, with no fractional shares. Following the spin-off, we will have outstanding an aggregate of approximately [          ] shares of our common stock based on 106,062,820 shares of Temple-Inland common stock outstanding on August 31, 2007, excluding treasury shares and assuming no exercise of Temple-Inland options, and applying the distribution ratio. The beneficial owners listed in the table may have also been granted stock-based awards whose value is derived from the value of Temple-Inland common stock, including options, restricted stock, restricted stock units, and performance stock units. These stock-based awards are not shown in the table because, except in the limited cases specified in the employee matters agreement, the awards will be adjusted based on the market price of shares of our common stock on the distribution date and, therefore, we cannot estimate the number of shares of common stock that, immediately after the spin-off, each person will be entitled to acquire within 60 days. See the section entitled “Management — Executive Compensation — Compensation Actions in Preparation for the Spin-off — Existing Equity Awards” beginning on page 99 of this information statement.

	Number of Shares
	Beneficially Owned			Percent
Name and Address	Temple-Inland		Guaranty	of
of Beneficial Owner	Common Stock		Common Stock	Class(1)

5% or Greater Holders
Carl C. Icahn and affíliated entities	9,411,049	(2)		8.87%
c/o Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
New York, New York 10153
Franklin Mutual Advisers, LLC	7,551,682	(3)		7.12%
101 John F. Kennedy Parkway
Short Hills, NJ 07078
State Street Bank and Trust Company	5,945,238	(4)		5.61%
225 Franklin Street
Boston, Massachusetts 02110
Non-Employee Directors(5)(9)
Kenneth M. Jastrow, II(6)(8)	1,291,656			1.22%
Larry R. Faulkner**	16,200			*
Robert V. Kavanaugh**(7)	4,290			*
Leigh M. McAlister**	0			—

	Number of Shares
	Beneficially Owned		Percent
Name and Address	Temple-Inland	Guaranty	of
of Beneficial Owner	Common Stock	Common Stock	Class(1)

Robert D. McTeer**	0		—
Raul R. Romero**	0		—
John Stuart III**	12,000		*
Larry E. Temple**	20,500		*
Bill Walker**	0		—
Named Executive Officers
Kenneth R. Dubuque(6)	92,938		*
Ronald D. Murff(6)	52,361		*
Robert B. Greenwood(6)	10,395		*
Harold L. Shults, Jr.(6)	13,079		*
Kevin J. Hanigan(6)	11,920		*
All of the above executive officers and directors and other executive officers as a group (21 persons)	1,622,252		1.53%

*	Represents less than 1% of outstanding shares of common stock.

**	Director nominee.

(1)	Represents the percentage of Temple-Inland common stock outstanding on August 31, 2007 and the percentage of our common stock that we expect to be outstanding based on the expected number of our shares to be distributed.

(2)	Based solely on information reported on Schedule 13D/A (the “Report”), dated October 2, 2007 and filed with the SEC on October 3, 2007, by High River Limited Partnership (“High River”), Hopper Investments, LLC (“Hopper”), Barberry Corp., Icahn Partners Master Fund LP (“Icahn Master”), Icahn Partners Master Fund II LP (“Icahn Master II”), Icahn Partners Master Fund III LP (“Icahn Master III”), Icahn Offshore LP, Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP, Icahn Partners Holding LP, IPH GP LLC (“IPH”), Icahn Enterprises Holdings LP, Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn. The Report indicates that 2,135,622 shares of common stock are held of record by High River; 3,285,356 shares of common stock for which it holds a call option expiring February 20, 2008 are held of record by Icahn Master; 888,293 shares of common stock for which it holds a call option expiring February 20, 2008 are held of record by Icahn Master II; 336,907 shares of common stock for which it holds a call option expiring February 20, 2008 are held of record by Icahn Master III; and 2,764,871 shares of common stock are held of record by Icahn Partners (collectively, the “Record Holders”). The Report states that Barberry Corp. is the sole member of Hopper, which is the general partner of High River; Beckton Corp. is the sole stockholder of Icahn Enterprises G.P. Inc., which is the general partner of Icahn Enterprises Holdings LP, which is the sole member of IPH, which is the general partner of Icahn Partners Holding LP, which is the general partner of each of Icahn Offshore LP and Icahn Onshore LP; Icahn Offshore LP is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III; Icahn Onshore LP is the general partner of Icahn Partners. The Report further states that each of Barberry Corp. and Beckton Corp. is 100% owned by Carl C. Icahn and, as such, Mr. Icahn is in a position indirectly to determine the voting and investment decisions made by each of the Record Holders.

(3)	Based solely on information reported on Form 13F-HR for the quarter ended June 30, 2007 and filed with the SEC on August 10, 2007 by Franklin Resources, Inc., as reporting manager for Franklin Mutual Advisers, LLC. Separately, Franklin Mutual Advisers, LLC, in its capacity as investment advisor for numerous investment advisory clients, reported beneficial ownership of 10,010,013 shares on Schedule 13G/A, dated January 19, 2007 and filed with the SEC on February 1, 2007, and indicated sole voting and investment power with respect to such shares. Because the number of shares reported on the Schedule 13G/A does not represent the reported percentage of ownership in Temple-Inland common stock by Franklin Mutual

Advisers, LLC, we have applied Regulation S-K Item 403, Instruction 3, in determining the number of shares of common stock beneficially owned.

(4)	Based solely on information reported on Form 13F-HR for the quarter ended June 30, 2007 and filed with the SEC on August 14, 2007 by State Street Corporation, as reporting manager for State Street Bank and Trust Company. Separately, State Street Bank and Trust Company, in its capacity as investment advisor for numerous investment advisory clients, reported beneficial ownership of 6,410,408 shares on Schedule 13G/A, dated February 12, 2007 and filed with the SEC on such date, and indicated sole voting and investment power with respect to such shares. Because the number of shares reported on the Schedule 13G/A does not represent the reported percentage of ownership in Temple-Inland common stock by State Street Bank and Trust Company, we have applied Regulation S-K Item 403, Instruction 3, in determining the number of shares of common stock beneficially owned.

(5)	Includes the following number of shares of common stock issuable upon the exercise of options exercisable within a period of 60 days from August 31, 2007: Mr. Dubuque — 44,150; Mr. Greenwood — 0; Mr. Hanigan — 1,600; Mr. Jastrow — 959,313; Mr. Faulkner — 16,000; Mr. Kavanaugh — 0; Ms. McAlister — 0; Mr. McTeer — 0; Mr. Murff — 43,531; Mr. Romero — 0; Mr. Shults — 6,281; Mr. Stuart — 10,000; Mr. Temple — 4,000; Mr. Walker — 0; and all directors and executive officers (21 persons) as a group — 1,134,819.

(6)	Includes shares held by trustees under Temple-Inland 401(k) plans for Messrs. Dubuque — 106, Greenwood — 1,122, Hanigan — 1,276, Jastrow — 8,450; Murff — 2,630, and Shults — 73, and shares held for all directors and executive officers (21 persons) as a group — 19,650. SEC rules consider these shares to be beneficially owned.

(7)	Includes 4,290 shares held in a trust over which Mr. Kavanaugh is trustee. Mr. Kavanaugh disclaims any beneficial ownership with respect to these shares.

(8)	Includes the following number of shares pledged as security: Mr. Jastrow pledged 71,312 shares as security for a loan to secure a revolving line of credit against which no amounts were outstanding as of August 31, 2007.

(9)	Includes 1,911 shares owned by relatives of all directors and executive officers (21 persons) as a group. SEC rules consider these shares to be beneficially owned, but the individuals disclaim any beneficial interest in such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Following the spin-off, we will operate as an independent, publicly-traded company. To effect the spin-off and to provide a framework for our initial relationship with Temple-Inland and Forestar, we expect to enter into certain agreements with Temple-Inland and Forestar. The following is a summary of the expected material terms of those agreements. We urge you to read the full text of the agreements, forms of which will be filed with our registration statement on Form 10 of which this information statement is a part. Additional or modified agreements, arrangements and transactions, which will be negotiated at arm’s length, may be entered into between or among Temple-Inland, Forestar and us after the spin-off.

Related Party Transaction Policy

Prior to the spin-off, we will adopt a written policy and procedures for the review, approval or ratification of any related party transactions. The policy will provide that any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. We expect that the policy will deem the following transactions, arrangements or relationships to be pre-approved:

•	compensation arrangements required to be reported under the director compensation section of the proxy statement,

•	compensation arrangements required to be reported under the executive compensation section of the proxy statement,

•	business expense reimbursements,

•	personal bank accounts held at our Guaranty Bank subsidiary,

•	mortgage loans made by Guaranty Bank or one of its affiliates in the ordinary course of business,

•	transactions with an entity in which the related party owns less than 10% of the other entity,

•	transactions with an entity in which the related party is a director only,

•	transactions with an entity in which the related party is not an executive officer, and

•	indebtedness for transactions in the ordinary course of business.

Under the policy, the Nominating and Governance Committee, in the course of the review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arm’s length basis, whether the transaction conforms to our code of business conduct and ethics and whether the transaction impacts a director’s independence under the New York Stock Exchange independence listing standards.

Agreements with Temple-Inland and Forestar

We will enter into a separation and distribution agreement and several other agreements with Temple-Inland and Forestar to effect the separation and provide a framework for our relationships with Temple-Inland and Forestar after the separation. These agreements will govern the relationships between the parties subsequent to the completion of the transformation plan and provide for the allocation between the parties of Temple-Inland’s assets, liabilities, and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to our separation from Temple-Inland. In addition to the separation and distribution agreement (which contains many of the key provisions related to our separation from Temple-Inland and the distribution of our shares of common stock to Temple-Inland stockholders), these agreements include:

•	the tax matters agreement;

•	the transition services agreement; and

•	the employee matters agreement.

The terms of the agreements described below that will be in effect following our separation have not yet been finalized. Changes to the terms of these agreements, some of which may be material, may be made prior to our separation from Temple-Inland. No changes may be made after our separation from Temple-Inland without our consent if such changes would adversely affect us.

Separation Costs

Temple-Inland expects to incur pre-tax costs of approximately $[     ] million for professional services including, legal, accounting, financial advisors, and other business consultants related to the spin-off of Guaranty and Forestar.

We expect to incur pre-tax separation costs of approximately $[     ] for:

•	costs for branding the new company, replacing signage, investor and other stakeholder communications;

•	costs for building and/or reconfiguring the required information systems to run our company on a stand-alone basis and restacking of building facilities as required; and

•	costs for relocating, recruiting and severing employees.

Certain of the separation costs, primarily costs for the development of new information systems and building improvements, are expected to be capitalized.

Separation and Distribution Agreement

The separation and distribution agreement will set forth our agreements with Temple-Inland and Forestar regarding the principal transactions necessary to effectuate the separation. It will also set forth other agreements that govern certain aspects of our relationship with Temple-Inland and Forestar after the completion of the transformation plan. We intend to enter into the separation and distribution agreement before the distribution of our common stock to Temple-Inland stockholders.

Transfer of Assets and Assumption of Liabilities.  The separation and distribution agreement will identify assets to be transferred, liabilities to be assumed, and contracts to be assigned to each of us, Forestar, and Temple-Inland as part of Temple-Inland’s transformation plan, and will describe when and how these transfers, assumptions, and assignments will occur, although, many of the transfers, assumptions, and assignments will have already occurred prior to the parties’ entering into the separation and distribution agreement. In particular, the separation and distribution agreement will provide that, subject to the terms and conditions contained in the separation and distribution agreement:

•	All of the assets and liabilities (including whether accrued, contingent, or otherwise) associated with the financial services business of Temple-Inland will be retained by or transferred to us or one of our subsidiaries.

•	All of the assets and liabilities (including whether accrued, contingent, or otherwise) associated with the real estate business of Temple-Inland will be retained by or transferred to Forestar or one of its subsidiaries.

•	All of the assets and liabilities (including whether accrued, contingent, or otherwise) associated with the manufacturing and corrugated products business of Temple-Inland will be retained by or transferred to Temple-Inland or one of its subsidiaries (other than us, Forestar, or one of our or its subsidiaries).

•	Liabilities (including whether accrued, contingent, or otherwise) related to, arising out of or resulting from businesses of Temple-Inland that were previously terminated or divested will be allocated among the parties to the extent formerly owned or managed by or associated with such parties or their respective businesses.

•	Each party or one of its subsidiaries will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document that offers for sale by such party any security after the separation.

•	Each party or one of its subsidiaries will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document that offers for sale any security prior to the separation to the extent such liabilities arise out of, or result from, matters related to their respective businesses.

•	Temple-Inland will assume or retain any liability relating to, arising out of or resulting from any registration statement or similar disclosure document related to the separation (including the Form 10 and this information statement), but only to the extent such liability derives from a material misstatement or omission contained in the portions of this information statement that relate to Temple-Inland. Forestar and Guaranty will assume or retain any other liability relating to, arising out of or resulting from their registration statements or similar disclosure documents related to their separation (including, in the case of Guaranty, this Form 10 and information statement).

•	Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, we will be responsible for any costs or expenses incurred by us or Temple-Inland in connection with the separation other than costs and expenses relating to legal counsel, financial advisors, and accounting advisory work related to the separation.

The allocation of liabilities with respect to taxes is solely covered by the tax matters agreement.

Except as may expressly be set forth in the separation and distribution agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained, and that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation and distribution agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation and distribution agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Further Assurances.  To the extent that any transfers of assets or assumptions of liabilities contemplated by the separation and distribution agreement have not been consummated on or prior to the date of the separation, the parties will agree to cooperate to effect such transfers or assumptions as promptly as practicable following the date of the separation. In addition, each of the parties will agree to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements.

The Distribution.  The separation and distribution agreement will also govern the rights and obligations of the parties regarding the proposed distribution. Prior to the distribution, we will distribute to Temple-Inland as a stock dividend the number of shares of our common stock distributable in the distribution. Temple-Inland will cause its agent to distribute to Temple-Inland stockholders as of the applicable record date all the issued and outstanding shares of our common stock. Temple-Inland will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution.

Conditions.  The separation and distribution agreement will provide that the distribution is subject to the following conditions that must be satisfied or waived by Temple-Inland in its sole discretion:

•	the Securities and Exchange Commission shall have declared effective our registration statement on Form 10 and no stop order shall be in effect;

•	all permits, registrations and consents required under the securities or blue sky laws in connection with the distribution shall have been received;

•	Temple-Inland shall have received a private letter ruling from the IRS and an opinion of tax counsel confirming the tax-free status of the distribution for U.S. federal income tax purposes;

•	Temple-Inland shall have received an opinion from its financial advisors that it has adequate surplus under Delaware law to declare the spin-off dividend and that, following the spin-off, each of Temple-Inland and Guaranty will be solvent and adequately capitalized;

•	the listing of our common stock on the New York Stock Exchange shall have been approved, subject to official notice of issuance;

•	all material governmental approvals and other consents necessary to consummate the distribution shall have been received; and

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the related transactions shall be in effect.

The fulfillment of these conditions will not create any obligation on Temple-Inland’s part to effect the distribution. Temple-Inland has the right not to complete the distribution if, at any time, Temple-Inland’s board of directors determines, in its sole discretion, that the distribution is not in the best interests of Temple-Inland or its stockholders or that market conditions are such that it is not advisable to separate the financial services business from Temple-Inland.

Releases and Indemnification.  Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the separation and distribution agreement or any ancillary agreement.

In addition, the separation and distribution agreement will provide for cross-indemnities that, except as otherwise provided in the separation and distribution agreement, are principally designed to place financial responsibility for the obligations and liabilities of our business with us, the financial responsibility for the obligations and liabilities of Forestar’s business on Forestar, and financial responsibility for the obligations and liabilities of Temple-Inland’s business with Temple-Inland. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other parties, their affiliates and subsidiaries and each of their officers, directors, employees, and agents for any losses arising out of or otherwise in connection with:

•	the liabilities each such party assumed or retained pursuant to the separation and distribution agreement;

•	the operation of each such party’s business, whether prior to or after the distribution; and

•	any breach by such party of the separation and distribution agreement or ancillary agreement.

Indemnification with respect to taxes will be governed solely by the tax matters agreement.

Legal Matters.  Except as otherwise set forth in the separation and distribution agreement (or as further described below), each party to the separation and distribution agreement will assume the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters. Each party to a claim will agree to cooperate in defending any claims against the other party for events that took place prior to, on or after the date of separation.

Insurance.  Following the separation, we will be responsible for obtaining and maintaining our own insurance coverage and will no longer be an insured party under Temple-Inland’s insurance policies, except in specified circumstances to be set forth in the separation and distribution agreement.

Other Matters Governed by the Separation and Distribution Agreement.  Other matters governed by the separation and distribution agreement include access to financial and other information, intellectual property, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Tax Matters Agreement

The tax matters agreement with Temple-Inland and Forestar will govern Temple-Inland’s, Forestar’s and our respective rights, responsibilities and obligations after the distribution with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the spin-off, together with certain related transactions, to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code). Under the tax matters agreement, we expect that, with certain exceptions, we generally will be responsible for the payment of all income and non-income taxes attributable to our operations, and the operations of our direct and indirect subsidiaries, whether or not such tax liability is reflected on a consolidated or combined tax return filed by Temple-Inland.

Notwithstanding the foregoing, we expect that, under the tax matters agreement, we also generally will be responsible for any taxes imposed on Temple-Inland that arise from the failure of the spin-off, together with certain related transactions, to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code, to the extent such failure to qualify is attributable to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the tax matters agreement. In addition, we generally will be responsible for [ ]% of any taxes that arise from the failure of the spin-off, together with certain related transactions, to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code, if such failure is for any reason for which neither we nor Temple-Inland is responsible. The tax matters agreement also is expected to impose restrictions on our and Temple-Inland’s ability to engage in certain actions following our separation from Temple-Inland and to set forth the respective obligations among us, Forestar and Temple-Inland with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other matters.

Transition Services Agreement

The transition services agreement with Temple-Inland and Forestar will provide for an orderly transition to being an independent, publicly-traded company. Under the transition services agreement, Temple-Inland or Forestar will agree to provide us with various services, including services relating to human resources, payroll, treasury and risk management, environmental management, tax compliance, telecommunications services and information technology services.

Under the transition services agreement, we will pay a fee to Temple-Inland or Forestar, as the case may be, for these services, which fee is generally intended to allow Temple-Inland or Forestar, as the case may be, to recover all of their direct and indirect costs, generally without profit. The transition services agreement is being negotiated in the context of a parent-subsidiary relationship and in the context of the separation of

Temple-Inland into three companies. Unless specifically indicated below, all services to be provided under the transition services agreement will be provided for a specified period of time not to exceed 24 months, although the parties may mutually agree to terminate some or all of those services in advance of the specified time period. After the expiration of the arrangements contained in the transition services agreement, we may not be able to replace these services in a timely manner or on terms and conditions, including cost, as favorable as those we have received from Temple-Inland. We are developing a plan to increase our own internal capabilities in the future to reduce our reliance on Temple-Inland and Forestar for these services. We will have the right to receive reasonable information with respect to the charges to us by Temple-Inland and Forestar and other service providers for transition services provided by them.

We currently provide some data security and other services for Temple-Inland. Under the transition services agreement we will continue to provide certain of these services for a specified period of time in exchange for an arm’s length fee intended to cover our direct and indirect cost of providing these services.

Employee Matters Agreement

The employee matters agreement with Temple-Inland and Forestar will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation, including the treatment of outstanding incentive awards and certain retirement and welfare benefit obligations. The employee matters agreement will also provide that outstanding Temple-Inland stock options, and other stock-based incentive compensation awards will be equitably adjusted in connection with the distribution. For further information, see “Management — Executive Compensation — Compensation Actions in Preparation for the Spin-off — Existing Equity Awards.”

Our participation in the Temple-Inland benefit plan arrangements will cease effective with the spin-off, but our benefit plans generally will credit service with Temple-Inland before the spin-off. We expect the employee matters agreement will provide as a general matter that we and each of Temple-Inland and Forestar will retain liability for employees historically associated with our and their respective businesses. However, Temple-Inland will retain all liabilities under its tax-qualified pension plan, its SERP, and its stock deferral and payment plan.

Office Space Lease

We own a 435,000 square foot office building in Austin, Texas. We lease 180,000 square feet of office space in this building to Temple-Inland and 20,000 square feet to Forestar pursuant to an existing lease that expires in 2013. We are currently discussing amending the lease with Forestar for a shorter term.

Director Interlocks

Kenneth M. Jastrow, II, Temple-Inland’s current CEO and Chairman, will be our Chairman and Forestar’s Chairman after the spin-off. Mr. Jastrow will resign from his positions at Temple-Inland at or shortly prior to the spin-off. In addition, Larry R. Faulkner and Larry E. Temple will serve as directors for both Guaranty and Temple-Inland. Messrs. Jastrow, Faulkner, and Temple have agreed to recuse themselves from any matters related to Guaranty arising under the separation agreements.

Relationships with Directors and Executive Officers

Guaranty Bank has had, and may be expected to have in the future, lending relationships in the ordinary course of business with executive officers, directors, their immediate family members and affiliated companies in which they are principal stockholders. In our management’s opinion, the lending relationships with these directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal collection risk or present other unfavorable features.

Michael D. Calcote is our Executive Vice President and Treasurer. His spouse is employed by Guaranty Bank as Director Governance Administration. Her compensation for 2006 was $103,333 salary, $100,000 bonus, $4,000 company match on a 401(k) plan, and $1,125 in matching charitable contributions. This transaction was not reviewed under Temple-Inland’s related party transaction policy because the relationship was disclosed to the Temple-Inland board of directors each year under our Standards of Business Conduct and Ethics, and Mr. Calcote did not participate in any decisions affecting his spouse’s compensation or employment, all of which were considered adequate controls.

DESCRIPTION OF OUR CAPITAL STOCK

The following description is a summary of the material terms of our capital stock and reflects our certificate of incorporation and bylaws that will be in effect at the time of the spin-off. We urge you to read the full text of our amended and restated certificate of incorporation and our amended and restated bylaws, forms of which will be filed as exhibits to our registration statement on Form 10 of which this information statement is a part, as well as related provisions of the General Corporation Law of the State of Delaware because they are the legal documents and provisions governing your rights as a stockholder in our company.

Sales of Unregistered Securities

In the past three years, we have not sold any of our securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities, that were not registered under the Securities Act of 1933.

Authorized Capital Stock

Immediately following the distribution, our authorized capital stock will consist of [     ] million shares of common stock, par value $[     ] per share, and [     ] million shares of preferred stock, par value $[     ] per share.

Common Stock

Shares Outstanding.  Immediately following the distribution, we expect that approximately [     ] million shares of our common stock will be issued and outstanding based upon approximately [          ] shares of Temple-Inland common stock that we expect to be outstanding on the record date, and applying the distribution ratio of [          ] shares of our common stock for every [          ] shares of Temple-Inland common stock held as of the record date. All outstanding shares of our common stock, when issued, will be fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Dividends.  Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock will be entitled to receive dividends when, as and if declared by our board out of funds legally available for that purpose. For more information, see “Dividend Policy” beginning on page 30 of this information statement.

Voting Rights.  Each outstanding share of our common stock will be entitled to one vote per share on each matter to be voted on by the holders of our common stock. The holders of our common stock will not be entitled to cumulative voting of their shares in elections of directors.

Other Rights.  In the event of any liquidation, dissolution, or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock will be entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock will not be subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock will not be entitled to pre-emptive rights.

Preferred Stock

Our amended and restated certificate of incorporation will authorize our board, without the approval of our stockholders, to issue shares of our preferred stock and to fix by resolution the designations, preferences, and relative, participating, optional, or other special rights, and such qualifications, limitations, or restrictions on such shares, including, without limitation, redemption rights, dividend rights, liquidation preferences, and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making such attempts more difficult or more costly. Our board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our board has no present intention to issue any shares of preferred stock, other than pursuant to the stockholder rights agreement. As of the completion of the distribution, [     ] million shares of our junior participating cumulative preferred stock will be reserved for issuance upon exercise of our preferred stock purchase rights (see “ — Stockholder Rights Agreement”).

Anti-takeover Effects of Our Stockholder Rights Agreement, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law

Our stockholder rights agreement and some provisions of our amended and restated certificate of incorporation and amended and restated bylaws and of Delaware law could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

Our stockholder rights agreement, which we expect our board will adopt prior to the distribution date and is summarized below, and certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. The provisions summarized below are designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging those proposals because negotiation with such proponent could result in an improvement of their terms.

Election and Removal of Directors

Our amended and restated certificate of incorporation provides that our board is divided into three classes. The term of the first class of directors expires at our 2008 annual meeting of stockholders, the term of the second class of directors expires at our 2009 annual meeting of stockholders and the term of the third class of directors expires at our 2010 annual meeting of stockholders. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. In addition, a director may only be removed from office for cause by the affirmative vote of holders of a majority of shares of common stock entitled to vote in the election of directors. This system of electing and removing directors may discourage a third party from waging a proxy contest or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Size of Board and Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board will fix the exact number of directors to comprise our board. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board then in office and any vacancies in our board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present, except that any vacancy caused by the removal of a director for cause by a majority vote of our stockholders may be filled by a majority vote of our stockholders.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws expressly eliminate the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our amended and restated certificate of incorporation and amended and restated bylaws, special meetings of our stockholders may only be called by our Chairman or pursuant to a written request by a majority of our entire board.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws will have advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of the stockholders. The business to be conducted at an annual meeting will be limited to business properly brought before the annual meeting by or at the direction of our board or a duly authorized committee thereof or by a stockholder of record who has given timely written notice to our secretary of that stockholder’s intention to bring such business before the meeting.

Our amended and restated bylaws will govern stockholder nominations of candidates for election as directors except with respect to the rights of holders of our preferred stock. Under our amended and restated bylaws, nominations of persons for election to our board may be made at an annual meeting by a stockholder of record on the date of giving notice to our secretary and as of the record date for the determination of stockholders entitled to vote at the meeting if the stockholder submits a timely notice of nomination. A notice of a stockholder nomination will be timely only if it is delivered to us at our principal executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first.

The notice of a stockholder nomination must contain specified information, including, without limitation:

•	the name, age, business and, if known, residence addresses of each nominee;

•	the principal occupation or employment of such nominee;

•	the number of shares of our common stock beneficially owned by each such nominee and the nominating stockholder;

•	the consent of each nominee to serve as a director if so elected; and

•	any other information concerning the nominee that would be required to be included in a proxy statement or other filings pursuant to the proxy rules of the SEC.

Our amended and restated bylaws will govern the notification process of all other stockholder proposals to be brought before an annual meeting. Under our amended and restated bylaws, notice of a stockholder proposal will be timely only if it is delivered to us at our principal executive offices not less than 75 days nor more than 100 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first. The notice of a stockholder proposal must contain specified information as described in our amended and restated bylaws.

If the chairman of the meeting determines that the stockholder nomination or proposal was not properly brought before the meeting in accordance with the provisions of our amended and restated bylaws, that person will not be eligible for election as a director or that business will not be conducted at the meeting, as the case may be.

The advance notice provisions may preclude a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Additionally, the advance notice provisions may deter a third party from conducting a solicitation to elect its own slate of directors or approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Delaware Anti-takeover Law

Upon the distribution, we will be governed by Section 203 of the General Corporation Law of the State of Delaware, or DGCL.

Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The stockholders cannot authorize the business combination by written consent.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Amendment of Amended and Restated Bylaws

Our amended and restated bylaws and amended and restated certificate of incorporation provide that the bylaws may only be amended by the vote of a majority of our board or by the affirmative vote of at least 80% of the voting power of the outstanding stock entitled to vote generally in the election of our board.

Amendment of the Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation will provide that the provisions of our amended and restated certificate of incorporation relating to:

•	the size, classification, election, removal, nomination and filling of vacancies with respect to the board of directors;

•	stockholder action by written consent and ability to call special meetings; and

•	any provision relating to the amendment of any of these provisions;

may only be amended by the affirmative vote of at least 80% of the voting power of the outstanding stock entitled to vote generally in the election of our board. As provided by Delaware law, any other provision of our amended and restated certificate of incorporation may only be amended by the vote of a majority of the voting power of the outstanding stock entitled to vote generally in the election of our board.

No Cumulative Voting

Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our amended and restated certificate of incorporation of undesignated preferred stock makes it possible for our board to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provision in our amended and restated certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Stockholder Rights Agreement

We expect our board will adopt a stockholder rights agreement on or prior to the distribution date. Pursuant to the stockholder rights agreement, one preferred stock purchase right will be issued for each outstanding share of our common stock. Each right issued will be subject to the terms of the stockholder rights agreement.

Our board believes that the stockholder rights agreement will protect our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our rights agreement works by imposing a significant penalty upon any person or group that acquires 20% or more of our outstanding common stock, without the approval of our board.

We provide the following summary description below. Please note, however, that this description is only a summary, is not complete, and should be read together with our entire stockholder rights agreement, which will be filed as an exhibit to the registration statement of which this information statement forms a part. Our board will authorize the issuance of one right for each share of our common stock outstanding on the date the distribution is completed.

The Rights.  Our rights will initially trade with, and will be inseparable from, our common stock. Our rights will not be represented by certificates. New rights will accompany any new shares of common stock we issue after the date the separation is completed until the date on which the rights are separated from our common stock and exercisable as described below.

Exercise Price.  Each right will allow its holder to purchase from us one one-thousandth of a share of our junior participating cumulative preferred stock, which we refer to as our preferred stock, for $[     ], once the rights become separated from our common stock and exercisable. Prior to its exercise, a right does not give its holder any dividend, voting or liquidation rights.

Exercisability.  Each right will not be separated from our common stock and exercisable until:

•	ten business days after the public announcement that a person or group has become an “acquiring person” by acquiring beneficial ownership of 20% or more of our outstanding common stock or, if earlier,

•	ten business days (or a later date determined by our board before the rights are separated from our common stock) after a person or group begins or publicly announces an intention to begin a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

Until the date the rights become exercisable, book-entry ownership of our common stock will evidence the rights, and any transfer of shares of our common stock will constitute a transfer of the rights associated with the shares of common stock. After the date the rights separate from our common stock, our rights will be evidenced by book-entry credits. Any of our rights held by an acquiring person will be void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person.

•	Flip In. If a person or group becomes an acquiring person, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of our common stock with a market value of twice the then applicable exercise price, based on the market price of our common stock prior to such acquisition.

•	Flip Over. If we are acquired in a merger or similar transaction after the date the rights become exercisable, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of the acquiring corporation with a market value of twice the then applicable exercise price, based on the market price of the acquiring corporation’s stock prior to such merger.

Expiration.  Our rights will expire on [          ], 2017, unless earlier redeemed by the board in accordance with the stockholder rights agreement.

Redemption.  Our board may redeem our rights for $0.01 per right at any time before a person or group becomes an acquiring person. If our board redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.01 per right. The redemption price will be adjusted if we have a stock split or issue stock dividends on our common stock.

Exchanges.  After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board may extinguish the rights by exchanging one share of our common stock or an equivalent security for each right, other than rights held by the acquiring person.

Anti-Dilution Provisions.  The purchase price for one one-hundredth of a share of our preferred stock, the number of shares of our preferred stock issuable upon the exercise of a right and the number of our outstanding rights may be subject to adjustment in order to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock. No adjustments to the purchase price of our preferred stock will be required until the cumulative adjustments would amount to at least 1% of the purchase price.

Amendments.  The terms of our stockholder rights agreement may be amended by our board without the consent of the holders of our common stock. After the rights separate from our common stock and become exercisable, the board may not amend the agreement in a way that adversely affects the interests of the holders of the rights.

Restrictions on Payment of Dividends

We are incorporated in Delaware and are governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

NYSE Listing

We intend to file an application to list our shares of common stock on the New York Stock Exchange. We expect that our shares will trade under the ticker symbol “GFG.”

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following is a summary of relevant provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the form of indemnification agreement that we expect to enter into with each of our directors, and certain provisions of the DGCL. We urge you to read the full text of these documents, forms of which will be filed with our registration statement on Form 10 of which this information statement is a part, as well as the referenced provisions of the DGCL because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

We are incorporated under the laws of the state of Delaware.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated bylaws will provide for the indemnification of directors, officers and certain authorized representatives of the corporation to the fullest extent permitted by the DGCL, except that our bylaws will provide for indemnification in a derivative action or suit initiated by a director, officer or authorized representative of the corporation only if our board of directors authorized the initiation of that action or suit. In addition, as permitted by the DGCL, our amended and restated certificate of incorporation will provide that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

Following the spin-off, we intend to enter into individual indemnification agreements with each member of our board of directors and each of our senior officers. The indemnification agreements will be intended to assure that our directors and senior officers are indemnified to the maximum extent permitted under applicable law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to the spin-off, our company and our common stock, please refer to the registration statement, including its exhibits. Statements made in this information statement relating to any contract or other document are only summaries of provisions of such contract or other document, and you should refer to the exhibits attached to the registration statement for forms of the actual contract or document. You may review and copy the registration statement, including its exhibits, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet web site maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on operation of the public reference room.

In connection with the spin-off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. Our future filings will be available from the SEC as described above.

After the spin-off, we will make available free of charge through our Internet web site (www.guarantygroup.com) our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, reports filed pursuant to Section 16, and amendments to those reports as soon as reasonably practicable after we file these materials with the SEC. You may also request a copy of our future SEC filings at no cost, by writing or telephoning us at:

Guaranty Financial Group Inc.
1300 MoPac Expressway South
Austin, Texas 78746
(512) 434-1000

We will furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Information contained on any web site referenced in this information statement is not incorporated by reference into this information statement or the registration statement of which this information statement is a part.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder of Guaranty Financial Group Inc., a wholly owned subsidiary of Temple-Inland Inc.

We have audited the accompanying consolidated balance sheets of Guaranty Financial Group Inc., a wholly owned subsidiary of Temple-Inland Inc., as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of Guaranty Financial Group Inc. management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Guaranty Financial Group Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
Austin, Texas
August 9, 2007

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

CONSOLIDATED BALANCE SHEETS

	At Year-End
	2006	2005
	(In millions)

ASSETS
Cash and cash equivalents	$372	$431
Loans held for sale	23	280
Loans, net of allowance for losses of $65 in 2006 and $74 in 2005	9,617	9,845
Securities available-for-sale	529	654
Securities held-to-maturity	4,853	5,558
Investment in Federal Home Loan Bank stock	262	300
Property and equipment, net	214	193
Accounts, notes, and accrued interest receivable	104	117
Goodwill	141	159
Other intangible assets	26	31
Deferred income taxes	27	25
Other assets	84	99

TOTAL ASSETS	$16,252	$17,692

LIABILITIES
Deposits	$9,486	$9,201
Federal Home Loan Bank borrowings	5,076	6,892
Other liabilities	127	176
Other borrowings	101	101
Subordinated notes payable to trust	142	—
Preferred stock issued by subsidiaries	305	305

TOTAL LIABILITIES	15,237	16,675

STOCKHOLDER’S EQUITY	1,015	1,017

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$16,252	$17,692

Please read the notes to the consolidated financial statements.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

CONSOLIDATED STATEMENTS OF INCOME

	For the Year
	2006	2005	2004
	(In millions)

INTEREST INCOME
Loans and loans held for sale	$695	$589	$493
Securities available-for-sale	32	41	52
Securities held-to-maturity	249	155	165
Other earning assets	21	15	8

Total interest income	997	800	718

INTEREST EXPENSE
Deposits	(283)	(189)	(142)
Borrowed funds	(302)	(215)	(170)

Total interest expense	(585)	(404)	(312)

NET INTEREST INCOME	412	396	406
(Provision) credit for credit losses	(1)	(10)	12

NET INTEREST INCOME AFTER (PROVISION) CREDIT FOR CREDIT LOSSES	411	386	418

NONINTEREST INCOME
Insurance commissions and fees	69	65	50
Service charges on deposits	50	44	42
Operating lease income	7	6	10
Loan servicing fees	—	—	31
Amortization and impairment of servicing rights	—	—	(40)
Loan origination and sale of loans	2	22	140
Other	40	43	34

Total noninterest income	168	180	267

NONINTEREST EXPENSE
Compensation and benefits	(184)	(182)	(266)
Occupancy	(28)	(27)	(31)
Information systems and technology	(14)	(16)	(19)
Charges related to asset impairments and severance	(11)	(5)	(34)
Loan servicing and origination, other than compensation	—	—	(13)
Other	(151)	(154)	(171)

Total noninterest expense	(388)	(384)	(534)

INCOME BEFORE TAXES	191	182	151
Income tax expense	(70)	(66)	(56)

NET INCOME	$121	$116	$95

Please read the notes to consolidated financial statements.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Year
	2006	2005	2004
	(In millions)

CASH PROVIDED BY (USED FOR) OPERATIONS
Net income	$121	$116	$95
Adjustments:
Depreciation and amortization	16	20	21
Depreciation of assets leased to others	6	6	8
Amortization of core deposit and other intangible assets	6	5	4
Amortization and accretion of financial instrument discounts and premiums and deferred loan fees and origination costs, net	24	13	14
Provision (credit) for credit losses	1	10	(12)
Deferred income taxes	(2)	7	(26)
Amortization and impairment of servicing rights	—	—	40
Changes in:
Loans held for sale:
Originations	(157)	(2,379)	(6,898)
Sales	414	2,595	6,920
Collections on loans serviced for others, net	—	(122)	(32)
Other	(12)	4	45

	417	275	179

CASH PROVIDED BY (USED FOR) INVESTING
Securities available-for-sale:
Purchases	(2)	(3)	—
Principal payments and maturities	126	183	285
Securities held-to-maturity:
Purchases	(833)	(2,966)	(910)
Principal payments and maturities	1,510	1,339	1,727
Redemption of Federal Home Loan Bank stock	52	—	—
Loans originated or acquired, net of collections	(65)	(310)	(644)
Collection of mortgage servicing rights sale receivables	—	46	14
Sales of loans	302	1	37
Acquisitions, net of cash acquired	—	(21)	(15)
Branch acquisitions	—	—	148
Capital expenditures	(43)	(41)	(41)
Other	(3)	(2)	34

	1,044	(1,774)	635

CASH PROVIDED BY (USED FOR) FINANCING
Deposits, net	285	238	113
Repurchase agreements and short-term borrowings, net	(1,196)	2,126	(308)
Long-term Federal Home Loan Bank and other borrowings:
Additions	—	2	353
Payments	(620)	(740)	(862)
Issuance of subordinated notes payable to trust	142	—	—
Dividends paid to Temple-Inland	(135)	(25)	(100)
Other	4	(21)	1

	(1,520)	1,580	(803)

Net increase (decrease) in cash and cash equivalents	(59)	81	11
Cash and cash equivalents at beginning of year	431	350	339

Cash and cash equivalents at year-end	$372	$431	$350

Interest paid	$584	$389	$300

Please read the notes to the consolidated financial statements.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholder’s
	Stock	Capital	Earnings	Income/(Loss)	Equity
	(In millions)

Balance at year-end 2003	$—	$807	$121	$10	$938
Comprehensive income, net of tax:
Net income	—	—	95	—	95
Net unrealized gains (losses) on available-for-sale securities	—	—	—	(5)	(5)

Comprehensive income for the year 2004					90
Distribution to Temple-Inland	—	(1)	—	—	(1)
Dividends paid to Temple-Inland			(100)	—	(100)

Balance at year-end 2004	$—	$806	$116	$5	$927
Comprehensive income, net of tax:
Net income	—	—	116	—	116
Net unrealized gains (losses) on available-for-sale securities	—	—	—	(3)	(3)

Comprehensive income for the year 2005					113
Capital contribution by Temple-Inland	—	2	—	—	2
Dividends paid to Temple-Inland	—	—	(25)	—	(25)

Balance at year-end 2005	$—	$808	$207	$2	$1,017
Comprehensive income, net of tax:
Net income	—	—	121	—	121
Net unrealized gains (losses) on available-for-sale securities	—	—	—	(1)	(1)

Comprehensive income for the year 2006					120
Capital contribution by Temple-Inland	—	13	—	—	13
Dividends paid to Temple-Inland	—	—	(135)	—	(135)

Balance at year-end 2006	$—	$821	$193	$1	$1,015

Please read the notes to the consolidated financial statements

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Summary of Significant Accounting Policies

Background

Guaranty Financial Group Inc. (formerly Temple-Inland Financial Services Inc.) is a wholly-owned subsidiary of Temple-Inland Inc. The operations of Guaranty Financial Group Inc. comprise all of the financial services operations of Temple-Inland. On February 26, 2007, Temple-Inland announced that its Board of Directors had preliminarily approved a transformation plan which included the spin-off of its financial services operations to Temple-Inland shareholders as an independent publicly held company.

The terms “Guaranty,” “we,” or “our” in these financial statements refer to the financial services operations that will be spun off to Temple-Inland shareholders.

We are a financial services holding company that owns several subsidiaries, the most significant of which is Guaranty Bank, a federally-chartered savings bank. Guaranty Bank conducts consumer and commercial banking activities through banking centers in Texas and California and lends in diverse geographic markets. Our Texas banking centers are concentrated in the metropolitan areas of Austin, Dallas, Houston and San Antonio and our California banking centers are concentrated in the central valley and southern areas of the state. Guaranty Bank also conducts insurance agency operations through its subsidiary, Guaranty Insurance Services, Inc.

Basis of Presentation

Our consolidated financial statements include the accounts of Guaranty and its subsidiaries, the majority of which are wholly-owned. We eliminate all material intercompany accounts and transactions. Our year-end is December 31.

Guaranty Bank is our predominant financial services subsidiary and its assets and operations, along with those of its insurance agency subsidiary, are subject to regulatory rules and restrictions, including restrictions on the payment of dividends to us. As a result, all consolidated assets are not available to satisfy all consolidated liabilities.

We prepare our financial statements in accordance with generally accepted accounting principles, which require us to make estimates and assumptions about future events. Actual results can, and probably will, differ from those we currently estimate. Examples of significant estimates include our analysis of allowance for loan losses, and our assessments of goodwill and other intangible assets for impairment.

Historical earnings per share are not presented since the common stock of Guaranty that will be issued in the spin-off was not part of the capital structure of Temple-Inland for the periods presented. We will present basic and diluted earnings per share for Guaranty in the first report issued after the effective date of the spin-off.

Temple-Inland has historically included in its Annual Report on Form 10-K, summarized financial statements of Guaranty, which included allocated expenses incurred by Temple-Inland on our behalf such as benefits administration, payroll, real estate services, and technology and beginning in 2006 share-based compensation. The methodologies used to allocate those expenses were included in agreements between Guaranty and Temple-Inland and were based on actual expenses incurred, including salaries and benefits, or estimates of actual usage. In preparing these consolidated financial statements, we have also included other expenses incurred by Temple-Inland but not directly attributable to us such as costs associated with investor relations, financial reporting, and executive officers, and for 2005 and 2004, share-based compensation. The methodologies used to allocate these expenses were based on Temple-Inland’s historical net investment in us relative to its other segments, revenues, operating profits, employee count, or similar drivers. All allocated

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

costs are included in noninterest expense and totaled $38 million in 2006, $29 million in 2005, and $27 million in 2004.

We believe the assumptions and methodologies used to derive these allocations are reasonable; however, they may not necessarily be indicative of what our expenses would have been had we been a separate standalone company in the past or what our expenses might be incurred in the future. We have no practical way of determining what expenses we would have incurred if we would have been a separate standalone company in the past.

Cash and Cash Equivalents

Cash and cash equivalents include cash and other short-term instruments with original maturities of three months or less. We are required by banking regulations to hold a minimum amount of cash based on deposits. At year-end 2006, we were required to hold $43 million in cash.

Capitalized Software

We capitalize purchased software costs as well as the direct internal and external costs associated with software we develop for our own use. We amortize these capitalized costs using the straight-line method over estimated useful lives ranging from three to five years. The carrying value of capitalized software was $5 million at year-end 2006 and $3 million at year-end 2005 and is included in other assets. The amortization of these capitalized costs was $3 million in 2006, $6 million in 2005, and $4 million in 2004 and is included in other noninterest expense.

Derivatives

We use derivative instruments to mitigate our exposure to risks, principally related to our mortgage origination activities. We do not enter into derivatives for trading purposes.

We enter into interest rate lock commitments with mortgage borrowers for loans we intend to sell and loans we intend to keep. We record interest rate lock commitments for loans we intend to sell as derivatives at fair value in the balance sheet. At inception, we value these interest rate lock commitments at zero. Subsequent value estimates are made using quoted market prices for equivalent rate loans, adjusted for the percentage likelihood the interest rate lock commitment will ultimately become a funded mortgage loan. We enter into forward commitments to sell loans and mortgage-backed securities to hedge the value of the interest rate lock commitments and loans held for sale. We designate forward sale commitments that hedge mortgage loans held for sale as fair-value hedges if we can demonstrate the sale commitment is highly effective at offsetting changes in value of the mortgage loans.

Fair Value of Financial Instruments

In the absence of quoted market prices, we estimate the fair value of financial instruments. Our estimates are affected by the assumptions we make, including the discount rate and estimates of the amount and timing of future cash flows. Where these fair values approximate carrying value, no separate disclosure of fair value is shown.

Foreclosed Assets

We carry foreclosed assets at the lower of the related loan balance or fair value of the foreclosed asset, less estimated selling costs. If the fair value is less than the loan balance at the time of foreclosure, we charge the difference to the allowance for loan losses. Subsequent to foreclosure, we evaluate properties for impairment, recognize any impairment and reduce the carrying value of the properties. The amount we

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ultimately recover from foreclosed assets may differ from our carrying value because of future market value changes or because of changes in our strategy for sale or development of the property. Any differences are recorded as gains or losses upon ultimate liquidation of the property. We include foreclosed assets in other assets, and we include impairments recognized in other noninterest expense.

Goodwill and Other Intangible Assets

We do not amortize goodwill and other indefinite lived intangible assets, such as our trademark. Instead, we measure the assets for impairment based on estimated values at least annually or more frequently if impairment indicators exist. We perform the annual impairment assessment as of the beginning of the fourth quarter of each year.

We have core deposit intangibles and other intangible assets (principally insurance agency customer relationships) with finite lives that we amortize using the straight-line method over their estimated useful lives of five to ten years.

Income Taxes

We are included in Temple-Inland’s consolidated federal income tax return. Our income tax expense was computed as if we filed a separate tax return. We record deferred income taxes using current tax rates for temporary differences between the financial accounting carrying value of assets and liabilities and their tax accounting carrying values. We recognize and value income tax exposures for the various taxing jurisdictions where we operate based on tax laws, tax elections, commonly accepted tax positions, and management estimates. We include tax penalties and interest in income tax expense.

Loans

We carry loans at unpaid principal balances, net of deferred fees and origination costs and any discounts or premiums on purchased loans. We recognize interest on loans as earned. We stop accruing interest when we have substantial uncertainty about our ability to collect all contractual principal and interest or when payment has not been received for ninety days or more unless the loan is both well secured and in the process of collection. When we stop accruing interest, we reverse all uncollected interest previously recognized. Thereafter, we accrue interest income only if, and when, collections are anticipated to be sufficient to repay both principal and interest. We recognize deferred fees and costs, as well as any purchase premiums and discounts, as yield adjustments using the interest method for amortizing loans, and using the straight-line method for revolving credit arrangements. For pools of homogeneous loans that we can reasonably estimate prepayments, we determine the constant effective yield using estimated prepayments and adjust for differences between estimated and actual prepayments when they occur. We recognize any unamortized amounts on non-homogeneous loans if a loan is prepaid or sold. We include yield adjustments and recognition of unamortized amounts in interest income.

Allowance for Loan Losses

The allowance for loan losses represents our estimate of probable loan losses as of the balance sheet date. Our periodic evaluation of the adequacy of the allowance is based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that we believe have affected the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

We regularly assess the credit quality of our loans by assigning judgmental grades to each loan. Single-family mortgage loans are graded principally based on payment status, while larger non-homogeneous commercial loans are graded based on various factors including the borrower’s financial strength and payment

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

history, the financial stability of any guarantors and, for secured loans, the realizable value of any collateral. Commercial loans are graded at least annually and upon identification of any significant new information regarding a loan. Loans for which borrower payment performance, collateral uncertainties or other factors indicate the potential for other than full repayment are graded in categories representing higher risk.

We estimate probable losses on loans specifically evaluated for impairment (generally identified through our risk rating process) by comparing the carrying amount of the loan to the loan’s observable market price, estimated present value of total expected future cash flows discounted at the loan’s effective rate, or the fair value of the collateral if the loan is collateral dependent.

We estimate unidentified probable losses for pools of loans with similar risk characteristics, such as product type, market, aging, and collateral based on historic trends in delinquencies, charge-offs and recoveries, and factors relevant to collateral values. Our allowance for loan losses on pools of loans is based on estimated percentages of losses that have been incurred in these pools. These estimated percentages are based on historical charge-off rates, adjusted for current market and environmental factors that we believe are not reflected in historical data. We evaluate these estimated percentages annually and more frequently when portfolio characteristics change significantly.

We also estimate unidentified probable losses based on our assessment of general economic conditions and specific economic factors in individual markets and other risk factors that may not be reflected in the information used to determine the other components of our allowance for loan losses, such as inherent delays in obtaining information regarding a borrower’s financial condition or changes in their unique business conditions; the subjective nature of individual loan evaluations, collateral assessments, and the interpretation of economic trends; and the uncertainty of assumptions used to establish allowances for homogeneous groups of loans.

When available information confirms that a portion or all of a specific loan is uncollectible, we charge the amount against the allowance for loan losses. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; we have no recourse to the borrower, or if we do, the borrower has insufficient assets to pay the debt; or the fair value of the loan collateral is significantly below the current loan balance and there is little or no near-term prospect for improvement.

Loans Held for Sale

Loans held for sale consist primarily of single-family residential loans that we expect to sell. We carry loans held for sale at the lower of aggregate cost or fair value. We include changes in fair value and realized gains and losses in loan origination and sale of loans. If we have designated a loan held for sale as the hedged item under an effective derivative hedge, we increase or decrease its cost for changes in its fair value after the date of hedge designation.

Other Revenue Recognition

We recognize insurance commissions as of the effective date of the policy or the date the customer is billed, whichever is later. We maintain allowances for commission adjustments based on estimated cancellations. These allowances were less than $1 million at year-end 2006.

When we serviced mortgage loans for others, we recognized loan servicing fees in income as we collected monthly principal and interest payments.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment

We carry property and equipment at cost, less accumulated depreciation and amortization computed principally using the straight-line method over the estimated useful lives of the assets.

Securities

We determine the appropriate classification of securities at the time of purchase and confirm the designation of these securities as of each balance sheet date. We classify securities as held-to-maturity and carry them at amortized cost when we have both the intent and ability to hold the securities to maturity. Otherwise, we classify securities as available-for-sale and carry them at fair value and include any unrealized gains and losses, net of tax, in accumulated other comprehensive income until realized. We consider any unrealized losses for which we do not expect the security value to recover during our anticipated holding period (in many cases through maturity) to be other-than-temporary. We expense any other-than-temporary losses and reduce the carrying value of the security.

We recognize interest on securities as earned. We recognize premiums and discounts as yield adjustments using the interest method. We determine the constant effective yield for mortgage-backed securities using estimated cash flows on the securities, which incorporates estimates of prepayments for the underlying loans and the security cash flow structure. We adjust for differences between estimated and actual prepayments when they occur. We include these yield adjustments in interest income. We recognize gains or losses on securities sold at the trade date based on the specific-identification method and include any gains and losses in other noninterest income.

Securities Sold Under Repurchase Agreements

We enter into agreements under which we sell securities subject to an obligation to repurchase the same or similar securities. Under these arrangements, we transfer legal control over the assets but still retain effective control through an agreement that both entitles and obligates us to repurchase the assets. As a result, we account for securities sold under repurchase agreements as financing arrangements and reflect the obligation to repurchase the securities as a liability while continuing to include the securities as assets.

Share-Based Compensation

We participate in Temple-Inland’s share-based compensation plans and as a result certain of our employees received share-based compensation awards under these plans. The expense for those awards was allocated to us by Temple-Inland and was determined by Temple-Inland as follows:

•	Beginning January 2006, Temple-Inland adopted the modified prospective application method contained in Statement of Financial Accounting Standards (SFAS) No. 123 (revised December 2004), Share-Based Payment (SFAS 123(R)), to account for share-based payments. As a result, Temple-Inland applied this pronouncement to new awards or modifications of existing awards in 2006. Prior to adopting SFAS 123(R), Temple-Inland had been expensing, over the service period, the fair value of share-based compensation awards granted, modified, or settled in 2003 through 2005 using the prospective transition method of accounting contained in SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.

•	Prior to 2003, Temple-Inland used the intrinsic value method in accounting for stock options. As a result, Temple-Inland did not allocate to us share-based compensation expense related to those stock options granted prior to 2003 in 2005 and 2004.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table illustrates the effect on our net income as if the fair value method had been applied to the options granted to our employees prior to 2003.

	For the Year
	2005	2004
	(In millions)

Net income, as reported	$116	$95
Add: Share-based compensation expense, net of related tax effects, included in the determination of reported net income	2	1
Deduct: Total share-based compensation expense, net of related tax effects, determined under the fair value based method for all awards	(3)	(3)

Pro forma net income	$115	$93

Please read Note 15 for additional information about share-based compensation.

Transfers and Servicing of Financial Assets

We sell loans to third parties or through the delivery into pools of mortgage loans that are being securitized into a mortgage-backed security. We recognize a gain or loss when we no longer control the loans, and we remove the loans from the balance sheet. We include the gain or loss in loan origination and sales of loans. When we sell loans, we sell the loans and related servicing rights at the same time. In 2004 and prior years we would retain the rights to service some of the loans and sell them later or earn fees by servicing the loans. We did not retain any other interest in loans sold. When we retained the servicing rights, we allocated a portion of the cost of the loan to the servicing rights based on the relative fair value of the loans and the servicing rights. We based the fair value of mortgage servicing rights retained on the current market value of servicing rights for other mortgage loans being traded in the market with the same or similar characteristics such as loan type, size, escrow and geographic location. We amortized any mortgage servicing rights in proportion to, and over the period of, estimated net servicing revenues. In 2004, we sold substantially all of our rights to service mortgage loans for third parties.

Pending Accounting Pronouncements

SFAS No. 157, Fair Value Measures — This new standard defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance applies to fair value measurements already required or permitted and will be effective for our first quarter 2008. We are currently assessing the potential impact SFAS No. 157 will have on our financial statements, but anticipate it will only result in additional disclosure regarding estimates we make in determining fair value for some financial instruments.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48) — This interpretation clarifies the accounting for and disclosure of uncertainties associated with certain aspects of measurement and recognition of income taxes. This guidance lowers the recognition threshold from “more likely than not” to “reasonably possible”, changes the valuation method from a single amount to a probable weighted-average amount, and is effective for us beginning first quarter 2007. We do not expect adoption will have a significant effect on our earnings or financial position.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — This new standard permits an entity to elect fair value as the initial and subsequent measurement method for many financial assets and liabilities. Subsequent changes in the fair value would be recognized in earnings as they occur. Entities electing the fair value option are required to disclose the fair value of those assets and liabilities on the balance sheet or in the notes to the financial statements. SFAS No. 159 is effective for us beginning first

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

quarter 2008. We are assessing whether we will elect to use the fair value option for any of our eligible financial instruments, but currently expect to only do so for mortgage loans held for sale.

Note 2 —	Acquisitions and Intangible Assets

In 2005, we acquired an insurance agency for $18 million cash and potential earn-out payments of $8 million, and recorded $13 million in goodwill and $10 million in finite-lived intangible assets. Through year-end 2006, we had paid $3 million in earn-out payments with a corresponding increase in goodwill.

In 2004, we acquired an insurance agency for $15 million cash, and recorded $10 million in goodwill. We also acquired two bank branches and $150 million in deposits for a $5 million premium. We recorded $3 million of the premium in goodwill and the remainder in finite-lived intangible assets.

We allocated the purchase price of these acquisitions to the assets acquired and liabilities assumed based on our estimates of their fair values at the date of the acquisitions. We included the operating results of the acquisitions in our financial statements from the acquisition dates. Unaudited pro forma results of operations, assuming the acquisitions occurred at the beginning of the applicable year, would not have differed significantly from those reported.

The carrying value of our indefinite lived intangible asset, a trademark, was $6 million at year-end 2006 and 2005. The net carrying value of our finite lived intangibles, principally core deposit and customer relationships, was $20 million at year-end 2006 and $25 million at year-end 2005. The amortization of finite-lived intangibles was $5 million in 2006, $5 million in 2005, and $4 million in 2004. We estimate amortization for the next five years will be as follows: (in millions) 2007 — $5; 2008 — $3; 2009 — $3; 2010 — $2; and 2011 — $2.

Note 3 —	Cash and Cash Equivalents

Cash and cash equivalents consist of:

	At Year-End
	2006	2005
	(In millions)

Cash and due from banks	$188	$169
Interest-bearing deposits with banks	14	111
Federal funds sold	170	151

	$372	$431

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 —	Loans

Loans consist of:

	At Year-End
	2006	2005
	(In millions)

Single-family mortgage	$2,323	$3,112
Single-family mortgage warehouse	795	757
Single-family construction	1,782	1,665
Multifamily and senior housing	1,270	1,469

Total residential housing	6,170	7,003
Commercial real estate	1,227	758
Commercial and business	1,012	843
Energy lending	1,117	756
Asset-based lending and leasing	—	395
Consumer and other	156	164

Total loans	9,682	9,919
Less allowance for loan losses	(65)	(74)

Loans, net	$9,617	$9,845

Single-family mortgages are made to homeowners and are secured by first liens on real estate. Our single-family mortgage loans include $677 million at year-end 2006 and $1.0 billion at year-end 2005 of adjustable-rate mortgages that have various monthly payment options (Option ARMs). These payment option loans generally allow the borrower to select from fully amortizing payments, interest-only payments, and payments less than the interest accrual rate, which result in negative amortization increasing the principal amount of the loan. Negative amortization is subject to various limitations, typically including a 110% maximum principal balance as a percent of original principal balance, which limits the loan-to-value ratio that can be reached. Interest income recognized and added to the principal balance of Option ARM loans was $11 million in 2006, $4 million in 2005, and was not significant in 2004.

Information about the geographic distribution of our single-family mortgage loans follows:

	At Year-End
	2006	2005
	(In millions)

California	$1,262	$1,730
Texas	239	303
Florida	138	154
All other states	684	925

	$2,323	$3,112

Single-family mortgage warehouse loans finance mortgage lenders’ origination and acquisition of single-family mortgage loans until sale. Single-family construction loans finance the development and construction of single-family homes, condominiums, and town homes, including the acquisition and development of home lots. Multifamily and senior housing loans finance the development, construction, and lease of apartment projects and housing for independent, assisted, and memory-impaired residents.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Commercial real estate loans primarily finance the development, construction, and lease of office, retail, and industrial projects and are geographically diversified across the United States. Commercial and business loans finance middle-market business operations. Energy lending finances small to medium sized oil and gas producers and other participants in energy production and distribution activities. In 2006, we sold our asset-based lending operations. Prior to that sale, asset-based lending and leasing primarily included inventory and receivable-based loans and direct financing leases on equipment. Consumer and other loans are primarily loans secured by second liens on single-family homes.

At year-end 2006, we had $4.4 billion of unfunded commitments on outstanding loans and $655 million in commitments to originate loans. To meet the needs of our customers, we also issue standby and other letters of credit. Our credit risk in issuing letters of credit is essentially the same as that involved in extending loans to customers. We hold collateral to support letters of credit when we believe appropriate. At year-end 2006, we had issued outstanding letters of credit totaling $386 million. Of this amount, $384 million were standby letters of credit, with a weighted average term of approximately three years that represent our obligation to guarantee payment of a specified financial obligation or to make payments based on another entity’s failure to perform under an obligating agreement. The amount, if any, we will ultimately have to fund is uncertain, but we have not historically been required to fund a significant amount of letters of credit. We record fees associated with letters of credit as a liability and recognize the fees as income over the period of the agreement. Fees recognized are included in other noninterest income. Fees generally approximate the initial fair value of the agreement. At year-end 2006, we did not have a significant amount of deferred fees related to these agreements.

At year-end 2006, we had $635 million of real estate construction loans and $348 million of unfunded commitments to single-asset entities we believe meet the definition of a variable interest entity. These arrangements are common in commercial real estate construction and our involvement as a lender is in the customary form. We believe the entities are variable-interest entities because we believe each entities’ equity investment at risk is insufficient to permit the entity to finance its activities without additional subordinated financial support. All of these loans and commitments involve subordinated financial support in the form of pre-arranged sale or refinancing commitments from substantive third parties unrelated to us or any of our affiliates, or include guarantees from financially strong third parties who are developing the properties. We have evaluated these loans and commitments under FASB Interpretation No. 46(R). Based on this review, we concluded we are not the primary beneficiary of any of these entities because other parties will bear or benefit from the majority of the variability in fair value of each entities’ assets and cash flow. Our loss exposure is limited to the loan or committed amount.

We lease two aircraft to a third party under restructured lease agreements classified as operating leases. We classify the aircraft as other assets and are depreciating them over their remaining expected useful lives. The net carrying value of the aircraft was $26 million at year-end 2006, and we anticipate the carrying value will be $11 million at the end of the lease terms in 2009.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Activity in the allowance for credit losses was:

	For the Year
	2006	2005	2004
	(In millions)

Loans:
Balance at beginning of year	$74	$85	$111
Provision (credit) for loan losses	1	7	(12)
Charge-offs	(18)	(23)	(15)
Recoveries	8	5	8
Transfer to reserve for unfunded credit commitments	—	—	(7)

Balance at year-end	65	74	85

Unfunded credit commitments:
Balance at beginning of year	7	7	—
Provision for commitment-related credit losses	—	3	—
Charge-offs	—	(3)	—
Transfer from allowance for loan losses	—	—	7

Balance at year-end	7	7	7

Combined allowances for credit losses at year-end	$72	$81	$92

Provision (credit) for:
Loan losses	$1	$7	$(12)
Commitment-related credit losses	—	3	—

Combined provision (credit) for credit losses	$1	$10	$(12)

Information about the unpaid principal balance of past due, nonaccrual, restructured, and impaired loans follows:

	At Year-End
	2006	2005
	(In millions)

Past due 90 days or more and accruing interest	$5	$8
Recorded investment in nonaccrual loans	26	35
Restructured loans included in nonaccrual loans	1	1
Impaired loans included in nonaccrual loans	1	1
Average recorded investment in impaired loans	2	4

We did not recognize a significant amount of interest income on impaired loans in 2006, 2005, or 2004. Interest income we would have recognized on nonaccrual loans, had they been performing in accordance with contractual terms, was not significant in 2006, 2005, or 2004. We recognized $3 million in 2006, $4 million in 2005, and $6 million in 2004 in interest income on loans that we previously classified as nonaccrual but paid in full.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 —	Securities

Securities consist of:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
	(In millions)

At year-end 2006:
Available-for-sale
Mortgage-backed securities:
U.S. Government	$17	$—	$—	$17
U.S. Government Sponsored Enterprises (FNMA, FHLMC)	496	6	(4)	498
Private issuer	6	—	—	6

	519	6	(4)	521
U.S. Government debt securities	4	—	—	4
Equity securities	4	—	—	4

	$527	$6	$(4)	$529

Held-to-maturity
Mortgage-backed securities:
U.S. Government	$79	$—	$(1)	$78
U.S. Government Sponsored Enterprises (FNMA, FHLMC)	1,725	3	(21)	1,707
Private issuer	3,049	21	(3)	3,067

	$4,853	$24	$(25)	$4,852

At year-end 2005:
Available-for-sale
Mortgage-backed securities:
U.S. Government	$21	$—	$—	$21
U.S. Government Sponsored Enterprises (FNMA, FHLMC)	615	8	(4)	619
Private issuer	7	—	—	7

	643	8	(4)	647
U.S. Government debt securities	3	—	—	3
Equity securities	4	—	—	4

	$650	$8	$(4)	$654

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
	(In millions)

Held-to-maturity
Mortgage-backed securities:
U.S. Government	$115	$—	$(1)	$114
U.S. Government Sponsored Enterprises (FNMA, FHLMC)	2,276	3	(35)	2,244
Private issuer	3,167	1	(14)	3,154

	$5,558	$4	$(50)	$5,512

Mortgage loans underlying mortgage-backed securities we hold have adjustable interest rates and generally have initial contractual maturities ranging from 15 to 40 years with principal and interest installments due monthly. The actual maturities of mortgage-backed securities may differ from the contractual maturities of the underlying loans because issuers or mortgagors may have the right to call or prepay their securities or loans. The securitized assets underlying these securities are single-family residential loans.

The mortgage-backed securities we purchased in 2006 and 2005, and a portion of the securities we have purchased in prior years, have Option ARMs as the underlying assets. The outstanding principal balance of these securities at year-end 2006 was $3.4 billion. Of these securities, $581 million are issued by U.S. Government Sponsored Enterprises (FNMA, FHLMC) and the remaining $2.8 billion are senior tranches issued by private issuer institutions.

At year-end 2006, all of the private issuer securities we own carried AAA ratings by two different nationally recognized securities rating organizations and none have been subsequently downgraded.

At year-end 2006, we held $165 million and at year-end 2005, we held $221 million of securities formed by pooling loans that we previously held in our loan portfolio. Included in these amounts were $83 million that we formed by pooling loans in 2005. We did not retain any securities formed by pooling loans in 2006. We record these securities at the carrying value of the mortgage loans at the time of securitization.

At year-end 2004, the carrying value of available-for-sale mortgage-backed securities, debt securities, and equity securities were $835 million, $2 million, and $4 million. The carrying value of held-to-maturity mortgage-backed securities at year-end 2004 was $3.9 billion.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Analysis of securities we hold with gross unrealized losses at year-end 2006, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, follows:

	Less Than 12 Months		12 Months or More
		Gross		Gross
	Fair	Unrealized	Fair	Unrealized
	Value	(Losses)	Value	(Losses)
	(In millions)

Available-for-sale
Mortgage-backed securities:
U.S. Government Sponsored Enterprises	$3	$—	$167	$(4)

Held-to-maturity
Mortgage-backed securities:
U.S. Government	$2	$—	$54	$(1)
U.S. Government Sponsored Enterprises	41	—	1,380	(21)
Private issuer	216	—	257	(3)

	$259	$—	$1,691	$(25)

	$262	$—	$1,858	$(29)

We consider the unrealized losses temporary because:

•	The unrealized losses are, in general, a result of changes in market interest rates and not changes in credit quality. We do not believe any of these unrealized losses are related to credit or other concerns about the collectibility of contractual amounts due.

•	The mortgage-backed securities cannot be settled at maturity or through prepayment in a way that would preclude recovery of substantially all of our recorded investment. We do not have significant purchase premiums on the securities. Additionally, we have no specific plans to sell these mortgage-backed securities and we have the ability and intent to hold them to maturity.

Note 6 —	Property and Equipment

Property and equipment consists of:

	Estimated	At Year-End
	Useful Lives	2006	2005
		(In millions)

Land	N/A	$50	$43
Buildings	10-40 years	157	147
Leasehold improvements	5-20 years	19	24
Furniture, fixtures, and equipment	3-10 years	73	90

		299	304
Less accumulated depreciation and amortization		(85)	(111)

		$214	$193

We lease equipment and facilities under operating lease agreements. Our future minimum rental commitments under non-cancelable leases with a remaining term in excess of one year, net of related sublease

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

income, were (in millions): 2007 — $9; 2008 — $8; 2009 — $7; 2010 — $7; 2011 — $6; and thereafter — $11. Total rent expense was $12 million in 2006, $14 million in 2005, and $20 million in 2004.

Note 7 —	Deposits

Deposits consist of:

	At Year-End
	2006	2005
	(In millions)

Noninterest-bearing demand	$845	$803
Interest-bearing demand	3,442	3,416
Savings deposits	192	223
Certificates of deposit	5,007	4,759

	$9,486	$9,201

Scheduled maturities of certificates of deposit at year-end 2006 were:

	$100,000	Less than
	or More	$100,000	Total
	(In millions)

3 months or less	$633	$1,213	$1,846
Over 3 through 6 months	513	1,095	1,608
Over 6 through 12 months	298	672	970
Over 12 months	155	428	583

	$1,599	$3,408	$5,007

At year-end 2006, the scheduled maturities of certificates of deposit were (in millions): 2007 — $4,424; 2008 — $223; 2009 — $265; 2010 — $31; 2011 — $63; and thereafter — $1.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 —	Borrowings

Information about our short-term (original maturities of 12 months or less) and long-term (original maturities greater than 12 months), Federal Home Loan Bank borrowings, repurchase agreements, and other borrowings follows:

	2006	2005	2004
	(Dollars in millions)

Short-term FHLB borrowings:
At year-end:
Balance	$3,772	$4,968	$2,055
Weighted average interest rate	5.2%	4.0%	2.1%
For the year:
Average daily balance	$4,212	$3,084	$2,161
Maximum month-end balance	$4,877	$4,968	$2,908
Weighted average interest rate	5.0%	3.4%	1.4%
Long-term FHLB borrowings:
At year-end:
Balance	$1,304	$1,924	$2,662
Weighted average interest rate	3.7%	3.7%	3.7%
Repurchase agreements:
At year-end:
Balance	$—	$—	$787
Weighted average interest rate	—	—	2.3%
For the year:
Average daily balance	$—	$144	$1,155
Maximum month-end balance	$—	$711	$1,696
Weighted average interest rate	—	2.5%	1.3%
Other borrowings:
Subordinated notes payable to trust (see Note 9):
At year-end:
Balance	$142	$—	$—
Weighted average interest rate	7.2%	—	—
Subordinated debentures and other:
At year-end:
Balance	$101	$101	$105
Weighted average interest rate	8.3%	6.5%	4.6%

Guaranty Bank’s borrowing under agreements with the Federal Home Loan Bank of Dallas (FHLB), are secured by a blanket-floating lien on certain of Guaranty Bank’s loans and by securities Guaranty Bank maintains on deposit at the FHLB.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stated maturities of our borrowings are:

	Payment Due or Expiring by Year
	Total	2007	2008	2009	2010	2011	Thereafter
	(In millions)

FHLB borrowings	$5,076	$4,727	$250	$99	$—	$—	$—
Subordinated notes payable to trust	142	—	—	—	—	—	142
Subordinated debentures and other borrowings	101	—	—	—	—	—	101

	$5,319	$4,727	$250	$99	$—	$—	$243

By year-end 2008, we will have the right to call $90 million of our subordinated debentures without a premium and, in January 2009, we will have the right to call the remaining $10 million without a premium.

Interest expense on borrowings consists of:

	For the Year
	2006	2005	2004
	(In millions)

Short-term FHLB borrowings	$209	$103	$31
Long-term FHLB borrowings	61	84	107
Repurchase agreements	—	4	15
Subordinated notes payable to trust (Note 9)	2	—	—
Subordinated debentures and other borrowings	9	7	5
Preferred stock issued by subsidiaries (Note 9)	21	17	12

	$302	$215	$170

Note 9 —	Preferred Stock Issued by Subsidiaries and Subordinated Notes Payable to Trust

Preferred Stock Issued by Subsidiaries

At year-end 2006, Guaranty Bank had two subsidiaries that qualified as real estate investment trusts, Guaranty Preferred Capital Corporation (GPCC) and Guaranty Preferred Capital Corporation II (GPCC II). Both were authorized to issue floating rate and fixed rate preferred stock. These preferred stocks had a liquidation preference of $1,000 per share, dividends that were non-cumulative and payable when declared, and were automatically exchanged into Guaranty Bank’s preferred stock under similar terms and conditions if federal banking regulators determine that Guaranty Bank became undercapitalized or an administrative body took an action that prevented GPCC or GPCC II from paying full quarterly dividends or redeeming any preferred stock. GPCC had outstanding 225,000 shares of floating rate preferred stock. GPCC II had outstanding 35,000 shares of floating rate preferred stock and 45,000 shares of 9.15% fixed rate preferred stock.

At year-end 2006, the liquidation preference of the outstanding preferred stock issued by the subsidiaries was $305 million and is included in preferred stock issued by subsidiaries. Dividends paid on this preferred stock were $21 million in 2006, $17 million in 2005, and $12 million in 2004, and are included in interest expense on borrowed funds. The weighted average dividend rate paid to GPCC preferred shareholders was 6.53% in 2006, 4.71% in 2005, and 2.85% in 2004. The weighted average floating dividend rate paid to GPCC II floating rate preferred shareholders was 7.51% in 2006, 5.69% in 2005, and 3.83% in 2004.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2007, we redeemed all of the GPCC and GPCC II preferred stock for $1,000 per share cash or $305 million.

Subordinated Notes Payable to Trust

To affect the redemption in 2007 of our preferred stock issued by subsidiaries, we formed a trust to issue preferred securities to third parties and lend the proceeds to us. We do not consolidate the trust because we are not the primary beneficiary. At year-end 2006, we had borrowed $142 million from the trust and purchased $4 million of the trust’s common securities. Our investment in the trust’s common securities is included in other assets, our debt to the trust is included in subordinated notes payable to trust, and interest paid on the subordinated notes payable to trust is included in interest expense on borrowed funds. Our subordinated notes payable to trust have 30 year maturities, are callable after five years, and bear interest at variable rates equal to the stated dividend rates on the trust’s securities. The weighted average interest rate on the subordinated notes payable to trust was 7.24% at year-end 2006.

In 2007, we issued an additional $172 million in subordinated notes payable to trust. We used the proceeds from that and prior issuances to redeem all of the preferred stock issued by subsidiaries.

Note 10 —	Income Taxes

Income tax expense consists of:

	For the Year
	2006	2005	2004
	(In millions)

Current tax provision:
U.S. Federal	$(68)	$(56)	$(78)
State and other	(4)	(3)	(4)

	(72)	(59)	(82)

Deferred tax provision:
U.S. Federal	2	(7)	25
State and other	—	—	1

	2	(7)	26

Income tax expense	$(70)	$(66)	$(56)

Income taxes paid to Temple-Inland, net	$76	$76	$66

A reconciliation of the federal statutory rate to our effective income tax rate follows:

	For the Year
	2006	2005	2004

Federal statutory rate	35%	35%	35%
State, net of federal benefit	2%	1%	1%
Other	—	—	1%

Effective tax rate	37%	36%	37%

In 2006, the Internal Revenue Service completed the examinations of Temple-Inland’s tax returns through 2003.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of deferred taxes are:

	At Year-End
	2006	2005
	(In millions)

Deferred Tax Assets:
Allowance for loan losses	$24	$27
Property, equipment and intangible assets	9	4
Accruals not deductible until paid	8	9
Employee benefits	8	6
Other	13	16

	62	62

Deferred Tax Liabilities:
Investment in FHLB stock	(22)	(21)
Property leased to others	(12)	(15)
Unrealized gains on available-for-sale securities	(1)	(1)

	(35)	(37)

Net Deferred Tax Asset	$27	$25

We have not provided a deferred tax liability on $31 million of pre-1988 tax bad debt reserves. These reserves would be included in taxable income only if certain events occur, none of which are contemplated.

Note 11 —	Litigation

We are involved in various legal proceedings that arise from time to time in the ordinary course of doing business and believe we have established adequate reserves for any probable losses. We do not believe that the outcome of any of these proceedings should have a significant adverse effect on our financial position, long-term results of operations, or cash flow. It is possible; however, that charges related to these matters could be significant to our results or cash flow in any one accounting period.

Note 12 —	Segment Information

We currently operate in four business segments:

•	Commercial banking, which offers loan and other credit products to residential construction, commercial real estate construction, mortgage warehouse, energy, corporate, and middle market customers; manages our one-to-four family mortgage loan portfolio; and provides commercial deposit and cash management products and services.

•	Retail banking, which offers a broad range of financial products and services to consumers and small businesses, including traditional deposit services, lending products and non-deposit investment products, such as mutual funds and variable annuity products.

•	Insurance agency, which offers a comprehensive array of insurance products to consumer and commercial customers including property and casualty, workers’ compensation, health, and construction bonds, for which we receive agency commissions. We do not retain any underwriting risk. The agency also sells fixed annuity products.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Treasury, corporate and other, which includes our mortgage-backed security portfolio, third-party borrowings, the residual impact of funds transfer-pricing and expenses not allocated to other segments.

In 2006, we completed the exit of our mortgage banking segment which began in 2004 when we sold our third party mortgage servicing portfolio and eliminated our retail origination locations and in 2005 when we stopped our wholesale/broker origination activities.

We evaluate performance based on income before taxes and unallocated expenses. Unallocated expenses represent expenses managed on a company-wide basis and include share-based compensation, charges related to asset impairments and severance, and other expenses allocated to us by Temple-Inland but not directly attributable to us. Our internal management reporting, which is not necessarily comparable with other financial institutions, assigns balance sheet and income statement amounts to segments principally based on which segment has the primary relationship contact with the underlying customer. Segment interest income and interest expense are determined in accordance with GAAP on the assets and liabilities assigned to each segment. In addition, a funding cost for segment assets, and earning credits for the segment liabilities is assigned to determine segment net interest income. Funding costs and earnings credits are determined using an internal funds transfer-pricing methodology based on market prices for marginal wholesale funding of the applicable duration. The provision for credit losses included in each segment is based on an evaluation of the adequacy of the allowance for credit losses associated with the segment’s loans. Administrative, technology, and other support expenses are allocated to each segment using internally developed methodologies. When we revise our methodologies to reflect improved information or different measures we do not recast prior periods.

We operate entirely within the United States, all of our revenues are derived domestically, and all of our property and equipment is located in the United States. No single customer accounts for more than 10% of our consolidated revenues.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Treasury,
	Commercial	Retail	Insurance	Mortgage	Corporate
	Banking	Banking	Agency	Banking	and Other		Total
	(In millions)

For the year 2006:
Net interest income	$292	$134	$—	$1	$(15)		$412
(Provision) credit for credit losses	5	(2)	—	(1)	(3)		(1)
Noninterest income	40	54	69	2	3		168
Revenues from other segments	—	11	—	—	(11)		—
Noninterest expense	(80)	(202)	(59)	(19)	(28	)(a)	(388)

Segment operating income/Income before taxes	$257	$(5)	$10	$(17)	$(54)		$191
Average assets	$10,003	$532	$91	$98	$6,110		$16,834
Goodwill	—	107	34	—	—		141
Depreciation and amortization	7	16	2	—	3		28
Capital expenditures	2	33	1	—	7		43

For the year 2005:
Net interest income	$288	$106	$—	$5	$(3)		$396
(Provision) credit for credit losses	(6)	(1)	—	(1)	(2)		(10)
Noninterest income	39	49	65	21	6		180
Revenues from other segments	—	10	—	—	(10)		—
Noninterest expense	(77)	(181)	(55)	(53)	(18	)(a)	(384)

Segment operating income/Income before taxes	$244	$(17)	$10	$(28)	$(27)		$182
Average assets	$10,220	$517	$80	$407	$5,056		$16,280
Goodwill	19	107	33	—	—		159
Depreciation and amortization	8	16	2	2	3		31
Capital expenditures	1	38	1	—	1		41

For the year 2004:
Net interest income	$301	$55	$—	$17	$33		$406
(Provision) credit for credit losses	14	(2)	—	—	—		12
Noninterest income	42	44	50	131	—		267
Revenues from other segments	—	8	—	12	(20)		—
Noninterest expense	(97)	(163)	(41)	(202)	(31	)(a)	(534)

Segment operating income/Income before taxes	$260	$(58)	$9	$(42)	$(18)		$151
Average assets	$10,637	$427	$64	$691	$5,049		$16,868
Goodwill	19	107	20	—	—		146
Depreciation and amortization	11	14	1	4	3		33
Capital expenditures	3	32	—	4	2		41

(a)	Includes unallocated expenses of:

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year
	2006	2005	2004
	(In millions)

Share-based compensation	$(7)	$(4)	$(2)
Charges related to asset impairments and severance	(11)	(5)	(34)
Expenses allocated to us by Temple-Inland but not directly attributable to us	(11)	(8)	(7)
Other	1	(1)	12

	$(28)	$(18)	$(31)

Note 13 —	Mortgage Loan Servicing

We sold our entire third-party mortgage servicing portfolio in December 2004 and recognized a loss of $11 million, which is included in charges related to asset impairments and severance in noninterest expense.

Note 14 —	Noninterest Expense

Over the last three years, we took actions to reduce costs and our exposure to changing market conditions, including a slow-down in mortgage refinancing activity.

In 2006, we sold our asset-based lending operations. As a result, we recognized goodwill impairment of $6 million and related severance and other costs of $2 million. In addition, we incurred $3 million in severance related to the repositioning of our mortgage origination activities.

In late 2005, we eliminated our wholesale origination network. These actions affected 250 employees and resulted in the sale or closure of 11 mortgage origination outlets subsequent to year-end 2005. In 2004, we repositioned our mortgage origination activities and we sold our third-party mortgage servicing rights. As a result, we closed or sold 145 mortgage origination outlets and terminated over 1,300 employees.

Charges related to asset impairments and severance included in noninterest expense consist of:

	For the Year
	2006	2005	2004
	(In millions)

Severance	$5	$2	$9
Loss on closure of origination facilities	—	—	11
Loss on sale of mortgage servicing rights	—	—	11
Goodwill impairment	6	—	—
Other	—	3	3

	$11	$5	$34

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the activity within our accruals for exit costs follows:

	Beginning		Cash	Year-
	of Year	Additions	Payments	End
	(In millions)

For the year 2006:
Involuntary employee terminations	$2	$5	$(7)	$—
Contract termination penalties	1	—	—	1
Other	3	—	—	3

	$6	$5	$(7)	$4

For the year 2005:
Involuntary employee terminations	$3	$2	$(3)	$2
Contract termination penalties	2	—	(1)	1
Other	6	—	(3)	3

	$11	$2	$(7)	$6

For the year 2004:
Involuntary employee terminations	$—	$9	$(6)	$3
Contract termination penalties	—	2	—	2
Other	—	8	(2)	6

	$—	$19	$(8)	$11

Other noninterest expense consists of:

	For the Year
	2006	2005	2004
	(In millions)

Shared services allocation from Temple-Inland	$31	$25	$25
Furniture, fixtures, and equipment	16	20	22
Advertising and promotional	15	20	22
Professional services	12	16	21
Travel and other employee costs	11	12	11
Postage, printing, and supplies	8	9	13
Depreciation of assets leased to others	6	6	8
Other	52	46	49

	$151	$154	$171

Note 15 —	Share-Based Compensation

We participate in Temple-Inland’s share-based compensation plans and as a result certain of our employees received share-based compensation awards under those plans. Those shareholder-approved share-based compensation plans permit awards to key employees in the form of restricted or performance units, restricted stock, or options to purchase shares of Temple-Inland’s common stock. The awards are generally granted annually in February.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

After the spin-off, our employees will no longer participate in the Temple-Inland share-based compensation plans. It is anticipated that all outstanding share-based awards will be adjusted into three separate awards: one related to Forestar common stock, one related to Temple-Inland common stock, and one related to Guaranty common stock. This adjustment is expected to be made so that immediately following the spin-off the number of shares relating to each award and, for options, the per share option exercise price of the original Temple-Inland stock option, will be proportionally allocated between Forestar, Guaranty, and Temple-Inland awards based on relative per share trading prices of their common stock immediately following the spin-off. All Forestar and Guaranty awards issued as part of this adjustment and the Temple-Inland awards will continue to be subject to their current vesting schedules.

The expense for the share-based compensation awards granted to our employees was allocated to us by Temple-Inland and is included in compensation and benefits in noninterest expense. Information about these Temple-Inland awards follows:

Restricted or performance units

Restricted or performance units generally have a three-year term; vest after three years from the date of grant or the attainment of stated ROI based performance goals, generally measured over a three-year period; and are settled in cash or common stock as determined on the date of grant. The restricted and performance units provide for accelerated vesting upon retirement, death, disability, or if there is a change in control. A bonus deferral plan is also offered that can be settled in cash or stock. A summary of activity for 2006 follows:

		Weighted
	Temple-	Average Grant	Aggregate
	Inland	Date Fair Value	Current
	Shares	Per Share	Value
	(In thousands)		(In millions)

Not vested beginning of 2006	89	$31
Granted	111	46
Vested	(1)	38
Forfeited	(19)	37

Not vested year-end 2006	180	40	$8

Not vested year-end 2006 subject to:
Time vesting requirements	147		$7
Performance requirements	33		1

	180		$8

Not vested year-end 2006 to be settled in:
Cash	112		$5
Stock	68		3

	180		$8

The fair value of units vested and to be settled in cash was $2 million at year-end 2006. There were no awards settled in cash in 2006, 2005, or 2004.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted stock

Restricted stock awards generally vest after three to six years, and provide for accelerated vesting upon retirement, death, disability, or if there is a change in control. Compensation costs are recognized ratably over the service period. There were no restricted stock awards granted in 2006. There were 88,050 restricted stock awards outstanding at year-end 2006 with a weighted average grant date fair value of $33.18 per share and an aggregate current value of $4 million or $46.03 per share. The fair value of restricted stock vested in 2006 was less than $1 million.

Stock options

Stock options have a ten-year term, generally become exercisable ratably over four years and provide for accelerated or continued vesting upon retirement, death, disability, or if there is a change in control. Options are granted with an exercise price equal to the market value of our common stock on the date of grant. A summary of activity for 2006 follows:

			Weighted	Aggregate
		Weighted	Average	Intrinsic Value
		Average	Remaining	(Current Value
	Temple-Inland	Exercise Price	Contractual	Less Exercise
	Shares	Per Share	Term	Price)
	(In thousands)		(In years)	(In millions)

Outstanding beginning of 2006	1,205	$28
Granted	245	46
Exercised	(445)	27
Forfeited	(111)	33

Outstanding year-end 2006	894	33	7	$12

Exercisable year-end 2006	381	27	5	$7

The intrinsic value of options exercised was $8 million in 2006, $6 million in 2005, and $4 million in 2004.

Temple-Inland estimated the fair value of the options granted using the Black-Scholes-Merton option-pricing model and the following assumptions:

	For the Year
	2006	2005	2004

Expected dividend yield	2.4%	2.3%	2.9%
Expected stock price volatility	25.1%	28.2%	28.8%
Risk-free interest rate	4.4%	4.2%	4.4%
Expected life of options in years	6	8	8
Weighted average estimated fair value of options granted	$11.53	$11.13	$8.31

The expected life of options was based on historical experience. The expected stock price volatility was based on historical prices of Temple-Inland’s common stock for a period corresponding to the expected life of the options with appropriate consideration given to current conditions and events. Historical data was used to estimate pre-vesting forfeitures stratified into two groups based on job level. It is likely that estimates used to determine the fair value of our share-based compensation awards will differ in the future.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Share-based compensation expense

Pre-tax share-based compensation expense allocated to us by Temple-Inland consists of:

	For the Year
	2006	2005	2004
	(In millions)

Restricted or performance units — cash	$2	$—	$—
Restricted or performance units — stock	3	2	1
Stock options	2	2	1

Pre-tax share-based compensation expense	$7	$4	$2

There was no share-based compensation capitalized in 2006, 2005, or 2004.

The fair value of awards granted to retirement-eligible employees and expensed at the date of grant was less than $1 million in 2006, all of which was related to stock options.

Unrecognized share-based compensation for all awards not vested was $7 million at year-end 2006. It is likely that this cost will be recognized as expense over the next four years.

Note 16 —	Benefit Plans

Our defined contribution plans include a 401(k) matching plan and a qualified retirement plan that covers substantially all employees, which are fully funded. We also have a supplemental defined contribution plan for key employees which is unfunded. The annual expense of our defined contribution plans was $8 million in 2006, $6 million in 2005, and $11 million in 2004.

The unfunded liability for our supplemental defined contribution plan was $2 million at year-end 2006 and at year-end 2005 and is included in other liabilities.

In addition, some of our employees participate in Temple-Inland’s pension and post retirement plans, the cost of which is allocated to us and was not significant in 2006, 2005 or 2004. After the spin-off, our employees will no longer participate in Temple-Inland’s pension and post retirement plans and will not accrue any additional benefits. The liability for their benefits as of the spin-off date will be retained by Temple-Inland.

Note 17 —	Capital Adequacy and Other Regulatory Matters

Guaranty Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. The payment of dividends from Guaranty Bank is subject to proper regulatory notification or approval.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Guaranty Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items such as unfunded credit commitments, as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. At year-end 2006, Guaranty Bank met or exceeded all of its capital adequacy requirements.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At year-end 2006, Guaranty Bank was “well-capitalized.” The following table sets forth actual capital amounts and ratios along with the minimum capital amounts and ratios Guaranty Bank must maintain to meet capital adequacy requirements and to be categorized as “well-capitalized.”

			For Capital Adequacy			For Categorization As
	Actual		Requirements			“Well-Capitalized”
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in millions)

At year-end 2006:

Total Risk-Based Ratio (Risk-based capital/Total risk-weighted assets)	$1,297	10.52%	≥$	987	≥8.00%	≥$	1,234	≥10.00%

Tier 1 (Core) Risk-Based Ratio (Core capital/Total risk-weighted assets)	$1,225	9.93%	≥$	493	≥4.00%	≥$	740	≥6.00%

Tier 1 (Core) Leverage Ratio (Core capital/Adjusted tangible assets)	$1,225	7.62%	≥$	643	≥4.00%	≥$	804	≥5.00%

Tangible Ratio (Tangible equity/Tangible assets)	$1,225	7.62%	≥$	321	≥2.00%		N/A	N/A

At year-end 2005:

Total Risk-Based Ratio (Risk-based capital/Total risk-weighted assets)	$1,293	10.54%	≥$	981	≥8.00%	≥$	1,227	≥10.00%

Tier 1 (Core) Risk-Based Ratio (Core capital/Total risk-weighted assets)	$1,213	9.89%	≥$	491	≥4.00%	≥$	736	≥6.00%

Tier 1 (Core) Leverage Ratio (Core capital/Adjusted tangible assets)	$1,213	6.94%	≥$	699	≥4.00%	≥$	874	≥5.00%

Tangible Ratio (Tangible equity/Tangible assets)	$1,213	6.94%	≥$	350	≥2.00%		N/A	N/A

At year-end 2006, $303 million of the preferred stock issued by subsidiaries qualified as core capital and the remainder qualified as Tier 2 capital. We have obtained OTS approval to include amounts raised through the subordinated notes payable to trust in regulatory capital similar to the preferred stock issued by subsidiaries upon redemption of the preferred stock issued by subsidiaries.

The federal banking agencies have published for comment potential changes to capital adequacy guidelines and risk-weightings. The ultimate changes that may be applicable to Guaranty Bank are not yet known, but we do not anticipate them to result in a change in Guaranty Bank’s capital categorization.

As a result of corrective actions taken by Guaranty Bank, in April 2006 the OTS terminated a consent order entered into in 2004 related to findings and required corrective actions associated with Guaranty Bank’s mortgage origination activities.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of Guaranty Bank’s stockholder’s equity and risk-based regulatory capital follows:

	At Year-End
	2006	2005
	(In millions)

Guaranty Bank stockholder’s equity	$1,091	$1,099
Preferred stock issued by subsidiaries	303	303
Intangible assets	(168)	(187)
Unrealized gains on securities, net of tax	(1)	(2)

Tangible equity (core capital)	1,225	1,213
Includable allowances for credit losses	71	79
Preferred stock issued by subsidiaries	2	2
Other	(1)	(1)

Risk-based capital	$1,297	$1,293

Note 18 —	Summary of Quarterly Results of Operations (Unaudited)

Selected quarterly financial results for 2006 and 2005 were:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2006	(In millions)

Interest income	$241	$253	$249	$254
Interest expense	(137)	(146)	(149)	(153)

Net interest income	104	107	100	101
(Provision) credit for credit losses	(2)	2	(1)	—

Net interest income after (provision) credit for credit losses	102	109	99	101
Noninterest income	42	44	43	39
Noninterest expense	(102)	(104)	(91)	(91)

Income before taxes(a)	42	49	51	49
Income tax expense	(16)	(19)	(19)	(16)

Net income	$26	$30	$32	$33

(a)	Income before income taxes includes the following charges related to asset impairments and severance associated with sale of asset-based operations and repositioning of our mortgage origination activities:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In millions)

Severance	$3	$1	$2	$(1)
Goodwill impairment	—	6	—	—

	$3	$7	$2	$(1)

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2005	(In millions)

Interest income	$179	$188	$209	$224
Interest expense	(84)	(91)	(106)	(123)

Net interest income	95	97	103	101
(Provision) credit for credit losses	(2)	(8)	1	(1)

Net interest income after (provision) credit for credit losses	93	89	104	100
Noninterest income	43	51	47	39
Noninterest expense	(97)	(96)	(93)	(98)

Income before taxes(a)	39	44	58	41
Income tax expense	(15)	(15)	(21)	(15)

Net income	$24	$29	$37	$26

(a)	Income before taxes includes the following charges related to the repositioning of our wholesale mortgage origination activities.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Severance	$—	$—	$—	$2
Other	—	—	—	3

	$—	$—	$—	$5

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 19 —	Fair Value of Financial Instruments

Carrying value and the estimated fair value of our financial instruments are:

	At Year-End
	2006		2005
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(In millions)

Financial assets
Loans receivable	$9,617	$9,635	$9,845	$9,804
Mortgage-backed securities held-to-maturity:
U.S. Government and U.S. Government Sponsored Entities:
Market quotes	1,804	1,785	2,391	2,358
Private Issuer:
Internally valued	2,806	2,826	2,871	2,863
Market quotes	243	241	296	291

	4,853	4,852	5,558	5,512
Mortgage-backed securities available-for-sale:
U.S. Government and U.S. Government Sponsored Entities:
Market quotes	515	515	640	640
Private Issuer:
Market quotes	6	6	7	7

	521	521	647	647
Financial liabilities
Deposits	$9,486	$9,472	$9,201	$9,172
Federal Home Loan Bank borrowings	5,076	5,054	6,892	6,856
Fixed-rate, long-term debt	1	1	1	1
Other off-balance sheet instruments
Commitments to extend credit	$(7)	$(7)	$(7)	$(7)

Differences between carrying value and fair value are primarily due to instruments that provide fixed interest rates or contain fixed interest rate elements. Inherently, such instruments are subject to fluctuations in fair value due to subsequent movements in interest rates. The fair value of securities and off-balance sheet instruments are based on quoted market prices where available or on financial models using market-based inputs. At year-end 2006, we determined $2.8 billion of the fair value of our securities using financial models. We value other financial instruments using expected cash flows, discounted using rates that represent current rates for similar instruments. We excluded all other financial instruments from the table because they are either carried at fair value or have fair values that approximate their carrying amount due to their short-term nature or variable interest rates.

At year-end 2006, we had commitments to originate or purchase mortgage loans totaling $2 million and commitments to sell mortgage loans totaling $3 million.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 20 —	Parent Company Condensed Financial Information

Condensed financial information for Guaranty Financial Group Inc. with investments in our subsidiaries accounted for using the equity method follows:

Condensed Balance Sheets

	At Year-End
	2006	2005
	(In millions)

Assets
Investment in Guaranty Bank	$1,091	$1,099
Investment in other subsidiaries	(3)	2
Receivable from subsidiaries other than Guaranty Bank	137	—
Other assets	5	—

Total Assets	$1,230	$1,101

Liabilities
Subordinated notes payable to trust	$142	$—
Payable to subsidiaries other than Guaranty Bank	72	72
Other liabilities	1	12

Total Liabilities	215	84
Stockholder’s Equity	1,015	1,017

Total Liabilities and Stockholder’s Equity	$1,230	$1,101

Condensed Statements of Income

	For the Year
	2006	2005	2004
	(In millions)

Dividends from Guaranty Bank	$150	$25	$100
Expenses
Interest on subordinated notes payable to trust	(2)	—	—
Interest on borrowings from other subsidiaries	(5)	(5)	(3)

Total expenses	(7)	(5)	(3)

Income before taxes and equity in undistributed earnings of subsidiaries	143	20	97
Income tax benefit	2	—	—

Income before equity in undistributed earnings of subsidiaries	145	20	97

Equity in undistributed earnings of subsidiaries (distributions in excess of earnings of subsidiaries)	(24)	96	(2)

Net Income	$121	$116	$95

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Cash Flow

	For the Year
	2006	2005	2004
	(In millions)

CASH PROVIDED BY (USED FOR) OPERATIONS
Net income	$121	$116	$95
Adjustments:
Distributions in excess of earnings of subsidiaries (equity in undistributed earnings of subsidiaries)	24	(96)	2
Increase in receivable from subsidiaries other than Guaranty Bank	(137)	—	—
Other	(5)	5	3

	3	25	100

CASH PROVIDED BY (USED FOR) INVESTING
Additional investment in Guaranty Bank	(10)	—	—
Other	(4)	—	—

	(14)	—	—

CASH PROVIDED BY (USED FOR) FINANCING
Issuance of subordinated notes payable to trust	142	—	—
Dividends paid to Temple-Inland	(135)	(25)	(100)
Other	4	—	—

	11	(25)	(100)

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at year-end	$—	$—	$—

Note 21 —	Transactions with Temple-Inland

A summary of transactions with Temple-Inland that are included in our consolidated financial statements follows:

	For the Year
	2006	2005	2004
	(In millions)

Dividends	$135	$25	$100
Income taxes	70	66	56
Allocated expenses:
From Temple-Inland	38	29	27
To Temple-Inland	12	11	7
Capital contributions (distributions)	13	2	(1)

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	At Year-End
	2006	2005
	(In millions)

Amounts due from Temple-Inland	$8	$9
Deposits	7	7

We pay dividends to Temple-Inland based upon our earnings and capital needs and subject to certain regulations. We pay income taxes to Temple-Inland as if we filed a separate income tax return. We reimburse Temple-Inland for expenses incurred on our behalf and allocated to us. Additional allocated expenses incurred by Temple-Inland but not directly attributable to us were recognized as expense with a corresponding increase in additional paid-in capital, net of tax. Please read Note 1 for additional information.

A summary of allocated expenses from Temple-Inland follows:

	For the Year
	2006	2005	2004
	(In millions)

Information technology support	$14	$13	$12
Legal, human resources, and other administrative costs	7	6	6
Variable compensation	4	2	1
Accounting and finance	3	2	3
Internal audit, governance and other	3	2	3

	31	25	25
Share-based compensation	7	4	2

	$38	$29	$27

We charge Temple-Inland for rent, taxes, insurance, and utilities in accordance with the terms of an operating lease agreement, and for insurance management services. We billed Temple-Inland $7 million in 2006, $6 million in 2005 and $5 million in 2004 for these services.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 22 —	Other Information (Unaudited)

Additional expenses incurred on our behalf by Temple-Inland have been allocated to us. As a result, the amounts previously reported by Temple-Inland in the financial services summarized financial statement differ from those included in this Form 10. A reconciliation follows:

	As originally
	reported by
	Temple-Inland in
	Financial Services
	Summarized			As reported in this
	Financial		Allocated	Form 10 for
	Statements	Reclassification(a)	Expenses(b)	Guaranty
	(In millions)

For the year or at year-end 2006:
Interest income and noninterest income	$1,169	$(4)	$—	$1, 165
Income (loss) before taxes	204	(2)	(11)	191
Total assets	16,251	(2)	3	16,252
For the year or at year-end 2005:
Interest income and noninterest income	$983	$(3)	$—	$980
Income (loss) before taxes	196	(2)	(12)	182
Total assets	17,691	(2)	3	17,692
For the year or at year-end 2004:
Interest income and noninterest income	$988	$(3)	$—	$985
Income (loss) before taxes	161	(1)	(9)	151
Total assets	16,122	(3)	1	16,120

(a)	Reclassified to reflect the transfer of several small real estate development projects to Temple-Inland. These reclassifications were made as if they had occurred at the beginning of the earliest period presented and they were made based on carrying values on historical amounts.

(b)	Please read Note 1 for additional information.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30,	Year-End
	2007	2006
	(In millions)

ASSETS
Cash and cash equivalents	$286	$372
Loans held for sale	20	23
Loans, net of allowance for losses of $72 in 2007 and $65 in 2006	9,470	9,617
Securities available-for-sale	888	529
Securities held-to-maturity	4,192	4,853
Investment in Federal Home Loan Bank stock	211	262
Property and equipment, net	222	214
Accounts, notes, and accrued interest receivable	103	104
Goodwill	141	141
Other intangible assets	23	26
Deferred income taxes	34	27
Other assets	106	84

TOTAL ASSETS	$15,696	$16,252

LIABILITIES
Deposits	$9,532	$9,486
Federal Home Loan Bank borrowings	4,582	5,076
Other liabilities	133	127
Other borrowings	101	101
Subordinated notes payable to trust	314	142
Preferred stock issued by subsidiaries	—	305

TOTAL LIABILITIES	14,662	15,237

STOCKHOLDER’S EQUITY	1,034	1,015

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$15,696	$16,252

Please read the notes to unaudited consolidated financial statements.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	First Six Months
	2007	2006
	(In millions)

INTEREST INCOME
Loans and loans held for sale	$346	$342
Securities available-for-sale	18	16
Securities held-to-maturity	117	126
Other earning assets	9	10

Total interest income	490	494

INTEREST EXPENSE
Deposits	(169)	(128)
Borrowed funds	(131)	(155)

Total interest expense	(300)	(283)

NET INTEREST INCOME	190	211
(Provision) credit for credit losses	2	—

NET INTEREST INCOME AFTER (PROVISION) CREDIT FOR CREDIT LOSSES	192	211

NONINTEREST INCOME
Insurance commissions and fees	32	36
Service charges on deposits	25	24
Operating lease income	4	4
Loan origination and sale of loans	—	2
Other	16	20

Total noninterest income	77	86

NONINTEREST EXPENSE
Compensation and benefits	(91)	(98)
Occupancy	(13)	(13)
Information systems and technology	(7)	(8)
Charges related to asset impairments and severance	—	(10)
Other	(76)	(77)

Total noninterest expense	(187)	(206)

INCOME BEFORE TAXES	82	91
Income tax expense	(31)	(35)

NET INCOME	$51	$56

Please read the notes to unaudited consolidated financial statements.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOW

	First Six Months
	2007	2006
	(In millions)

CASH PROVIDED BY (USED FOR) OPERATIONS
Net income	$51	$56
Adjustments:
Depreciation and amortization	9	8
Depreciation of assets leased to others	3	3
Amortization of core deposit and other intangible assets	3	3
Amortization and accretion of financial instrument discounts and premiums and deferred loan fees and origination costs, net	10	10
Provision (credit) for credit losses	(2)	—
Deferred income taxes	(6)	7
Changes in:
Loans held for sale:
Originations	(46)	(131)
Sales	49	374
Other	(7)	3

	64	333

CASH PROVIDED BY (USED FOR) INVESTING
Securities available-for-sale:
Purchases	(425)	(2)
Principal payments and maturities	64	67
Securities held-to-maturity:
Purchases	(142)	(351)
Principal payments and maturities	790	648
Redemption of Federal Home Loan Bank stock	58	—
Loans originated or acquired, net of collections	147	(20)
Capital expenditures	(23)	(21)
Other	(3)	—

	466	321

CASH PROVIDED BY (USED FOR) FINANCING
Deposits, net	46	76
Repurchase agreements and short-term borrowings, net	(60)	(617)
Payments of long-term Federal Home Loan Bank and other borrowings	(434)	(226)
Issuance of subordinated notes payable to trust	172	—
Dividends paid to Temple-Inland	(35)	(60)
Redemption of preferred stock issued by subsidiaries	(305)	—
Other	—	3

	(616)	(824)

Net increase (decrease) in cash and cash equivalents	(86)	(170)
Cash and cash equivalents at beginning of year	372	431

Cash and cash equivalents at end of period	$286	$261

Interest paid	$303	$286

Please read the notes to unaudited consolidated financial statements.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Summary of Significant Accounting Policies

Background

Guaranty Financial Group Inc. (formerly Temple-Inland Financial Services Inc.) is a wholly-owned subsidiary of Temple-Inland. The operations of Guaranty Financial Group Inc. comprise essentially all of the financial services operations of Temple-Inland. On February 26, 2007, Temple-Inland Inc. (Temple-Inland) announced that its Board of Directors had preliminarily approved a transformation plan which included the spin-off of its financial services operations to Temple-Inland shareholders as an independent publicly held company.

The terms “Guaranty,” “we,” or “our” in these financial statements refer to the financial services operations that will be spun off to Temple-Inland shareholders.

We are a financial services holding company that owns several subsidiaries, the most significant of which is Guaranty Bank, a federally-chartered savings bank. Guaranty Bank conducts consumer and commercial banking activities through banking centers in Texas and California and lends in diverse geographic markets. Our Texas banking centers are concentrated in the metropolitan areas of Austin, Dallas, Houston and San Antonio and our California banking centers are concentrated in the central valley and southern areas of the state. Guaranty Bank also conducts insurance agency operations though its subsidiary, Guaranty Insurance Services, Inc.

Basis of Presentation

Our consolidated financial statements include the accounts of Guaranty and its subsidiaries, the majority of which are wholly-owned. We eliminate all material intercompany accounts and transactions.

We prepare our financial statements in accordance with generally accepted accounting principles, which require us to make estimates and assumptions about future events. Actual results can, and probably will, differ from those we currently estimate. Examples of significant estimates include our analysis of allowance for loan losses and our assessment of goodwill and other intangible assets for impairment.

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. As information in this report relates to interim financial information, certain footnote disclosures have been condensed or omitted. In our opinion, the unaudited interim consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of our financial position, results of operations and cash flows for the periods presented. These consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for year-end 2006. The results of operations for the first six months of 2007 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year.

Historical earnings per share are not presented since the common stock of Guaranty that will be issued in the spin-off was not part of the capital structure of Temple-Inland for the periods presented. We will present basic and diluted earnings per share for Guaranty in the first report issued after the effective date of the spin-off.

New Accounting Pronouncement

Beginning January 2007, we adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). This pronouncement clarifies the accounting for and disclosure of uncertainties associated with certain aspects of measurement and recognition of income taxes. The adoption of FIN 48 did not result in any adjustments to our financial statements. At the beginning of 2007

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and at June 30, 2007, we had $2 million of unrecognized tax benefits, all of which would affect our effective tax rate if recognized.

Note 2 —	Loans

Loans consist of:

	June 30,	Year-End
	2007	2006
	(In millions)

Single-family mortgage	$1,915	$2,323
Single-family mortgage warehouse	583	795
Single-family construction	1,817	1,782
Multifamily and senior housing	1,270	1,270

Total residential housing	5,585	6,170
Commercial real estate	1,519	1,227
Commercial and business	1,086	1,012
Energy lending	1,218	1,117
Consumer and other	134	156

Total loans	9,542	9,682
Less allowance for loan losses	(72)	(65)

Loans, net	$9,470	$9,617

Single-family mortgages are made to homeowners and are secured by first liens on real estate. Our single-family mortgage loans include $540 million at June 30, 2007 and $677 million at year-end 2006 of adjustable-rate mortgages that have various monthly payment options (Option ARMs). These payment option loans generally allow the borrower to select from fully amortizing payments, interest-only payments, and payments less than the interest accrual rate, which result in negative amortization increasing the principal amount of the loan. Negative amortization is subject to various limitations, typically including a 110% maximum principal balance as a percent of original principal balance, which limits the loan-to-value ratio that can be reached. Interest income recognized and added to the principal balance of Option ARM loans was $3 million for first six months 2007 and $6 million for the first six months 2006.

At June 30, 2007, we had $4.5 billion of unfunded commitments on outstanding loans and $439 million in commitments to originate loans. To meet the needs of our customers, we also issue standby and other letters of credit. Our credit risk in issuing letters of credit is essentially the same as that involved in extending loans to customers. We hold collateral to support letters of credit when we believe appropriate. At June 30, 2007, we had issued outstanding letters of credit totaling $363 million. Of this amount, $361 million were standby letters of credit, with a weighted average term of approximately three years that represent our obligation to guarantee payment of a specified financial obligation or to make payments based on another entity’s failure to perform under an obligating agreement. The amount, if any, we will ultimately have to fund is uncertain, but we have not historically been required to fund a significant amount of letters of credit.

At June 30, 2007, we had $1.0 billion of real estate construction loans and $569 million of unfunded commitments to single-asset entities that met the definition of a variable interest entity. All of these loans and commitments are secured by financial guarantees or tri-party take out commitments from substantive third parties. We are not the primary beneficiary of any of these entities. Our loss exposure is limited to the loan or committed amount.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Activity in the allowance for credit losses was:

	First Six Months
	2007	2006
	(In millions)

Loans:
Balance at beginning of year	$65	$74
Provision (credit) for loan losses	(2)	—
Charge-offs	(3)	(8)
Recoveries	12	5

Balance at June 30	72	71

Unfunded credit commitments:
Balance at beginning of year	7	7
Provision for commitment-related credit losses	—	—
Charge-offs	—	—

Balance at June 30	7	7

Combined allowances for credit losses at June 30	$79	$78

Provision (credit) for:
Loan losses	$(2)	$—
Commitment-related credit losses	—	—

Combined provision (credit) for credit losses	$(2)	$—

Information about the unpaid principal balance of past due, nonaccrual, restructured, and impaired loans follows:

	June 30,	Year-End
	2007	2006
	(In millions)

Past due 90 days or more and accruing interest	$6	$5
Recorded investment in nonaccrual loans	29	26
Restructured loans included in nonaccrual loans	1	1
Impaired loans included in nonaccrual loans	1	1
Average recorded investment in impaired loans	1	2

We did not recognize a significant amount of interest income on impaired loans in the first six months 2007 or 2006. Interest income we would have recognized on nonaccrual loans, had they been performing in accordance with contractual terms, was not significant in the first six months 2007 or 2006.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 —	Securities

Securities consist of:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
	(In millions)

At June 30, 2007:
Available-for-sale
Mortgage-backed securities:
U.S. Government	$15	$—	$—	$15
U.S. Government Sponsored Enterprises (FNMA, FHLMC)	600	5	(4)	601
Private issuer	265	—	—	265

	880	5	(4)	881

U.S. Government debt securities	3	—	—	3
Equity securities	4	—	—	4

	$887	$5	$(4)	$888

Held-to-maturity
Mortgage-backed securities:
U.S. Government	$67	$—	$(1)	$66
U.S. Government Sponsored Enterprises (FNMA, FHLMC)	1,454	4	(14)	1,444
Private issuer	2,671	11	(3)	2,679

	$4,192	$15	$(18)	$4,189

The outstanding principal balance of securities with Option ARMs as the underlying assets at June 30, 2007 was $3.4 billion. Of these securities, $648 million are issued by U.S. Government Sponsored Enterprises (FNMA, FHLMC) and the remaining $2.7 billion are senior tranches issued by private issuer institutions.

At June 30, 2007, all of the private issuer securities we own carried AAA ratings by two different nationally recognized securities rating organizations and none have been subsequently downgraded.

Note 4 —	Deposits

Deposits consist of:

	June 30,	Year-End
	2007	2006
	(In millions)

Noninterest-bearing demand	$724	$845
Interest-bearing demand	3,713	3,442
Savings deposits	188	192
Certificates of deposit	4,907	5,007

	$9,532	$9,486

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 —	Borrowings

Information about our borrowings follows:

	June 30,	Year-End
	2007	2006
	(In millions)

Short-term FHLB borrowings	$3,712	$3,772
Long-term FHLB borrowings	870	1,304
Other borrowings:
Subordinated notes payable to trust	314	142
Subordinated debentures and other borrowings	101	101

Interest expense on borrowings consists of:

	First Six Months
	2007	2006
	(In millions)

Short-term FHLB borrowings	$93	$107
Long-term FHLB borrowings	18	33
Subordinated notes payable to trust	8	—
Subordinated debentures and other borrowings	5	5
Preferred stock issued by subsidiaries	7	10

	$131	$155

In 2007, we issued an additional $172 million in subordinated notes payable to trust. We used the proceeds from that issuance and prior issuances to redeem all of our preferred stock issued by subsidiaries. The weighted average interest rate on the subordinated notes payable to trust at June 30, 2007 was 7.22%

Note 6 —	Litigation

A class has been certified in an action pending in California alleging violations of that state’s laws related to the time in which a mortgage company is required to file a release of lien following payment of a mortgage on residential real estate. The penalty for a violation is $300 for violations prior to January 1, 2001 or $500 for violations after that date. We are currently reviewing the loan files for loans we serviced to determine the extent to which such violations occurred. We exited the mortgage loan servicing business in late 2004. We have established reserves that we believe are adequate for this matter, and we do not anticipate that the outcome in this case should have a material adverse effect on our financial position or long-term results of operations or cash flows.

We are involved in various other legal proceedings that arise from time to time in the ordinary course of doing business and believe we have established adequate reserves for any probable losses. We do not believe that the outcome of any of these proceedings should have a significant adverse effect on our financial position, long-term results of operations, or cash flow. It is possible, however, that charges related to these matters could be significant to our results or cash flow in any one accounting period.

Note 7 —	Segment Information

We currently operate in four business segments:

•	Commercial banking
•	Retail banking

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Insurance agency

•	Treasury, corporate and other

In 2006, we completed the exit of our mortgage banking segment.

We evaluate performance based on income before taxes and unallocated expenses. Unallocated expenses represent expenses managed on a company-wide basis and include share-based compensation, charges related to asset impairments and severance, and other expenses allocated to us by Temple-Inland but not directly attributable to us. Our internal management reporting, which is not necessarily comparable with other financial institutions, assigns balance sheet and income statement amounts to business segments principally based on which segment has the primary relationship contact with the underlying customer. Segment interest income and interest expense is determined in accordance with GAAP on the assets and liabilities assigned to each segment. In addition, a funding cost for segments assets, and earning credits for the segment liabilities is assigned to determine segment net interest income. Funding costs and earnings credits are determined using an internal funds transfer-pricing methodology based on market prices marginal for wholesale funding of the applicable duration. The provision for credit losses included in each segment is based on an evaluation of the adequacy of the allowance for credit losses associated with the segment’s loans. Administrative, technology, and other support expenses are allocated to each segment using internally developed methodologies. When we revise our methodologies to reflect improved information or different measures we do not recast prior period.

					Treasury,
	Commercial	Retail	Insurance	Mortgage	Corporate
	Banking	Banking	Agency	Banking	and Other		Total
	(In millions)

For the first six months 2007:
Net interest income	$138	$60	$—	$—	$(8)		$190
(Provision) credit for credit losses	2	(1)	—	—	1		2
Noninterest income	17	28	32	—	—		77
Revenues from other segments	—	4	—	—	(4)		—
Noninterest expense	(36)	(106)	(28)	(8)	(9	)(a)	(187)

Segment operating income / Income before taxes	$121	$(15)	$4	$(8)	$(20)		$82
Average assets	$9,607	$606	$93	$48	$5,372		$15,726
Goodwill	—	107	34	—	—		141
Depreciation and amortization	4	7	1	—	3		15
Capital expenditures	3	15	1	—	4		23

For the first six months 2006:
Net interest income	$149	$67	$—	$—	$(5)		$211
(Provision) credit for credit losses	4	(1)	—	(1)	(2)		—
Noninterest income	20	27	36	2	1		86
Revenues from other segments	—	5	—	—	(5)		—
Noninterest expense	(45)	(100)	(30)	(12)	(19	)(a)	(206)

Segment operating income / Income before taxes	$128	$(2)	$6	$(11)	$(30)		$91
Average assets	$10,245	$536	$97	$133	$6,351		$17,362
Goodwill	12	107	33	—	—		152
Depreciation and amortization	4	7	1	—	2		14
Capital expenditures	2	13	1	—	5		21

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a)	Includes unallocated expenses of:

	First
	Six Months
	2007	2006
	(In millions)

Share-based compensation	$(4)	$(4)
Charges related to asset impairments and severance	—	(10)
Expenses allocated to us by Temple-Inland but not directly attributable to us	(5)	(5)

	$(9)	$(19)

Note 8 —	Noninterest Expense

Charges related to asset impairments and severance included in noninterest expense consist of:

	First
	Six Months
	2007	2006
	(In millions)

Severance	$—	$4
Goodwill impairment	—	6

	$—	$10

A summary of the activity within our accruals for exit costs follows:

	Beginning		Cash	Period-
	of Year	Additions	Payments	End
	(In millions)

For the first six months 2007:
Involuntary employee terminations	$—	$—	$—	$—
Contract termination penalties	1	—	(1)	—
Other	3	—	—	3

	$4	$—	$(1)	$3

For the first six months 2006:
Involuntary employee terminations	$2	$4	$(5)	$1
Contract termination penalties	1	—	(1)	—
Other	3	—	—	3

	$6	$4	$(6)	$4

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other noninterest expense consists of:

	First
	Six Months
	2007	2006
	(In millions)

Shared services allocation from Temple-Inland	$15	$15
Furniture, fixtures, and equipment	8	8
Advertising and promotional	7	8
Professional services	4	6
Travel and other employee costs	5	6
Postage, printing, and supplies	4	4
Litigation charge	5	—
Depreciation of assets leased to others	3	3
Other	25	27

	$76	$77

Note 9 —	Share-Based Compensation

The expense for the share-based compensation awards granted to our employees was allocated to us by Temple-Inland and is included compensation and benefits in noninterest expense. Information about these Temple-Inland awards follows:

Restricted or performance units

Restricted or performance units generally have a three-year term; vest after three years from the date of grant or the attainment of stated ROI based performance goals, generally measured over a three-year period; and are settled in cash or common stock as determined on the date of grant. The restricted and performance units provide for accelerated vesting upon retirement, death, disability, or if there is a change in control. A summary of activity for 2007 follows:

		Weighted
	Temple-	Average Grant	Aggregate
	Inland	Date Fair Value	Current
	Shares	Per Share	Value
	(In thousands)		(In millions)

Not vested beginning of 2007	180	$40
Granted	152	53
Vested	(68)	30
Forfeited	(3)	43

Not vested June 30, 2007	261	50	$16

Restricted stock

There were 77,500 restricted stock awards outstanding at June 30, 2007 with a weighted average grant date fair value of $33.94 per share and an aggregate current value of $5 million. The fair value of restricted stock vested in first six months 2007 was less than $1 million.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock options

Stock options have a ten-year term, generally become exercisable ratably over four years and provide for accelerated or continued vesting upon retirement, death, disability, or if there is a change in control. Options are granted with an exercise price equal to the market value of our common stock on the date of grant. A summary of activity for the first six months 2007 follows:

			Weighted	Aggregate
		Weighted	Average	Intrinsic Value
	Temple-	Average	Remaining	(Current value
	Inland	Exercise Price	Contractual	less exercise
	Shares	Per Share	Term	price)
	(In thousands)		(In years)	(In millions)

Outstanding beginning of 2007	894	$33
Granted	266	51
Exercised	(205)	29
Forfeited	(11)	36

Outstanding at June 30, 2007	944	39	7	$22

Exercisable at June 30, 2007	363	29	5	$12

Temple-Inland estimated the fair value of the options granted using the Black-Scholes-Merton option-pricing model and the following assumptions:

	First Six Months
	2007	2006

Expected dividend yield	2.3%	2.4%
Expected stock price volatility	22.8%	25.1%
Risk-free interest rate	4.9%	4.4%
Expected life of options in years	6	6
Weighted average estimated fair value of options granted	$12.47	$11.53

Share-based compensation expense

Pre-tax share-based compensation expense allocated to us by Temple-Inland consists of:

	First Six Months
	2007	2006
	(In millions)

Restricted or performance units-cash	$2	$1
Restricted or performance units-stock	—	2
Stock options	2	1

Pre-tax share-based compensation expense	$4	$4

There was no share-based compensation capitalized in first six months 2007 or first six months 2006.

The fair value of awards granted to retirement-eligible employees and expensed at the date of grant was less than $1 million in first six months 2007, all of which is related to stock options.

Unrecognized share-based compensation for all awards not vested was $15 million at June 30, 2007. It is likely that this cost will be recognized as expense over the next four years.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10 —	Benefit Plans

The expense of our defined contribution plans was $4 million in first six months 2007 and $4 million in first six months 2006.

The unfunded liability for our supplemental defined contribution plan was $2 million at June 30, 2007 and at June 30, 2006 and is included in other liabilities.

Note 11 —	Capital Adequacy and Other Regulatory Matters

At June 30, 2007, Guaranty Bank was “well-capitalized.” The following table sets forth actual capital amounts and ratios along with the minimum capital amounts and ratios Guaranty Bank must maintain to meet capital adequacy requirements and to be categorized as “well-capitalized.”

			For Capital Adequacy			For Categorization As
	Actual		Requirements			“Well-Capitalized”
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in millions)
At June 30, 2007:
Total Risk-Based Ratio (Risk-based capital/Total risk-weighted assets)	$1,328	10.61%	≥$	1,002	≥8.00%		$1,252	≥10.00%

Tier 1 (Core) Risk-Based Ratio (Core capital/Total risk-weighted assets).	$1,252	10.00%	≥$	501	≥4.00%		$751	≥6.00%

Tier 1 (Core) Leverage Ratio (Core capital/Adjusted tangible assets)	$1,252	8.07%	≥$	620	≥4.00%		$775	≥5.00%

Tangible Ratio (Tangible equity/Tangible assets)	$1,252	8.07%	≥$	310	≥2.00%		N/A	N/A

At year-end 2006:
Total Risk-Based Ratio (Risk-based capital/Total risk-weighted assets)	$1,297	10.52%	≥$	987	≥8.00%	≥$	1,234	≥10.00%

Tier 1 (Core) Risk-Based Ratio (Core capital/Total risk-weighted assets)	$1,225	9.93%	≥$	493	≥4.00%	≥$	740	≥6.00%

Tier 1 (Core) Leverage Ratio (Core capital/Adjusted tangible assets)	$1,225	7.62%	≥$	643	≥4.00%	≥$	804	≥5.00%

Tangible Ratio (Tangible equity/Tangible assets)	$1,225	7.62%	≥$	321	≥2.00%		N/A	N/A

At June 30, 2007, $305 million of our subordinated notes payable to trust qualified as regulatory capital.

The federal banking agencies have published for comment potential changes to capital adequacy guidelines and risk-weightings. The ultimate changes that may be applicable to Guaranty Bank are not yet known, but we do not anticipate them to result in a change in Guaranty Bank’s capital categorization.

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of Guaranty Bank’s stockholder’s equity and regulatory capital follows:

	June 30,	Year-End
	2007	2006
	(In millions)

Guaranty Bank stockholder’s equity	$1,112	$1,091
Preferred stock issued by subsidiaries	—	303
Preferred stock issued by subsidiary related to subordinated notes payable to trust	305	—
Intangible assets	(165)	(168)
Unrealized gains on securities, net of tax	—	(1)

Tangible equity (core capital)	1,252	1,225
Includable allowances for credit losses	78	71
Preferred stock issued by subsidiaries	—	2
Other	(2)	(1)

Risk-based capital	$1,328	$1,297

Note 12 —	Fair Value of Financial Instruments

Carrying value and the estimated fair value of our financial instruments are:

	June 30,		Year-End
	2007		2006
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(In millions)

Financial assets
Loans receivable	$9,470	$9,505	$9,617	$9,635
Mortgage-backed securities held-to-maturity:
U.S. Government and U.S. Government Sponsored Entities:
Market quotes	1,521	1,510	1,804	1,785
Private Issuer:
Internally valued	2,452	2,462	2,806	2,826
Market quotes	219	217	243	241

	4,192	4,189	4,853	4,852
Mortgage-backed securities available-for-sale:
U.S. Government and U.S. Government Sponsored Entities:
Market quotes	616	616	515	515
Private Issuer:
Internally valued	260	260	—	—
Market quotes	5	5	6	6

	881	881	521	521
Financial liabilities
Deposits	$9,532	$9,499	$9,486	$9,472
Federal Home Loan Bank borrowings	4,582	4,568	5,076	5,054
Fixed-rate, long-term debt	1	1	1	1
Other off-balance sheet instruments
Commitments to extend credit	$(7)	$(7)	$(7)	$(7)

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Differences between carrying value and fair value are primarily due to instruments that provide fixed interest rates or contain fixed interest rate elements. Inherently, such instruments are subject to fluctuations in fair value due to subsequent movements in interest rates. The fair value of securities and off-balance sheet instruments are based on quoted market prices where available or on financial models using market-based inputs. At June 30, 2007, we determined $2.5 billion of the fair value of our securities using financial models. We value other financial instruments using expected cash flows, discounted using rates that represent current rates for similar instruments. We excluded all other financial instruments from the table because they are either carried at fair value or have fair values that approximate their carrying amount due to their short-term nature or variable interest rates.

At June 30, 2007, we had commitments to originate or purchase mortgage loans totaling $11 million and commitments to sell mortgage loans totaling $18 million.

Note 13 —	Transactions with Temple-Inland

A summary of transactions with Temple-Inland that are included in our consolidated financial statements follows:

	First
	Six Months
	2007	2006
	(In millions)

Dividends	$35	$60
Income taxes	31	35
Allocated expenses:
From Temple-Inland	19	19
To Temple-Inland	6	5
Capital contributions	4	11

	At June 30,
	2007	2006
	(In millions)

Amounts due from Temple-Inland	$4	$8
Deposits	6	11

A summary of allocated expenses from Temple-Inland follows:

	First
	Six Months
	2007	2006
	(In millions)

Information technology support	$8	$7
Legal, human resources, and other administrative costs	3	4
Variable compensation	1	1
Accounting and finance	1	1
Internal audit and governance	1	1
Supply chain	1	1

	15	15
Share-based compensation	4	4

	$19	$19

GUARANTY FINANCIAL GROUP INC.
(a wholly owned subsidiary of Temple-Inland Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We charge Temple-Inland for rent, taxes, insurance, and utilities in accordance with the terms of an operating lease agreement, and for insurance management services. We billed Temple-Inland $4 million first six months 2007 and $3 million first six months 2006 for these services.

Note 14 —	Other Information (Unaudited)

Additional expenses incurred on our behalf by Temple-Inland have been allocated to us. As a result, the amounts previously reported by Temple-Inland in the financial services summarized financial statements differ from those included in this Form 10. A reconciliation follows:

	As Originally
	Reported by
	Temple-Inland in			As Reported
	Financial Services			in This
	Summarized		Allocated	Form 10
	Financial Statements	Reclassification(a)	Expenses(b)	for Guaranty
	(In millions)

For the first six months or at June 30, 2007:
Interest income and noninterest income	$571	$(4)	$—	$567
Income (loss) before taxes	88	(1)	(5)	82
Total assets	15,695	(2)	3	15,696

For the first six months or at June 30 2006:
Interest income and noninterest income	$582	$(2)	$—	$580
Income (loss) before taxes	101	(1)	(9)	91
Total assets	16,910	(2)	3	16,911

(a)	Reclassified to reflect the transfer of several small real estate development projects to Temple-Inland. These reclassifications were made as if they had occurred at the beginning of the earliest period presented at carrying value on historical amounts.

(b)	Represents an allocation of expenses incurred by Temple-Inland but not directly attributable to us.